As filed with the Securities and Exchange Commission on ___________
Registration Statement No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lightspace Corporation
(Name of Registrant in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	04-3572975 (I.R.S. Employer Identification Number)

529 Main Street, Suite 330 Boston, Massachusetts 02129 617.868.1700 • Fax 617.242.1440 (Address and telephone number of principal executive offices)	529 Main Street, Suite 330 Boston, Massachusetts 02129 (Address of principal place of business)

Gary Florindo
Lightspace Corporation
529 Main Street, Suite 330
Boston, Massachusetts 02129
617.868.1700 • Fax 617.242.1440
(Name, address and telephone number of agent for service)

Copies to:
James Kardon, Esq. Hahn & Hessen LLP 488 Madison Avenue New York, New York 10022 212.478.7200 • Fax 212.478.7400
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

(See following page)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

LIGHTSPACE CORPORATION

Registration Statement on Form S-1

under the

Securities Act of 1933, as amended

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Units	555,197 (3)	$10.00	$5,551,970.00	$170.45

Common stock	4,441,586 shares(4)	$0	$0	$0

$1.00 Unit Warrants to purchase common stock	4,441,586 warrants (3)	$0(4)	$0	$0

$1.25 Unit Warrants to purchase common stock	1,110,396 warrants(3)	$0(4)	$0	$0

$1.63 Unit Warrants to purchase common stock	1,110,396 warrants(3)	$0(4)	$0	$0

Common stock issuable upon exercise of $1.00 Unit Warrants	4,441,586 shares(2)(3)	$1.00(5)	$4,441,586.00	$136.36

Common stock issuable upon exercise of $1.25 Unit Warrants	1,110,396 shares(2)(3)	$1.25(5)	$1,387,995.00	$42.61

Common stock issuable upon exercise of $1.63 Unit Warrants	1,110,396 shares(2)(3)	$1.63(5)	$1,809,945.48	$55.57

Units issuable upon exercise of Griffin Warrants	58,617 Units	$6.40(5)	$375,148.80	$11.52

Common stock issuable upon exercise of Griffin Warrants	468,936 shares(2)	$0(4)	$0	$0

$1.00 Unit Warrants to purchase common stock issuable upon exercise of Griffin Warrants	468,936 warrants	$0(4)	$0	$0

$1.25 Unit Warrants to purchase common stock issuable upon exercise of Griffin Warrants	117,234 warrants	$0(4)	$0	$0

$1.63 Unit Warrants to purchase common stock issuable upon exercise of Griffin Warrants	117,234 warrants	$0(4)	$0	$0

Common stock issuable upon exercise of $1.00 Unit Warrants issuable upon exercise of Griffin Warrants	468,936 shares	$1.00(5)	$468,936.00	$14.40

Common stock issuable upon exercise of $1.25 Unit Warrants issuable upon exercise of Griffin Warrants	117,234 Shares (5)	$1.25(5)	$146,542.50	$4.50

Common stock issuable upon exercise of $1.63 Unit Warrants issuable upon exercise of Griffin Warrants	117,234 Shares (5)	$1.63(5)	$191,091.42	$5.87

Common Stock issuable upon conversion of 5% Convertible Secured Note	1,187,500 Shares	$ .80(6)	$950,000.00	$29.17

Total			$15,323,215.20	$470.42

(1)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered such indeterminable number of shares of common stock as may be issued pursuant to the anti-dilution provisions of such warrants and from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457 under the Securities Act.

(3)
Calculated as of June 27, 2007 pursuant to Rule 457(c) under the Securities Act. Each Unit consists of (i) eight shares of common stock, (ii) eight warrants to purchase one share of common stock at $1.00 per share (the “$1.00 Unit Warrants”), (iii) two warrants to purchase one share of common stock at $1.25 per share (the “$1.25 Unit Warrants”) and (iv) two warrants to purchase one share of common stock at $1.63 per share (the “$1.63 Unit Warrants”, and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the “Unit Warrants”). Common stock and Unit Warrants will be issued and certificated separately.

(4)	Included in the Units, plus 10 Fractional Shares.

(5)	Pursuant to Rule 457 under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the warrants may be exercised.

(6)	Pursuant to Rule 457 under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the Convertible Note may be converted.

iii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY __, 2007

LIGHTSPACE CORPORATION

613,814 UNITS

7,365,782 UNIT WARRANTS

6,098,022 SHARES OF COMMON STOCK

This Prospectus covers the resale by Selling Securityholders named on page 43 (1) of (a) up to 613,814 Units, each Unit consisting of (i) eight shares of common stock, (ii) eight warrants to purchase one share of common stock at $1.00 per share (the “$1.00 Unit Warrants”), (iii) two warrants to purchase one share of common stock at $1.25 per share (the “$1.25 Unit Warrants”) and (iv) two warrants to purchase one share of common stock at $1.63 per share (the “$1.63 Unit Warrants”, and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the “Unit Warrants”), (b) up to 7,365,782 Unit Warrants, included in the Units, (c) up to 4,910,522 shares of common stock included in the Units and (d) up to 7,365,782 shares of common stock issuable upon the exercise of the Unit Warrants and (2) up to 1,187,500 shares of common stock issuable upon conversion of the $950,000 5% convertible secured note (the “Convertible Note”).

The manner in which the Securities offered under this Prospectus will be sold from time to time by the Selling Securityholders is discussed under the caption “Plan of Distribution” beginning on page 54.

The Selling Securityholders and any underwriter, broker-dealer or agent that participates in the sale of securities offered under this Prospectus, or interests therein, may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions, profits or other compensation any of them earns on any sale or resale of the securities offered under this Prospectus, directly or indirectly, may be underwriting discounts and commissions under the Securities Act of 1933. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the Prospectus delivery requirements of the Securities Act of 1933.

Expenses of this offering, estimated to be $83,425, other than any discounts, commissions or similar fees charged in connection with the sale of any Units, Unit Warrants or shares of common stock offered hereby, will be borne by the Company.

The Company’s Units currently trade on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “LGTSU”. On July 2, 2007, the last reported Unit sale price was $10.00. The Company’s common stock also trades on the OTBB under the symbol “LGTS”. On June 11, 2007, the last reported sale price of our common stock was $1.10 per share. The Company’s Unit Warrants trade on the OTCBB under the following symbols: $1.00 Unit Warrants “LGTSW”; $1.25 Unit Warrants “LGTSZ” and $1.63 Unit Warrants “LGTSL”. The Unit Warrants have not traded.

INVESTING IN OUR UNITS, UNIT WARRANTS OR COMMON STOCK INVOLVES CONSIDERABLE RISK. SEE THE DISCUSSION UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is not selling under this Prospectus any Units, Unit Warrants and shares of common stock issued in the Units or upon conversion of the Convertible Note and will not receive any of the proceeds from the sale thereof by the Selling Securityholders. However, we may receive up to $375,148 from the exercise of the Griffin Warrants and additional proceeds from the sale of common stock upon any exercise of the Unit Warrants if they are exercised by the Selling Securityholders, the proceeds of which, if any, will fund anticipated operating losses and be allocated to working capital and general corporate purposes.

The date of this Prospectus is July __, 2007.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	2

RISK FACTORS	4

PENNY STOCK CONSIDERATIONS	10

DETERMINATION OF OFFERING PRICE	11

USE OF PROCEEDS	12

DIVIDEND POLICY	13

HISTORICAL & PRO FORMA FINANCIAL STATEMENTS	14

CAPITALIZATION	19

SELECTED HISTORICAL FINANCIAL DATA	20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION	20
Overview	20
Results of Operations for the Years Ending December 31, 2006 and 2005	22
Revenue and Operating Results	22
Product Cost and Gross Margin	23
Operating Expenses	23
Interest Expense	24
Results of Operations for the Years Ending December 31, 2005 and 2004	24
Revenue and Operating Results	24
Product Cost and Gross Margin	24
Operating Expenses	25
Interest Expense	25
Results of Operations for the Quarters Ended March 31, 2007 and 2006	25
Revenue and Operating Results	25
Product Cost and Gross Margin	26
Operating Expenses	27
Interest Expense	27
Net Loss	27
Liquidity, Capital Resources and Cash Flow	28
Technology Acquisition	30
Income Taxes	30
Manufacturing Operations	31
Deferred Revenue and Backlog	31
Off-Balance Sheet Arrangements	31
Recent Accounting Pronouncements	32
Critical Accounting Policies and Estimates	32
Internal Accounting Controls	32

BUSINESS	33
Corporate Overview	33
Technology	33
Markets	34
Initial Markets Already Entered	34
Marketing and Sales	35
Competition	36
Research and Development	36
Technology Acquisition	36
Manufacturing	37
Product Warranty and Return Policy	37
Intellectual Property	37
Governmental Regulation and Certification	37
Personnel	37
Facilities	37
Litigation	37

MANAGEMENT	38
Directors and Officers	38
Compensation of Directors	39
Employment Agreements	39
Management Compensation	39
Equity Compensation Plan	41
Director Liability and Indemnification	42
Selling Securityholders	43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
April 30, 2007 Private Placement	45
Emagipix Technology Acquisition	45
Exchange Agreement	45
Debt Conversion	46
Preferred Conversion	46
Immersive Promotions	46
Lang Note	47

PRINCIPAL STOCKHOLDERS	48

DESCRIPTION OF SECURITIES	51
General	51
Common Stock	51
Unit Warrants and Exchange Warrants	51
Griffin Warrants	52
Underwriter’s Warrant	52
Transfer Agent and Registrar	53
Listing of Units, Common Stock and Warrants	53
Stockholder Action	53

SHARES ELIGIBLE FOR FUTURE SALE	53

Future Sale of Shares	53
Lock-up Agreements with Griffin	53
Rule 144	54
Rule 144(k)	54
Rule 701	54

PLAN OF DISTRIBUTION	54

EXPERTS	56

WHERE YOU CAN FIND MORE INFORMATION	57

INDEX TO FINANCIAL STATEMENTS	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, Units only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of the Prospectus or of any sale of Units, Unit Warrants or shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, and the other documents we incorporate by reference into this Prospectus, includes forward-looking statements. All statements other than statements of historical facts contained in this Prospectus and such other documents, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

These forward-looking statements may sometimes be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “will”, “target,” “projects,” “contemplate,” “estimate,” “predict,” “potential” or the negative of these terms or other similar words and expressions. These statements are only predictions. Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our Lightspace products; our ability to successfully enter new markets; our ability to introduce new products and services and enhance existing products and services to meet customer needs; our expected expenses for future periods; our ability to improve sales and distribution capabilities; our focus on both domestic and international markets; our ability to develop and maintain productive relationships with customers; and the conditions of markets that impact our businesses.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings “Risk Factors,” beginning on page 4 of this Prospectus, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” beginning on page 20 of this Prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition and results of operations. You should not rely on these forward-looking statements, which reflect our position as of the date of this Prospectus. We do not assume any obligation to revise or update the forward-looking statements contained in this Prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information which is described in more detail elsewhere in this Prospectus. You should read this entire Prospectus carefully before making an investment decision, including the Risk Factors section beginning on page 4 and our financial statements beginning on page F-1. We refer to Lightspace Corporation as “Lightspace,” “we,” “our” and “us.”

LIGHTSPACE CORPORATION

Lightspace is a Delaware corporation that provides immersive, interactive environments, called “Lightspace” systems, that integrate light, sound and movement. Lightspace has a team of professionals from diverse fields, including computer science, product design, hardware and software engineering, manufacturing and marketing.

The foundation of the Lightspace product set is a pressure-sensitive, display panel technology that converts surfaces such as floors, walls, bar tops, tabletops and ceilings into adaptable, interactive display, gaming or learning platforms. Through the integration of light, sound and movement, Lightspace technology enables an infinite number of patron-driven experiences for businesses that entertain and engage people.

Our principal office is located at 529 Main Street, Suite 330, Boston, Massachusetts 02129. Our telephone number is 617.868.1700 and our fax number is 617.242.1440. We maintain a website at www.lightspacecorp.com. Information on our website is not part of this Prospectus.

THE OFFERING

This Prospectus covers the resale by Selling Securityholders named on page 43 of (1) (a) up to 613,814 Units, each Unit consisting of (i) eight shares of common stock, (ii) eight warrants to purchase one share of common stock at $1.00 per share (the “$1.00 Unit Warrants”), (iii) two warrants to purchase one share of common stock at $1.25 per share (the “$1.25 Unit Warrants”) and (iv) two warrants to purchase one share of common stock at $1.63 per share (the “$1.63 Unit Warrants”, and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the “Unit Warrants”), (b) up to 7,365,782 Unit Warrants, included in the Units, (c) up to 4,910,522 shares of common stock included in the Units and (d) up to 7,365,782 shares of common stock issuable upon the exercise of the Unit Warrants and (2) up to 1,187,500 shares of common stock issuable upon conversion of the $950,000 5% convertible secured note (the “Convertible Note”).

The manner in which the securities offered under this Prospectus will be sold from time to time by the Selling Securityholders is discussed under the caption “Plan of Distribution” beginning on page 54.

In connection with the sale of the Units in an April 30, 2007 private placement, Lightspace paid Griffin Securities, Inc. (“Griffin”), the financial advisor for the private placement, a fee in the amount of $187,575 and issued to Griffin Unit purchase warrants (the “Griffin Warrants”) exercisable for 58,617 Units, in the same form sold in the private placement and described above, at an exercise price of $6.40 per Unit.

The Selling Securityholders include: (a) certain investors who purchased Units in our private placements completed on April 30, 2007 and May 3, 2006, (b) the holder of our Convertible Note, which is convertible into up to 1,187,500 shares of common stock and (c) the holders of the Griffin Warrants, exercisable to purchase up to 58,617 Units.

There were 15,282,495 issued and outstanding shares of the Company’s common stock at June 20, 2007. Additionally, there were issued and outstanding at June 20, 2007: (i) 22,112,293 Unit Warrants, including 468,936 $0.80 Unit Warrants, 816,000 $0.96 Unit Warrants, 13,884,905 $1.00 Unit Warrants, 3,471,226 $1.25 Unit Warrants and 3,471,226 $1.63 Unit Warrants, (ii) 1,521,912 Exchange Warrants exercisable to purchase an aggregate of up to 1,521,912 shares of common stock, exercisable at prices that range from $0.80 to $7.50 and (iii) the Convertible Note, convertible into 1,187,500 shares of common stock.

Accordingly, this Prospectus covers:

-	the resale by Selling Securityholders of Units and Unit Warrants issued in the April 30, 2007 and May 3, 2006 private private placements;

•	the resale by Selling Securityholders of shares of common stock included in the Units;

•	the resale by Selling Securityholders of shares of common stock issuable upon exercise of certain Unit Warrants issued in the April 30, 2007 and May 3, 2006 private placements; and

•	the resale by a Selling Securityholder of common stock issuable upon conversion of the Convertible Note; and.

•	the resale by Selling Securityholders of Units and securities underlying such Units issuable upon exercise of the Griffin Warrants.

We are not selling any Units, Unit Warrants or certain of the shares of common stock under this Prospectus and will not receive any of the proceeds from the sale thereof by the Selling Securityholders. However, we will receive the exercise price of the Units issuable if the Griffin Warrants are exercised and common stock issuable if the Unit Warrants are exercised for cash by the Selling Securityholders, the proceeds of which, if any, will fund anticipated operating losses and be allocated to working capital and general corporate purposes.

RISK FACTORS

The purchase of Units, shares of our common stock and Unit Warrants involves a high degree of risk. In addition to the other information contained elsewhere in this Prospectus, you should carefully consider the following factors when evaluating an investment in our securities. If any of the adverse events described below actually occur, our business, financial condition and operating results could be materially adversely affected and you may lose part or all of the value of your investment. If you choose to invest in our securities, you should be able to bear a complete loss of your investment.

Because we have a limited operating history, you have a limited basis on which to evaluate our ability to achieve our business objectives.

We have only recently commenced operations. We have only developed and marketed the Lightspace system since 2004. As a result, we have only a limited operating history upon which you can base your evaluation of our prospects and the potential value of our Units, common stock and Unit Warrants. We are confronted with the risks inherent in a start-up company, including difficulties and delays in connection with the production and sales of our Lightspace systems, operational difficulties and our potential under-estimation of production and administrative costs. If we cannot successfully manage our business and growth, we may not be able to generate future profits and may not be able to support our operations.

We are in the early stages of our development, have yet to achieve net earnings since inception and may not generate sufficient revenues to stay in business.

Lightspace has only recently commenced operations and has to date incurred net losses. There can be no assurance that we will achieve or sustain profitability in the future. The success of our business will depend on our ability to introduce and sell our systems to customers, develop new product extensions and applications and raise additional capital for operations, future expanded marketing and further product development. You should consider the costs and difficulties frequently encountered by companies in their early stages of launching a product and establishing a market presence. No assurance can be given that we will generate sufficient revenues to stay in business on achieve profitability. Accordingly, purchasers of Units may lose their entire investment.

Our products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes.

Despite testing, our new or existing products have contained defects and errors and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation. Any of these problems could materially harm our results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could adversely affect our operating margins.

We may need additional capital, which may not be available on acceptable terms, to fund our growth or sustain our business.

We anticipate that the net proceeds of the April 30, 2007 private placement (and the proceeds, if any; from the exercise of Unit Warrants under this Prospectus), together with anticipated revenues from sales of our products, will be adequate to satisfy our capital requirements for the next 12 months. However, we may require additional capital within such period to support our growth and cover operational expenses as we expand our marketing and product development. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities, the timing and extent of spending to support product development efforts, the timing of introductions of new products and enhancements to existing products, the acquisition of new capabilities or technologies, and the continuing market acceptance of our products and services. To the extent that existing cash, cash equivalents, cash from operations and cash from short-term borrowing are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all. If we are unable to obtain additional financing on reasonable terms, we may not have sufficient capital to operate our business as planned.

Furthermore, if we are required to refund the price paid by the investors in our unregistered April 2007 placement, then our current resources would be insufficient to fund operations. If we are unable to obtain additional capital when needed, we may not be able to achieve the objectives of our current business strategy, which could force us to delay, curtail or eliminate and product and service development programs, which could materially adversely affect our business.

If we fail to adequately protect our intellectual property and proprietary technology, our ability to produce and market our products may be impaired.

Our success and ability to compete will largely depend upon our ability to protect our proprietary technology, which includes several components of our products. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology. Lightspace generally enters into confidentiality and invention assignment agreements with our employees, consultants and vendors and generally seeks to control access to our proprietary information. We have applied for patents in the United States and certain other countries for protection of our core technology. Our ability to compete effectively, if at all, with other companies may be materially dependent on such know-how as we develop and upon the issuance of future patents. We cannot assure you that patents will be issued or that, if none are issued, there will be no material adverse effect on our ability to market our products or license our technology. We cannot assure you as to the scope of any patents that may be issued or that claims related thereto would not be asserted by other parties. There can be no assurance that there are no adversely held United States or foreign patents or other forms of proprietary protection that could successfully be asserted against those held by Lightspace.

We cannot assure you that the validity of our patents, if issued, will be sustained if judicially tested, that our products will not infringe upon patents owned by others or that competitors with substantially greater financial resources will not develop similar or functionally-similar products outside the protection of any patents that might be granted to Lightspace. A third party could also assert claims against us, our customers or vendors that our technology infringes the third party’s proprietary rights.

Infringement claims asserted against us or our vendors may have a material adverse effect on our business, results of operations or financial condition. We or our vendors may not be able to withstand such claims. Resolution of any claims, with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that we would be able to develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. In addition, we may be required to indemnify our vendors and other partners for third party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. An adverse determination could also prevent us from offering our products to others.

The market for our products is uncertain and sales of our Lightspace systems may not generate sufficient revenues to meet our operating expenses.

The business of Lightspace, marketing unique interactive tiles, must be considered a novel industry without substantial precedent or assurance of commercial success. We are introducing our Lightspace systems as new products to customer markets unfamiliar with their use and benefits. Actual demand for our product may be less than we anticipate. If there is an insufficient market for our products, or if our products fail to generate widespread acceptance within the market, our future sales may fail to produce revenues sufficient to meet our operating expenses. If this occurs, our business may fail and the purchasers of Units may lose their entire investment.

Our revenues may experience severe fluctuations, which could cause our business to suffer or fail.

Our operating results have fluctuated in the past and are likely to do so in the future. Our revenues from the sale of our products and services are not predictable with any significant degree of certainty. The length of our sales cycles, which may vary from customer to customer, may last for months, while our short-term expense levels are relatively fixed and based on our expectations for future revenues. Our inability to adequately reduce short-term expenses or to predict our future revenues may adversely affect our business, operating results and financial condition.

We may not be able to compete against existing and potential competitors in the markets we serve.

Our competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements than we can. In addition, current and potential competitors may have greater name recognition and more extensive customer bases. Increased competition could result in price reductions, fewer customer orders and reduced margins.

If we are unable to improve the effectiveness and breadth of our sales and research and development organizations, our future revenue may be adversely affected.

We will need to improve the effectiveness and breadth of our sales operations in order to increase market awareness and sales of our products. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we will need to effectively train and educate our sales force if we are going to be successful in selling our Lightspace systems. Likewise, our efforts to improve and refine our Lightspace systems require highly skilled engineers and programmers. Competition for professionals capable of expanding our research and development organization is intense due to the limited number of people available with the necessary technical skills. If we are unable to identify, hire or retain qualified sales marketing and technical personnel, our ability to achieve future revenue may be adversely affected.

Our efforts to sell our products internationally may be unsuccessful and result in losses.

We have sold Lightspace systems to a small number of customers in Asia, Australia, Canada, Central and South America, Europe, Japan, Korea and Middle East. Although we intend to expand our international selling efforts, we have limited experience marketing and distributing our products internationally. In addition, other inherent risks may apply to international markets, including:

•	the impact of recessions in economies outside the United States;

•	greater difficulty in accounts receivable collections and longer collection periods;

•	potentially adverse tax consequences;

•	greater difficulty in protecting our intellectual property;

•	fluctuations in exchange rates; and

•	political and economic instability.

The inability to integrate our business in international jurisdictions may adversely affect our future operations.

Our marketing strategies may not be successful, which would adversely affect our future revenues and profitability.

Our revenues and profitability depend on the successful marketing of our Lightspace systems and the development of distribution channels in the United States and internationally. We cannot assure you that customers will be interested in purchasing our products. We initially plan to use direct marketing to sell our products via trade shows, magazine and newspaper advertising and the Internet. If our marketing strategies fail to attract customers or develop adequate sales channels, our product sales will not produce future revenues sufficient to meet our operating expenses or fund our future operations. If this occurs, our business may fail and purchasers of Units may lose their entire investment.

Failures or delays in introducing new technologies or products could negatively impact our revenues.

The potential markets and uses for our Lightspace systems remain uncertain. The introduction of products involving new technologies could render our products obsolete. Our future success and revenue growth will depend on our ability to develop and introduce a variety of new products and product enhancements to address the needs of our customers. We may experience delays in developing our Lightspace systems in the future. Material delays in introducing new products or product enhancements may cause customers to forgo purchases of our products or to purchase those of our competitors.

Our products may not always be compatible with third-party technologies, which could adversely affect our business.

Our products are designed to interact and be compatible with a range of third-party hardware and software technologies used by our customers. The future design and development plans of such third parties may not be in line with out future product development. We may also rely on third parties to license or otherwise provide us with access to these technologies so that we may test and develop compatible products. Third parties may refuse or be otherwise unable to provide us with the necessary access to their technology. If our products cease to be compatible with certain third-party technology, our business and operating results may be materially adversely affected.

We depend on third party suppliers and manufacturers, and our business would be harmed if these parties fail to meet our requirements.

We rely on a small number of critical third party suppliers and third party manufacturers for key components, many of which are custom-built to our specifications. We outsource the manufacture of all commodity components that are made with materials and components procured from third party suppliers. If we fail to develop or maintain relationships with these or other suppliers, or if these suppliers are unable to provide components as we require, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering products to customers within required timeframes. In addition, our manufacturers may fail to produce the products for our Lightspace systems to our specifications, in sufficient quantities to meet our needs or in a workmanlike manner and may not deliver the products on a timely basis. Any change in manufacturers could disrupt our business due to delays in finding a new manufacturer, providing specifications and testing initial production. As a result, we may experience order cancellation and loss of future revenues.

We have experienced turnover among key officers and employees, and any inability to attract qualified successors in the future could harm our business and prospects.

Our employment relationships are generally at will. Andrew Kennedy Lang, our former Chief Executive Officer, recently resigned from all positions with Lightspace effective March 31, 2006. Our former Chief Financial Officer resigned from Lightspace effective February 15, 2007 and was replaced on April 30, 2007. We also recently lost senior engineering personnel. We are in the process of interviewing candidates for these positions. We can make no assurances that additional key employees will not leave us in the future. If any more of our key employees, including any of our officers, were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not have key person life insurance covering any of our employees.

Lightspace management has limited experience in the management of a public entity.

The management of Lightspace consists of individuals who have limited experience in the management of a public company. Failure to properly comply with the obligations required of a public company could result in shareholder suits, substantial costs and a diversion of management’s attention and resources.

A trading market for our Units, common stock and Unit Warrants may not develop or be sustained, which may limit your ability to resell our securities.

There is a limited trading market for our securities at this time. Our securities are quoted on the OTC Bulletin Board. If an active public trading market does not develop and continue, you may have limited liquidity and may be forced to hold your Units, common stock and Unit Warrants for an indefinite period of time.

The market for our common stock and Unit Warrants may be limited, and our Stockholders may have difficulty reselling their shares and Unit Warrants when desired or at attractive prices.

Even if a trading market develops, our common stock and Unit Warrants may trade in low volumes and at low prices. Some investors view low-priced stocks as unduly speculative and therefore not appropriate candidates for investment. Many institutional investors have internal policies prohibiting the purchase or maintenance of positions in low-priced stocks. This has the effect of limiting the pool of potential purchases of our securities at present price levels. Stockholders may find greater percentage spreads between bid and asked prices, and more difficulty in completing transactions and higher transaction costs when buying or selling our securities than they would if our common stock were listed on a major stock exchange, such as The New York Stock Exchange or The NASDAQ National Market.

Additionally, the market prices for securities of software and technology companies have been volatile throughout our existence. Historical trading characteristics for public companies in this industry include limited market support, low trading volume, and wide spreads (on a percentage basis) between the bid and ask prices. Announcements regarding product developments, technological advances, significant customer orders, and financial results may significantly influence per share prices.

We do not intend to register our securities under Section 12(g) of the Exchange Act, which may limit your access to information about us.

We do not intend to register our securities under Section 12(g) of the Exchange Act unless and until we are required based on having at least 500 Stockholders of record and a certain amount of assets. While we will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act, we will not be subject to certain other provisions of the Exchange Act, including those related to proxy and information statements, insider reporting and short-swing profit liability, reporting by certain beneficial owners of our equity securities, and rules relating to tender offers. Certain provisions of the Sarbanes-Oxley Act also will not apply to us until we are registered under Section 12. As a result, you may not have access to certain information that is otherwise generally available to holders of publicly traded securities.

We must comply with new regulatory requirements regarding internal control over financial reporting and corporate governance, which will cause us to incur increased costs, and our failure to comply with these requirements, could cause our stock price to decline.

Commencing in 2008, section 404 of the Sarbanes-Oxley Act of 2002 requires that we annually evaluate and report in Form 10-K on our systems of internal controls and that our independent registered public accounting firm must report on our evaluation of those controls. We have had material weaknesses in our internal controls in the past. We cannot assure you that there will not in the future be material weaknesses in our internal controls that would be required to be reported in future Annual Reports. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline.

We are also spending an increased amount of management time and focus as well as external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure. This has resulted in additional accounting and legal expenses. These additional expenses could adversely affect our operating results and the market price of our stock could suffer as a result.

Our common stock is subject to the Securities and Exchange Commission’s “penny stock” regulations, which limit the liquidity of common stock held by our Stockholders.

Based on the anticipated trading price, our common stock and Unit Warrants are considered “penny stock” for purposes of federal securities laws, and therefore subject to regulations which affect the ability of broker-dealers to sell our securities. Broker-dealers who recommend a “penny stock” to persons (other than established customers and accredited investors) must make a special written suitability determination and receive the purchaser’s written agreement to a transaction prior to sale.

As long as the penny stock regulations apply to our common stock and Unit Warrants, it may be difficult to trade such securities because compliance with the regulations can delay and/or preclude certain trading transactions. Broker-dealers may be discouraged from effecting transactions in our securities because of the sales practice and disclosure requirements for penny stock. This could adversely affect the liquidity and/or price of our common stock and Unit Warrants, and impede the sale of our common stock and Unit Warrants in the secondary market.

Unit Warrants may have limited value unless the price of our common stock equals or exceeds the exercise price of the Unit Warrants at the time of exercise.

The price of our common stock may not meet or exceed the exercise price of the Unit Warrants during the Warrant exercise period. If this happens, the value of common stock which you purchase by exercising your warrants may be significantly less than the exercise price which you must pay. If you choose not to exercise your Unit Warrants during the exercise period, your Unit Warrants will expire. As a result your Unit Warrants may become worthless.

The Unit Warrants are exercisable during periods that continue until April 30, 2012. If the current registration statement does not continue in effect, you may not be able to exercise your Unit Warrants or resell the shares of common stock issuable upon exercise thereof.

The Unit Warrants may be exercised at any time during periods that continue until April 30, 2012. We plan to keep our registration statement current so long as any of the Unit Warrants are outstanding. However, if a current registration statement is not in effect, you may not be able to exercise your Unit Warrants (unless you have an exemption from registration) or resell the shares of common stock issuable upon exercise thereof. If at their expiration date the Unit Warrants are not currently exercisable, the expiration date will be extended until 30 days following notice to the holders of the Unit Warrants that the Unit Warrants are again exercisable. Nevertheless, there is a possibility that you will never be able to exercise the Unit Warrants, and that you will never receive shares of our common stock. This potential inability to exercise the Unit Warrants may have an adverse effect on demand for the Unit Warrants and the prices that can be obtained from reselling them.

If an exemption from registration on which we have relied on for any of our past offerings of securities were later challenged legally, we may have to expend time and money defending them or risk paying expenses for defense or rescission.

We have previously offered our securities in private transactions in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws. In the future, if the basis of an exemption were challenged, we risk potential claims which could require rescission of those transactions with return of funds and interest to the investors. Such claims could be expensive and time consuming to defend and if we are unsuccessful could have a material adverse effect on our business.

There may be substantial sales of our common stock by Selling Securityholders which could cause the price of our stock to fall.

Future sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to decline. We have 15,282,495 shares of common stock outstanding. 5,793,111 shares of common stock and 6,187,789 Exchange and Unit Warrants are subject to a lock-up period ending October 4, 2007, and will be available for sale at various times thereafter. The sales of common stock or Unit Warrants by these Selling Securityholders may depress any trading market for our securities.

Our certificate of incorporation authorizes us to issue additional shares of stock, which could dilute your ownership interest and influence in Lightspace.

We are authorized to issue up to 75,000,000 shares of common stock, which may be issued by our board of directors for such consideration as they may deem sufficient without seeking shareholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current Stockholders.

Outstanding warrants and options, and additional future obligations to issue our securities to various parties, may dilute the value of your investment and may adversely affect our ability to raise additional capital.

As of June 20, 2007, we had committed to issue up to 26,540,390 additional shares of common stock under the terms of Unit Warrants, other warrants, options and the Convertible Note, that can be exercised or converted at exercise prices ranging from $0.80 to $7.50 per share.

We have historically issued shares of our common stock or granted stock options to employees, consultants and vendors as a means to conserve cash, and we may continue to grant additional shares of stock and issue stock options in the future. As of June 20, 2007, we had outstanding options to purchase 1,718,685 shares of our common stock to a director, officers and employees under our 2005 and 2006 Stock Incentive Plans. Under our 2006 Stock Incentive Plan, we have the authority to grant an additional 399,937 common stock options to directors, officers, employees and consultants. The 2005 Stock Incentive Plan and the 2006 Stock Incentive Plan are described beginning on page F-19 of this Prospectus. We also have outstanding a $950,000 principal amount Convertible Note, convertible into 1,187,500 shares of common stock.

For the length of time these warrants, options and note are outstanding, the holders will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may adversely affect the terms upon which we can obtain additional capital. The holders of such derivative securities would likely exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the note, warrants or options.

We have not paid dividends on our common stock in the past and do not expect to do so in the future.

We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow sufficient to pay dividends. We have never paid dividends on our common stock in the past and do not expect to do so in the foreseeable future.

Our management will have broad discretion over the use of proceeds, if any, from exercise of Unit Warrants or Griffin Warrants, and may invest or spend the proceeds in ways with which you disagree.

We will have broad discretion as to how the net proceeds, if any, from the exercise of Unit Warrants or Griffin Warrants will be used. While we anticipate that we will use the net proceeds from this Offering generally as set forth under “Use of Proceeds” beginning on page 12, you will be relying generally on the judgment of our board of directors and management regarding the application of the proceeds. Management’s failure to apply these funds effectively could have an adverse effect on our ability to execute our business plan.

A majority of our common stock and warrants will be held by a small number of parties. As a result, our other Selling Securityholders may be unable to affect the outcome of any stockholder voting.

A majority of the outstanding shares of our common stock is beneficially owned by a small number of persons who may be able to control the outcome of any stockholder vote. Such power could have the effect of delaying, deterring or preventing a change of control, business combination or other transaction that might otherwise be beneficial to our Selling Securityholders and warrantholders. These factors could be viewed adversely by the market and could depress the prevailing market price for our common stock and warrants. Furthermore, sales of substantial amounts of our common stock or warrants, or the perception that these sales might occur, may also depress prevailing market prices of our common stock and warrants.

Changes in the accounting treatment of stock options will adversely affect our results of operations.

Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, issued in 2004, addresses accounting for stock-based compensation arrangements, including stock options and shares issued to employees and directors under various stock-based compensation arrangements. This statement requires that we use the fair value method, rather than the intrinsic-value method, to determine compensation expense for all stock-based arrangements. Under the fair value method, stock-based compensation expense is determined at the measurement date, which is generally the date of grant, as the aggregate amount by which the expected future value of the equity security at the date of acquisition exceeds the exercise price to be paid. The resulting compensation expense, if any, is recognized for financial reporting over the term of vesting or performance. This statement was first effective for us on January 1, 2006 for all prospective stock option and share grants of stock-based compensation awards and modifications to all prior grants, and will have the affect of increasing our compensation costs recognized in operations from historical levels for all stock-based compensation awards and modifications of prior awards granted.

PENNY STOCK CONSIDERATIONS

Our common stock is currently considered penny stock. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission (the “Commission”). Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

DETERMINATION OF OFFERING PRICE

The Units, Unit Warrants and shares of common stock offered under this Prospectus will be sold from time to time by the Securityholders at prices then currently prevailing in the market or at negotiated prices. See the discussion under the caption “Plan of Distribution” beginning on page 54. There is no fixed or currently determinable price at which any of the Units, Unit Warrants or shares of common stock will be offered or sold.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the Selling Securityholders. All proceeds from the sale of the securities offered hereby will be for the account of the Selling Securityholders, as described below in the sections titled “Selling Securityholders” and “Plan of Distribution.” However, we received $4,698,872 from the Unit private offerings which we completed on May 3, 2006 and April 30, 2007 which includes 4,441,586 shares of common stock covered by this Prospectus, and we may receive up to $375,148 upon exercise of the Griffin Warrants and additional proceeds from exercise of the Unit Warrants, the underlying shares of which are included in the registration statement of which this Prospectus is a part, if the Warrants are exercised by the Selling Securityholders. We currently anticipate that all of the proceeds from the exercise of Unit Warrants from the private offerings and proceeds from the exercise of the Griffin Warrants and Unit Warrants, if any, will fund anticipated operating losses and be allocated to working capital and general corporate purposes. We will invest such proceeds in short-term interest-bearing securities or money market funds pending use. Management reserves the right to allocate the proceeds differently than as set forth above relevant to the actual needs of the Company over time including larger allocations to general corporate purposes, and working capital requirements.

With the exception of any brokerage fees and commissions which are the obligation of the Selling Securityholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $83,425 inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

Lightspace is obligated to use its best efforts to repay an outstanding obligation to Immersive Promotions, an affiliate of our former CEO. We do not interpret this obligation as requiring repayment under circumstances that could leave us with insufficient capital to meet our long-term requirements. We do not intend to repay the obligation to Immersive Promotions until we generate sufficient revenues from which to make such payment. The payment to Immersive Promotions will not be made from the proceeds of the Offering. See “Certain Relationships and Related Transactions—Immersive Promotions” beginning on page 46.

Market for Common Equity and Related Stockholder Matters

Shortly after the Closing of our initial public offering on November 2, 2006, our common stock, units, $1.00 warrants, $1.25 warrants and $1.63 warrants were approved for trading on the OTC Bulletin Board (www.otcbb.com). Our equity securities trade under the following OTC Bulletin Board symbols: common stock, “LGTS”; units, “LGTSU”; $1.00 warrants, “LGTSW”; $1.25 warrants, “LGTSZ”; and $1.63 warrants, “LGTSL”.

Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, is the transfer agent and registrar for our equity securities. The telephone number of our representative at Continental Stock Transfer & Trust Company is 212-845-3204.

Since the date of our initial public offering on November 2, 2006, through December 31, 2006, only our units have traded on the OTC Bulletin Board. Since January 1, 2007 through June 15, 2007, only our common stock and units have traded on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the range of the high and low trade prices for our common stock and units.

Year ended December 31, 2007	Equity Security	High	Low
Quarter ended March 31, 2007	Common Stock	-	-
Quarter ended June 30, 2007 (through June 15, 2007)	Common Stock	$1.25	$1.05

Year ended December 31, 2007	Equity Security	High	Low
Quarter ended March 31, 2007	Unit	$9.40	$7.32
Quarter ended June 30, 2007 (through June 15, 2007)	Unit	$10.00	$6.05

Year ended December 31, 2006	Equity Security	High	Low
Quarter ended December 31, 2006	Unit	$8.00	$6.40

As of June 15, 2007, our common stock and units were held by approximately 85 shareholders of record.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our board of directors will determine any future payment of cash dividends depending on our financial condition, results of operations, capital requirements, general business condition and other relevant factors. If we issue preferred shares, although currently not anticipated, no dividends may be paid on our outstanding common stock until all dividends then due on our outstanding preferred stock have been paid.

HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS

The historical financial statements of operations and financial position of Lightspace and the unaudited pro forma statements of operations and financial position have been derived from the historical financial statements of Lightspace as of December 31, 2006 and March 31, 2007 and for the year and the quarter then ended, respectively. The unaudited pro forma statements of operations for the year ended December 31, 2006 and the quarter ended March 31, 2007 have been adjusted to give effect to the April 30, 2007 acquisition of the emagipix technology and the April 30, 2007 private placement of 586,173 equity units, as if such transactions had occurred as of January 1, 2006. The unaudited pro forma statement of financial position at March 31, 2007 has been adjusted to give effect to these two transactions, as if they had occurred as of March 31, 2007. The unaudited pro forma statements of operations are presented for informational purposes only and do not purport to be representative of the results of operations that actually would have occurred if the transactions had occurred on January 1, 2006. These historical and unaudited pro forma statements should be read in conjunction with the notes thereto and the audited historical financial statements as of December 31, 2006 and the unaudited financial statements as of March 31, 2007 and notes thereto, beginning on page F-1 of this Prospectus.

Historical and Pro Forma Statements of Operations

	Year Ended December 31, 2006		Quarter Ended March 31, 2007
	Historical	Pro Forma	Historical	Pro Forma
Revenues		(unaudited)	(unaudited)	(unaudited)
Product sales	$780,843	$780,843	$316,534	$316,534
Other	67,358	67,358	17,425	17,425
Total revenues	848,201	848,201	333,959	333,959

Product Cost	870,082	870,082	271,265	271,265
Gross Margin	(21,881)	(21,881)	62,694	62,694

Operating Expenses
Research and development	1,001,539	1,451,539	250,048	425,048
Selling and marketing	1,033,715	1,033,715	300,943	300,943
Administrative	772,134	772,134	232,343	232,343
Purchase of in-process technology	-	1,302,036	-	-
Total operating expenses	2,807,388	4,559,424	783,334	958,334

Operating Loss	(2,829,269)	(4,581,305)	(720,640)	(895,640)

Other Income (Expense)
Net gain on debt and equity conversion	402,298	402,298	-	-
Interest expense - net	(281,449)	(281,449)	(11,850)	(11,850)
Total other income (expense)	120,849	120,849	(11,850)	(11,850)

Provision For Income Taxes	-	-	-	-

Net Loss	$(2,708,420)	$(4,460,456)	$(732,490)	$(907,490)

Basic and Diluted Net Loss per Share	$(0.51)	$(0.45)	$(0.07)	$(0.06)

Weighted Average Common Shares Outstanding	5,333,381	10,022,765	10,593,111	15,282,495

Historical and Pro Forma Statements of Financial Position

	December 31, 2006	March 31, 2007
	Historical	Historical	Pro Forma
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$879,987	$104,532	$3,192,496
Accounts receivable	52,678	88,918	88,918
Inventory	354,234	356,706	356,706
Other current assets	4,250	9,421	9,421
Total current assets	1,291,149	559,577	3,647,541

Property and Equipment - Net	82,298	85,036	85,036

Other assets	196,822	185,019	185,019
Total	$1,570,269	$829,632	$3,917,596

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Note payable	$237,381	$237,381	$237,381
Accounts payable	695,852	613,535	613,535
Accrued interest	12,955	17,638	17,638
Accrued expenses	200,709	238,687	238,687
Deferred revenue	126,363	117,626	117,626
Total current liabilities	1,273,260	1,224,867	1,224,867

Long-term Convertible Note	-	-	950,000

Stockholders' equity (deficit)
Common stock	1,059	1,059	1,528
Paid-in-capital	10,607,585	10,647,831	14,087,362
Retained earning (deficit)	(10,311,635)	(11,044,125)	(12,346,161)
Total stockholders' equity (deficit)	297,009	(395,235)	1,742,729

Total	$1,570,269	$829,632	$3,917,596

(1) Private Placement of Equity Securities

On April 30, 2007 Lightspace closed a private placement of its equity units. We sold 586,173 equity units at the offering price of $6.40 per unit, resulting in aggregate proceeds to us of $3,751,507. After estimated expenses of the offering of $311,507, the net proceeds were approximately $3,440,000. Each equity unit consists of: (1) eight shares of common stock; (2) eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. The sale of 586,173 units resulted in the issuance of: (1) 4,689,384 shares of common stock; (2) 4,689,384 warrants to purchase a total of 4,689,384 shares of common stock at an exercise price of $1.00 per warrant; (3) 1,172,346 warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.25 per warrant; and (4) 1,172,346 warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.63 per warrant.

Lightspace has entered into a Registration Rights Agreement with the purchasers of the equity units, whereby we have agreed to file a registration statement, within 45 days of the closing, to register for resale the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants, included in the units issued in the private placement to investors and the financial advisor.

In connection with the sale of the equity units, Lightspace paid Griffin Securities, Inc., the financial advisor for the private placement, a fee in the amount of $187,575 and issued to Griffin Securities a purchase warrant exercisable for 58,617 equity units, in the same form sold in the private placement, at an exercise price of $6.40 per unit.

Lightspace used a portion of the net proceeds from the private placement to fund the acquisition of the emagipix technology by the payment the cash purchase price of $300,000. The balance of the net proceeds will be used for general working capital purposes, including payment of the expenses of registering the private placement units for resale.

(2)  Technology Acquisition

On March 29, 2007, Lightspace Emagipix Corporation (“LEC”), a newly formed wholly-owned subsidiary of Lightspace Corporation, entered into an agreement with Illumination Design Works, Inc. to acquire the in process development technology emagipix, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of an initial cash payment of $45,000 and a cash payment of $255,000 and the issuance of a $950,000 convertible term secured non-recourse note to Illumination Design Works, Inc. upon the closing of the technology purchase on April 30, 2007.

On April 30, 2007, LEC completed the acquisition of the emagipix technology. In connection with the acquisition, the developer of the emagipix technology, Mr. Hoch, (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace. Upon employment with Lightspace as Chief Scientist, the Company granted Mr. Hoch options to purchase 250,000 shares of common stock at an exercise price of $0.80 per share.

The $950,000 convertible term secured non-recourse note bears interest a 5% per annum, payable yearly, and is due and payable on April 30, 2011. The note is secured by a pledge of 67% the stock of LEC. The principal of the note is convertible at any time up and until April 30, 2011, at the option of the holder, into the common stock of Lightspace Corporation at a conversion price of $0.80 per share. Upon the occurrence of certain defined events of default by the noteholder, Lightspace has the right to convert the note to common stock at the lower of the conversion price of $0.80 or current market price of the common stock.

We estimate that the cost to complete the development of the emagipix technology will be between $1.5 million and $2.0 million. We further expect that the technology will be commercially available within three years. Lightspace accounted for the acquisition of the emagipix technology as the acquisition of in process research and development and recorded a charge to operations in the June 30, 2007 quarter approximating $1,302,000, which included legal fees incurred in connection with the acquisition.

(3)  Pro Forma Statements of Operations

The unaudited pro forma statements of operations for the year ended December 31, 2006 and the quarter ended March 31, 2007 have been adjusted to give effect to the April 30, 2007 acquisition of the emagipix technology and the April 30, 2007 private placement of 586,173 equity units, as if such transactions had occurred as of January 1, 2006.

The unaudited pro forma statement of operations for the year ended December 31, 2006 includes a charge to operations of $1,302,036 related to the acquisition of the emagipix technology, and an increase to research and development operating expenses of $450,000 for the estimated expenses that would have been incurred in the 2006 year related to the development of the emagipix technology, if the acquisition had occurred as of January 1, 2006. The result of these pro forma adjustments was to increase the historical 2006 year net loss from $2,708,420 to a pro forma 2006 year net loss of $4,460,456. Due to the significantly larger number of weighted average common shares outstanding for the pro forma statement of operations for year ended December 31, 2006, 10,022,765, as compared to 5,333,381 for the historical statement of operations for year ended December 31, 2006, pro forma basic and diluted net loss per share for the year ended December 31, 2006 was $0.45 as compared to historical basic and diluted net loss per share of $0.51 for the year ended December 31, 2006.

The unaudited pro forma statement of operations for the quarter ended March 31, 2007 includes an increase to research and development operating expenses of $175,000 for the estimated expenses that would have been incurred in the March 2007 quarter related to the development of the emagipix technology, if the acquisition had occurred as of January 1, 2006. The result of this pro forma adjustment was to increase the historical net loss for the quarter ended March 31, 2007 from $732,490 to a pro forma net loss of $907,490. Due to the significantly larger number of weighted average common shares outstanding for the pro forma statement of operations for quarter ended March 31, 2007, 15,282,495, as compared to 10,593,111 for the historical statement of operations for quarter ended March 31, 2007, pro forma basic and diluted net loss per share for the quarter ended March 31, 2007 was $0.06 as compared to historical basic and diluted net loss per share of $0.07 for the quarter ended March 31, 2007.

(4)  Pro Forma Statement of Financial Position

The unaudited pro forma statement of financial position as of March 31, 2007 has been adjusted to give effect to the April 30, 2007 acquisition of the emagipix technology and the April 30, 2007 private placement of 586,173 equity units, as if such transactions had occurred as of March 31, 2007.

The following table reconciles the pro forma changes to the historical balance of cash and cash equivalents at March 31, 2007, assuming the April 30, 2007 private placement of 586,173 equity units and the April 30, 2007 purchase of the emagipix technology had occurred as of March 31, 2007.

	March 31, 2007
	Historical	Pro Forma
Historical cash and cash equivalents	$104,532	$104,532
Proceeds from sale of 586,173 equity units		3,751,507
Estimated expenses associated with sale of equity units		(311,507)
Acquisition of emagipix technology		(300,000)
Expenses of acquisition		(52,036)
Historical and pro forma cash and cash equivalents	$104,532	$3,192,496

The following table reconciles the historical shares of common stock and other equity securities of Lightspace outstanding as of March 31, 2007 to the pro forma common stock and other equity securities outstanding at March 31, 2007 assuming the April 30, 2007 private placement of equity securities had occurred as of March 31, 2007.

	Common	Stock	Stock
	Stock	Warrants	Options	Total
Outstanding at March 31, 2007	10,593,111	15,427,789	1,218,685	27,239,585
April 30, 2007 private placement of equity units	4,689,384	7,034,076		11,723,460
Financial advisor equity units compensation		1,172,340		1,172,340
Pro forma March 31, 2007	15,282,495	23,634,205	1,218,685	40,135,385

The following table summarizes additional information with respect to the pro forma common stock warrants outstanding as of March 31, 2007, after giving effect to the April 30, 2007 private placement of equity units, including the issuance to the financial advisor of a purchase warrant for 58,617 equity units. At March 31, 2007, the historical and pro forma weighted average exercise price of the common stock warrants outstanding was $1.30 and $1.24, respectively.

Type of Warrant	Date Issued	Historical	Pro Forma
$0.80 Exchange warrant	April 27, 2006	361,252	361,252
$1.00 Exchange warrant	April 27, 2006	276,370	276,370
$3.00 Exchange warrant	April 27, 2006	649,892	649,892
$7.50 Exchange warrant	April 27, 2006	234,398	234,398
$0.80 Unit warrant	April 30, 2007	-	468,936
$0.96 Unit warrant	November 2, 2006	816,000	816,000
$1.00 Unit warrant	2006 and April 30, 2007	8,726,585	13,884,905
$1.25 Unit warrant	2006 and April 30, 2007	2,181,646	3,471,226
$1.63 Unit warrant	2006 and April 30, 2007	2,181,646	3,471,226
Total common stock warrants outstanding		15,427,789	23,634,205

CAPITALIZATION

The following table sets forth the historical capitalization of Lightspace at December 31, 2006 and March 31, 2007 and the pro forma capitalization of Lightspace at March 31, 2007 after giving effect to the April 30, 2007 private placement of 586,173 equity units and the April 30, 2007 acquisition of the emagipix technology. This table should be read in conjunction with the related unaudited pro forma statements of financial position and operations and notes thereto, the historical financial statements and notes thereto, beginning on page F-1 of this Prospectus, and the note to this table.

	December 31, 2006	March 31, 2007
	Historical	Historical	Pro Forma
		(unaudited)
Borrowings:
Note payable	$237,381	$237,381	$237,381
Interest due on note obligations	12,955	17,638	17,638
Total short-term debt obligations	250,336	255,019	255,019

Long-term Convertible Note	-	-	950,000

Stockholders' Equity (Deficit)
Common stock, $.0001 par value, 75,000,000 shares authorized	1,059	1,059	1,528
Additional paid-in capital	10,607,585	10,647,831	14,087,362
Retained earnings (deficit)	(10,311,635)	(11,044,125)	(12,346,161)
Total stockholders equity (deficit)	297,009	(395,235)	1,742,729

Total Capitalization	$547,345	$(140,216)	$2,947,748

Common Stock Issued and Outstanding	10,593,111	10,593,111	15,282,495
Stock Options and Warrants Issued and Outstanding	17,248,279	16,646,474	24,852,890
Common stock issuable upon conversion of
convertible note	-	-	1,187,500

1) Pro Forma Capitalization at March 31, 2007

The pro forma capitalization at March 31, 2007 has been adjusted to give effect to the April 30, 2007 private placement of equity securities and the April 30, 2007 acquisition of the emagipix technology, as if these two transactions had occurred as of March 31, 2007.

SELECTED HISTORICAL FINANCIAL DATA

Lightspace was incorporated in 2001 and incurred or recorded only minor expenses and no revenues in 2001 and 2002. Operations were commenced in the second half of 2003 when we received our first significant investor equity funding.

The following unaudited table presents selected historical information with respect to operations and financial position of the Company at the dates indicated. This table should be read in conjunction with the historical financial statements and the related notes to such statements, management’s discussion and analysis of the results of operations and financial condition, the pro forma statements of financial condition and results of operations and the related notes to such statements, and this Prospectus.

	Year Ended December 31,				Quarter Ended March 31,
Operations	2003	2004	2005	2006	2006	2007
					(unaudited)
Revenues	$-	$380,521	$1,025,606	$848,201	$35,564	$333,959
Product cost	-	663,441	824,808	870,082	87,221	271,265
Gross margin	-	(282,920)	200,798	(21,881)	(51,657)	62,694

Research and development	214,004	1,543,653	895,942	1,001,539	226,340	250,048
Selling and marketing	67,734	1,005,569	648,315	1,033,715	212,633	300,943
Administrative	192,975	1,043,649	1,019,189	772,134	272,193	232,343
Total operating expenses	474,713	3,592,871	2,563,446	2,807,388	711,166	783,334

Operating loss	(474,713)	(3,875,791)	(2,362,648)	(2,829,269)	(762,823)	(720,640)

Net gain on conversions	-	-	-	402,298	-	-
Interest expense - net	(4,957)	(228,586)	(551,859)	(281,449)	(150,969)	(11,850)
Net loss	$(479,670)	$(4,104,377)	$(2,914,507)	$(2,708,420)	$(913,792)	$(732,490)

Basic and diluted net loss per share	$(0.51)	$(4.25)	$(3.00)	$(0.51)	$(0.94)	$(0.07)

Average common shares outstanding	944,917	965,182	971,182	5,333,381	977,182	10,593,111

Financial Position
Cash	$1,133,896	$47,546	$123,951	$879,987	$412	$104,532
Total assets	1,284,204	463,883	505,880	1,570,269	514,412	829,632
Notes payable	237,000	2,364,247	4,639,234	237,381	5,359,234	237,381
Total liabilities	426,272	3,292,917	6,016,372	1,273,260	6,938,696	1,224,867
Stockholders' equity (deficit)	857,932	(2,829,034)	(5,510,492)	297,009	(6,424,284)	(395,235)

MANAGEMENT’S DISCUSSSION AND ANALYSIS OF THE RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

The following discussion of our results of operations and financial condition should be read in conjunction with the selected historical data and the historical financial statements and notes thereto included elsewhere herein. This discussion contains forward-looking statements that relate to future events and our future financial performance. These statements involve known and unknown risks, uncertainties and other factors, including those set forth in the section entitled “Risk Factors” and elsewhere herein. Our actual results and performance may be materially different from any future results or performance implied by these forward-looking statements.

Overview

Lightspace provides interactive lighting entertainment products to family entertainment centers, retail stores, theme parks, fashion shows, nightclubs, special events, stage lighting and sound providers, health clubs and architectural lighting and design. Our current product lines include: (a) Lightspace Play, an interactive 36 tile gaming platform for children and adult recreation; (b) Lightspace Dance, an interactive floor, generally in sizes of 86 tiles and larger, that displays customizable lights and effects; and (c) Lightspace Design, an interactive tile system that displays customizable lights and video effects that can be mounted on any flat surface.

Lightspace received the first significant investor equity funding, $1,386,000, in July and December of 2003 and commenced operations. With this funding, and an additional funding of $600,000 through the issuance of convertible notes in April 2004, we were able to engage contract manufacturers for the initial production run of 100 interactive tiles and subsequent production of interactive tiles, hire sales and marketing staff, introduce the Lightspace products at trade shows, expand the research and development department personnel and budget, and lease facilities for operations. From December 2003 to June 2004, Lightspace increased employment levels from five employees to 27 employees to pursue sales leads, to support the installation and maintenance of our products, and to design improvements to the current product and to develop new product offerings. Lightspace’s initial product offering, Lightspace Dance, was complemented with the introduction of Lightspace Play during this period.

In March of 2004, we began to experience significant manufacturing problems at the contract manufacturer. The manufacturing problems encompassed design errors, faulty parts and improper assembly. These problems increased the production cost and significantly reduced the yield of finished interactive tiles. The reduction in available finished product restricted us from selling products to customers and pursuing sales leads. These manufacturing problems continued until product design changes and quality control procedures were fully implemented in early 2005. The effect of the manufacturing problems and consequent lost sales resulted in Lightspace using more cash resources than planned for a longer period of time to fund operations and product improvements. Our cash situation had become critical, and by September of 2005, employment levels had decreased to 11 employees. More significantly, without the required funding, we were unable from March 2005 to September 2005 to engage a contract manufacturer for the production of interactive tiles.

With the proceeds of private financings from September 2005 to March 2006, Lightspace obtained sufficient capital to restart the production of interactive tiles. In the 2006 year we manufactured 1,350 interactive tiles.

During the year ended December 31, 2006, as more fully described in the section, Liquidity, Capital Resources and Cash Flow, we completed a restructuring of our debt and preferred stock and two equity financings, the second financing being our initial public offering.

During the first quarter of 2007, we completed and introduced a new generation of our interactive tile with added software enhancements. The new interactive tile and enhanced software, in addition to increased product reliability and reduced manufacturing cost, is significantly more illuminative and is now available in clear plastic in addition to the traditional off white.

On April 11, 2007, we commenced the private placement of up to 600,000 equity units at an offering price of $6.40 per unit. Each equity unit consists of: (1) eight shares of common stock; (2) eight unit warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. On April 30, 2007 we closed the offering period for our equity units. We sold 586,173 units at the offering price of $6.40 per unit, resulting in aggregate proceeds of $3,751,507. After estimated expenses of the offering of $311,507, the net proceeds to Lightspace were approximately $3,440,000.

On April 30, 2007, we completed the acquisition of the in process development emagipix technology from Illumination Design Works, Inc. Emagipix technology is an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of a cash payment of $300,000 and the issuance of a $950,000 convertible term secured non-recourse note. In connection with the acquisition, the developer of the emagipix technology (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace. We accounted for the acquisition of the emagipix technology as the acquisition of in process research and development and recorded a charge to operations in the June 30, 2007 quarter of $1,302,000, which included legal fees incurred in connection with the acquisition.

Lightspace has incurred net operating losses and negative operating cash flows since inception. At December 31, 2006 and March 31, 2007, we had an accumulated retained deficit of $10,311,635 and $11,044,125. At March 31, 2007 we had a stockholders’ deficit of $395,235 and a negative current working capital position of $665,290. We expect to incur additional losses and negative operating cash flows through at least the September quarter of 2007. We will continue thereafter to incur losses and negative operating cash flows until our revenue growth reaches that level that is able to support our operating expenses.

Our long-term success is dependent on obtaining sufficient capital to fund operations and development of new products, bringing such products to the worldwide market, and obtaining sufficient sales volume to be profitable. To achieve these objectives, we may be required to raise additional capital through public or private financings or other arrangements. There can be no assurance that such financings will be available on terms attractive to Lightspace, if at all. Such financings may be dilutive to stockholders and may contain restrictive covenants.

Results of operations for the years ended December 31, 2006 and 2005

Revenue and Operating Results

For the year ended December 31, 2006, revenue was $848,201, a decrease of $177,405, or 17%, from revenue of $1,025,606 recorded in the year ended December 31, 2005. The net loss for the year ended December 31, 2006 was $2,708,420 as compared to the net loss for the year ended December 31, 2005 of $2,914,507. The net loss for the year ended December 31, 2006 has been reduced by a one-time gain of $402,298 related to the stockholders’ debt and equity conversion on April 27, 2006, as discussed under the section Liquidity, Capital Resources and Cash Flow.

Due to the significantly larger number of weighted average common shares outstanding in the year ended December 31, 2006, 5,333,381, as compared to 971,182 in the year ended December 31, 2005, basic and diluted net loss per share for the year ended December 31, 2006 was $0.51 as compared to basic and diluted net loss per share of $3.00 for the year ended December 31, 2005.

The revenue for the year ended December 31, 2006 was comprised of sales of products, $780,843, and other revenue of $67,358, as represented by deferred maintenance revenue, sales of miscellaneous parts and other services. In the year ended December 31, 2006, there were 16 new product installation sites, representing 1,068 interactive tiles, comprised of eight Lightspace Play installations, five Lightspace Design installations, and three Lightspace Dance installations. The revenue for the year ended December 31, 2005 was comprised of the sales of products, $989,396, and other revenue of $36,210, as represented by deferred maintenance revenue and other services. In the year ended December 31, 2005, there were 14 new product installation sites, representing 1,370 interactive tiles, comprised of nine Lightspace Play installations five Lightspace Dance installations.

The decline in revenues for the year ended December 31, 2006, $848,201, as compared to the year ended December 31, 2005, $1,025,606, is due principally to the following: (1) the lack of interactive tiles available for sale (By the end of October of 2005 we had sold all available inventory of interactive tiles and did not receive the first production run of five hundred interactive tiles from our contract manufacturer until the first quarter of 2006.); and (2) the inability to pursue the normal sales process wherein leads are pursued, demonstrations made, and terms and dates of installation are agreed upon, due to the lack of available inventory. During the first six months of 2006, we added three sales personnel to our staff and recommenced marketing and advertising of our products.

Our product backlog as of December 31, 2006 was $208,134, representing three hundred forty three (343) interactive tiles. Product backlog as of December 31, 2005 was $26,400, representing thirty six (36) interactive tiles. Cancellation of a signed contract or order included in product backlog requires the consent of Lightspace.

For the year ended December 31, 2006, sales of our products and recognition of other revenue were made to customers in the United States, in the amount of $567,827, to customers in Asia, in the amount of $141,851, and to customers in other international countries, $138,523. For the year ended December 31, 2005, sales of our products and recognition of other revenue were made to customers in the United States, in the amount of $748,800, to customers in Asia, in the amount of $114,675, to a Canadian customer, in the amount of $121,750, and to customers in other international countries, in the amount of $40,381.

Lightspace had ten different customers that each comprised more than 10% of product sales through the three years ended December 31, 2006. In year ended December 31, 2006, two customers accounted for $367,851, or approximately 47% of total product sales. In each of the years ended December 31, 2005 and 2004, four different customers accounted for $668,782, or approximately 68%, and $346,318, or approximately 91%, respectively of total product sales. We believe that the high percentage of product sales in each of the aforementioned periods to a small number of customers is the result of the low number of sales and the large dollar values of certain sales and is expected at this point of the Company’s operating history.

Product Cost and Gross Margin

For the years ended December 31, 2006 and 2005, Lightspace recorded negative gross margins of $21,881, or 3%, and positive gross margins of $200,798, or 21%, respectively. The year ended December 31, 2006 includes a provision of $196,371 for obsolete inventory component parts and interactive tiles resulting from engineering design changes to be incorporated into the production of interactive tiles in the first quarter of 2007. In addition to the 2006 provision for obsolescence, another factor affecting the significant decline in the 2006 gross margin is that the fixed cost of our manufacturing and customer service organizations, as discussed hereafter, was spread over a lower number of sales of interactive tiles, 1,068 tiles in the year ended December 31, 2006 versus 1,370 tiles in the year ended December 31, 2005. Due to the low dollar volume of sales in each year, these margin rates are not representative of margin rates that may be achieved if we achieve higher volume levels.

Product cost includes the direct cost of materials, associated freight charges, and the allocated per unit cost of the contractor’s manufacturing labor, overhead and profit associated with products sold. For the most part, these costs are variable and increase or decrease with volume. Product cost also includes Lightspace’s personnel and related expenses assigned to manufacturing and customer service. These latter costs tend to be a fixed cost that decreases on a per unit basis as volume increases.

While not apparent due to the low dollar volume of sales in the year ended December 31, 2006, we were able to achieve a 17% reduction in the cost of an interactive tile by changing certain component part suppliers, eliminating several component parts, and negotiating a supply contract with a new contract manufacturer. We expect that with volume increases, we may be able to achieve further reductions in both the cost of the interactive tiles and other system components that will offset the increased cost of plastic used in our products due to higher oil prices.

Operating Expenses

Research and development spending was $1,001,539 for the year ended December 31, 2006 as compared to $895,942 for the year ended December 31, 2005, an increase of $105,597, or 12%. As we previously mentioned, to conserve cash subsequent to March 2005, we significantly reduced all department spending. 2005 quarterly spending for research and development decreased from a high of $268,795 in the quarter ended March 2005 to approximately $185,000 for each of the quarters ended September and December 2005. For the most recent quarter ended December 31, 2006, research and development spending had increased to $274,830. The increased 2006 research and development spending is related to the two engineers hired in 2006 and spending for new product development. We intend to hire two additional engineers in 2007 to assist in new product development. Additionally, we have budgeted approximately $286,000 in 2007 research and development spending, exclusive of staff salaries, for the design, development and testing of a new generation of Lightspace products.

Selling and marketing expenditures were $1,033,715 for the year ended December 31, 2006 as compared to $648,315 for the year ended December 31, 2005, an increase of $385,400, or 59%. Selling and marketing expenditures were significantly reduced after the quarter ended March 2005 to conserve cash. The increase in sales and marketing spending in the year ended December 31, 2006 is related to the 2006 hiring of three sales/customer service employees, and increased spending for trade shows, advertising, demonstration interactive tile floors and employee travel expenses.

Administrative expenditures were $772,134 for the year ended December 31, 2006 as compared to $1,019,189 for the year ended December 31, 2005, a decrease of $247,055, or 24%. In the year ended December 31, 2005, administrative expenses were impacted by approximately $292,000 of legal and other consulting fees incurred in connection with our short-term note financings and a contemplated, but subsequently aborted, merger with a public company. Administrative expenses were further impacted in September of 2005 by: (1) the restoration of our former CEO’s salary to $250,000 per year from prior nominal amounts; and (2) the fair value of common stock warrants, $54,849, issued in connection with the extension of payment terms of a demand note and personal guarantees of Lightspace debt obligations. In the year ended December 31, 2006 partially offsetting the savings from the non-reoccurrence of the 2005 legal, consulting and warrant expenses discussed above, was the addition of permanent accounting and finance personnel.

On April 21, 2006, we entered into a severance agreement with our former Chief Executive Officer, pursuant to which he resigned as an officer, director and employee of Lightspace effective March 31, 2006. Under the agreement, we paid him his accrued wages and vacation pay, reimbursed him for recorded expenses incurred on behalf of Lightspace aggregating $47,636, paid him $10,000 as severance, and paid him $20,000 as a non-refundable advance payment for one-hundred (100) hours of consulting work. We also paid $20,000 against an existing accounts payable balance due to his affiliate, Immersive Productions.

Interest Expense

Net interest expense for the year ended December 31, 2006 was $281,449 as compared to $551,859 for the year ended December 31, 2005, a decrease of $270,410, or 49%. The decrease in interest expense for the year ended December 31, 2006 is due to the conversion to common stock and common stock warrants on April 27, 2006 of $2,701,853 in principal amount of convertible and demand notes, and the conversion to common stock and common stock warrants on May 3, 2006 of $2,400,000 in principal amount of senior secured notes, all as discussed in Liquidity, Capital Resources and Cash Flow below.

Results of operations for the years ended December 31, 2005 and 2004

Revenue and Operating Results

For the year ended December 31, 2005 product sales aggregated $989,396, an increase of 198% over 2004 product sales of $332,117, and other 2005 revenue, principally deferred maintenance revenue, aggregated $36,210, a decrease of 25% over 2004 other revenue of $48,404. These results reflect the small number of our sales to date and the brief period in which we have been operating. There were 14 new product installation sites in 2005, representing 1,370 interactive tiles, comprised of five Lightspace Dance installations and nine Lightspace Play installations.

The net loss for the year ended December 31, 2005 was $2,914,507 as compared to the net loss for the year ended December 31, 2004 of $4,104,377. The basic and diluted net loss per share for the year ended December 31, 2005 was $3.00 as compared to $4.25 for the year ended December 31, 2004.

Quarterly 2005 revenues decreased significantly from a high of $632,402 for the March quarter to $150,963, $183,070 and $59,171 for the June, September and December 2005 quarters, respectively. The decline in quarterly revenues was due to the inability of Lightspace to secure additional adequate financing during this period. To conserve cash, we were required to terminate sales and marketing personnel, significantly restrict marketing expenditures, and in March 2005 stop the production of interactive tiles. Fourth quarter sales of $59,171 used all available inventory of interactive tiles. With the new funding round that commenced in September 2005, we engaged a contract manufacturer to produce 500 interactive tiles. These interactive tiles were delivered in the first quarter of 2006.

Lightspace commenced operations in the latter half of 2003 and recorded its first sale in January of 2004. Initially, our sole product offering was Lightspace Dance. During the first quarter of 2004, Lightspace introduced the Lightspace Play product. Revenue from the sale of products in 2004 was $332,117. There were five product installation sites, representing 466 interactive tiles, comprised of three Lightspace Dance installations and two Lightspace Play installations. Other 2004 revenue in the amount of $48,404 represents income associated with short-term rentals of Lightspace products and the recognition of deferred maintenance revenue on a straight-line basis over the term of the contract.

All 2004 product sales were made to customers in the United States. Sales of products and recognition of deferred maintenance revenue for the year ended December 31, 2005 were made to customers in the United States, $748,800, and to international customers, $276,806, including a $121,750 sale to a customer located in Canada. In each year, due to the large dollar value of certain sales and the level of sales volume, four different customers each comprised more than 10% of revenues or accounts receivable. For the years ended December 31, 2005 and 2004, sales to individual customers that comprised more than 10% of revenues aggregated $668,782 and $346,318, respectively.

Product Cost and Gross Margin

For the years ended December 31, 2005 and 2004, Lightspace recorded gross margins of $200,798, or 20%, and a negative $282,920, or negative 74%, respectively. Due to the low dollar volume of sales, these margin rates are not representative of margin rates that may be achieved if we achieve higher volume levels.

Product cost includes the direct cost of materials, associated freight charges, and the allocated per unit cost of the contractor’s manufacturing labor, overhead and profit associated with products sold. For the most part, these costs are variable and increase or decrease with volume. Product cost also includes Lightspace’s personnel and related expenses assigned to manufacturing and customer service. These latter costs tend to be fixed costs that decrease on a per unit basis and as a percentage of revenue as volume increases.

Operating Expenses

Research and development, selling and marketing and administrative expenses in 2004 increased significantly to $3,592,871 from the 2003 level of $474,713. The principal components of this increased spending were the addition of 22 employees to these departments from December 2003 to June 2004, rental of office space in March 2004 at approximately $26,000 per month, increased marketing trade show expenditures, and the expansion of the research and development project budget for product design improvements and development of new products.

In March 2004, as previously mentioned, we began to experience production problems in the manufacturing of the interactive tiles. The consequences of the manufacturing problems, the lack of saleable inventory and higher production costs, coupled with our inability at that time to secure adequate financing, required us to significantly reduce spending in all departments to conserve cash. Company wide employment levels were reduced from a high of 27 employees at June 30, 2004 to 11 employees at September 30, 2005. In addition to the reduction of employees, we were required to significantly reduce all other departments’ spending. As a result, research and development expenditures decreased to $895,942 in 2005 from $1,543,653 in 2004, a 42% reduction, and selling and marketing expenditures decreased to $648,315 in 2005 from $1,005,569 in 2004, a 36% reduction. Administrative expenses, while experiencing the same internal spending reductions as the other departments, were $1,019,189 in 2005, slightly less than the $1,043,649 recorded in 2004. In the year ended December 31, 2005, administrative expenses were impacted by approximately $292,000 of legal and other consulting fees incurred in connection with our short-term note financings and a contemplated, but subsequently aborted, merger with a public company. Administrative expenses were further impacted in September of 2005 by: (1) the restoration of our former CEO’s salary to $250,000 per year from prior nominal amounts; and (2) the fair value of common stock warrants, $54,849, issued in connection with the extension of payment terms of a demand note and personal guarantees of Lightspace debt obligations.

The resulting effect of these cash conservation measures was that overall departmental expenditures for the year ended December 31, 2005 were $2,563,446, approximately $1,029,000, or 29%, less than such expenditures, $3,592,871, in 2004.

Interest Expense

Net interest expense has increased on a yearly basis from $5,350 in 2003 to $228,586 in 2004 to $551,859 in 2005. The progressive increase in interest expense is directly related to our increased short-term borrowings to fund operating expenses and the production of inventory. At December 31, 2003 total borrowings were $237,000 increasing to $2,364,247 at December 31, 2004 and to $4,639,234 at December 31, 2005. In addition to the stipulated interest rates associated with the increase in total borrowings, interest expense in the years 2004 and 2005 was further impacted by charges of $71,657 and $88,200, respectively, related to the fair value of preferred and common stock warrants issued in connection with the placement of convertible debt.

Results of Operations for the Quarters Ended March 31, 2007 and 2006

Revenue and Operating Results

For the quarter ended March 31, 2007, revenue was $333,959, an increase of $298,395 from revenue of $35,564 recorded in the quarter ended March 31, 2006. The net loss for the quarter ended March 31, 2007 was $732,490, as compared to a net loss for the quarter ended March 31, 2006 of $913,792. Due to the significantly larger number of weighted average common shares outstanding in the quarter ended March 31, 2007, 10,593,111, as compared to 977,182 in the quarter ended March 31, 2006, basic and diluted net loss per share for the quarter ended March 31, 2007 was $0.07 as compared to basic and diluted net loss per share of $0.94 for the quarter ended March 31, 2006.

The revenue for the quarter ended March 31, 2007 was comprised of revenue from the sale of products, $316,534, and other revenue of $17,425, as represented by deferred maintenance revenue, sales of miscellaneous parts and other services. In the quarter ended March 31, 2007, there were 12 Lightspace Play or Lightspace Design new installation sites and one Lightspace Dance new installation site, representing 509 interactive tiles. The revenue for the quarter ended March 31, 2006 was comprised of revenue from the sale of products, $24,905, and other revenue of $10,659, as represented by deferred maintenance revenue, sales of miscellaneous parts and other services. In the quarter ended March 31, 2006, there was one Lightspace Play new installation site, representing 36 interactive tiles. The quarter ended March 31, 2006 was impacted by: (1) the lack of interactive tiles available for sale (By the end of October of 2005 we had sold all available inventory of interactive tiles and did not receive the first production run of 500 interactive tiles from our contract manufacturer until the first quarter of 2006.); and (2) the normal sales process wherein leads are pursued, demonstrations made, and terms and dates of installation are agreed upon (The sales staff at Lightspace had been reduced to two employees during 2005 due to the critical cash situation. It was until late in the March quarter of 2006 and in the second quarter that three additional sales staff were hired.).

Our product backlog at March 31, 2007 was $163,200, representing 261 interactive tiles. We expect that this backlog will be shipped and installed prior to June 30, 2007. Product backlog at December 31, 2006 was $208,134, representing 343 interactive tiles. Cancellation of a signed contract or order included in product backlog requires the consent of Lightspace.

For the quarter ended March 31, 2007, sales of Lightspace products were made to customers in the United States - $220,959; South America - $42,000; Europe - $26,000; Asia - $24,500; and Canada - $20,500. During this period, three Lightspace customers each comprised more than 10% of revenues. Sales to these customers aggregated $126,334 in the 2007 three-month period. For the quarter ended March 31, 2006, a single product sale was made to a customer in the United States.

Product Cost and Gross Margin

For the quarters ended March 31, 2007 and 2006, Lightspace recorded gross margins of $62,694, or 19%, and a negative $51,657, or 145%, respectively. Due to the low dollar volume of sales in each quarter, particularly the quarter ended March 2006, these margin rates are not representative of margin rates that may be achieved if we achieve higher volume levels.

Product cost includes the direct cost of materials, associated freight charges, and the allocated per unit cost of the contractor’s manufacturing labor, overhead and profit associated with products sold. For the most part, these costs are variable and increase or decrease with volume. Product cost also includes our personnel and related expenses assigned to manufacturing and customer service. These latter costs tend to be a fixed cost that decreases on a per unit basis as volume increases.

Operating Expenses

Research and development spending was $250,048 for the quarter ended March 31, 2007 as compared to $226,340 for the quarter ended March 31, 2006. The increased research and development spending when comparing the quarter ended March 31, 2007 to the quarter ended March 31, 2006 of approximately $24,000, or 11%, is principally related to expenditures for final prototypes and external certifications related to the March 2007 product launch of a new generation of our interactive tile with software enhancements. Research and development spending for the 2007 year is forecasted to exceed the amount spent for our 2006 research and development efforts.

Selling and marketing expenditures were $300,943 for the quarter ended March 31, 2007 as compared to $212,633 for the quarter ended March 31, 2006, an increase of $88,310, or 42%. During the 2005 year selling and marketing expenditures were significantly reduced to conserve cash. It was not until the first and second quarters of 2006 that sufficient cash was available to allocate more resources to our selling and marketing efforts. During the six months ended June 30, 2006, we added three sales/customer service employees and increased spending for trade shows, advertising, print publications, and employee travel expenses. We anticipate that additional sales staff will be added in 2007.

Administrative expenses were $232,343 for the quarter ended March 31, 2007 as compared to $272,193 for the quarter ended March 31, 2006, a decrease of $39,850, or 15%. The quarter ended March 31, 2006 include a $30,000 payment under a severance agreement to our former Chief Executive Officer and additional internal financial and accounting expenses incurred in connection with our private and public sales of equity securities in 2006. No such similar expenses were incurred in the March 2007 quarter; however, partially offsetting the lack of such expenses in 2007 is a charge of to administration of approximately $17,500 for stock option compensation.

Interest Expense

Interest expense was $11,850 for the quarter ended March 31, 2007 as compared to $150,969 for the quarter ended March 31, 2006, a decrease of $139,119, or 92%. The decrease in the quarter ended March 31, 2007 interest expense is due to the conversion to common stock on April 27, 2006 of $2,701,853 in principal amount of convertible and demand notes, and the conversion to common stock on May 3, 2006 of $2,488,471 in principal amount and accrued interest of bridge notes, as more fully described in the section, Liquidity, Capital Resources and Cash Flow.

Net Loss

The net loss for the quarter ended March 31, 2007 was $732,490 as compared to a net loss of $913,792 in the quarter ended March 31, 2006. Impacting the quarter ended March 31, 2007, in addition to the preceding discussion, was a charge in the amount of 40,246 related to stock option based compensation. The provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, were first effective for us in the September 2006 quarter, and accordingly no prior financials periods were affected by this pronouncement. At March 31, 2007, total unrecognized stock based compensation expense related to unvested common stock option grants expected to be charged to operations over the next two and one-quarter years is estimated to be approximately $350,000.

Liquidity, Capital Resources and Cash Flow

Lightspace has incurred net operating losses and negative operating cash flows since inception. At December 31, 2006 and March 31, 2007, we had an accumulated retained deficit of $10,311,635 and $11,044,125, respectively. At March 31, 2007 we had a stockholders’ deficit of $395,235 and a negative current working capital position of $665,290. As discussed hereafter, on April 30, 2007 we completed the private placement of equity units, resulting in net proceeds to Lightspace, after expenses of the offering, of approximately $3,440,000. We expect to incur additional losses and negative operating cash flows through at least the September quarter of 2007. We will continue thereafter to incur losses and negative operating cash flows until our revenue growth reaches that level that is able to support our operating expenses.

Lightspace’s long-term success is dependent on obtaining sufficient capital to fund its operations and development of its products, bringing such products to the worldwide market, and obtaining sufficient sales volume to be profitable. To achieve these objectives, we may be required to raise additional capital through public or private financings or other arrangements. There can be no assurance that such financings will be available on terms attractive to Lightspace, if at all. Such financings may be dilutive to stockholders and may contain restrictive covenants.

Lightspace has funded its operations through March 31, 2007 through the private and public issuances of common stock and warrants, Series A Preferred Stock, borrowings from stockholders and others pursuant to convertible and demand notes, bridge notes and senior notes, and sales of Lightspace products.

On February 9, 2006, we entered into the Securityholder Debt and Equity Conversion and Exchange Agreement (the “Exchange Agreement”) with (1) holders of $1,401,000 in principal amount of convertible notes and $1,538,234 in principal amount of demand notes, (2) holders of 133,732 shares of Series A convertible preferred stock and (3) existing warrantholders to provide for the terms of the debt conversion, preferred conversion and warrant exchange. On April 27, 2006, the conditions for the closing of the Agreement having been met, Lightspace effected the conversion and exchange. Under the terms of the Agreement, (1) the holders of convertible and demand notes received 1,544,865 shares of common stock and exchange warrants to purchase 1,480,849 shares of common stock at exercise prices ranging from $0.80 to $7.50 per share upon conversion of their existing notes and any warrants issued in conjunction therewith, and our former CEO received a contingent promissory note in the principal amount of $237,381; (2) the holders of Series A convertible preferred stock received 160,479 shares of common stock upon conversion of their Series A convertible preferred stock; and (3) the holders of other existing warrants received exchange warrants to purchase 41,063 shares of common stock at an exercise price of $7.50 per share. As a result of the closing of the Agreement, we recorded a one-time non cash net gain of $402,298.

On April 27, 2006, Lightspace and the holders of the senior secured bridge notes agreed to convert the outstanding principal and accrued interest thereon, $2,488,471, into equity units at a conversion price of $6.40 per unit. On May 3, 2006, we issued 388,821 equity units, and a small number of shares of common stock and unit warrants representing fractional units, in exchange for the surrender of all of the bridge notes. Each equity unit consists of: (1) eight shares of common stock; (2) eight unit warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. In aggregate we issued to the bridge noteholders in this transaction: (1) 3,110,585 shares of common stock; (2) 3,110,585 unit warrants to purchase a total of 3,110,585 shares of common stock at an exercise price of $1.00 per warrant; (3) 777,646 unit warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.25 per warrant; and (4) 777,646 unit warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.63 per warrant. The warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire.

In connection with the conversion of the senior secured bridge notes, the Lightspace incurred a $312,000 fee due to Griffin Securities, Inc., the placement agent for this transaction. Griffin Securities also acted as the underwriter for our public sale of equity securities, discussed below, and as the financial advisor for our private sale of equity securities on April 30, 2007.

In 2006, we filed a Registration Statement on Form S-1, and amendments thereto, with the Securities and Exchange Commission to register for sale a minimum of 450,000 units (as described above), on a best efforts all or none basis, and an additional 150,000 units on a best efforts basis, for a maximum of 600,000 units at a price per unit of $6.40. The Registration Statement was declared effective by the Securities and Exchange Commission on October 4, 2006 (Securities and Exchange File No. 333-131857). On November 2, 2006 we closed the public offering period for the sale of our equity units. We sold 600,000 units at an offering price of $6.40 per unit, resulting in aggregate proceeds to Lightspace of $3,840,000. After repayment of principal and interest due on senior notes in the aggregate amount of $1,409,000 and expenses of the offering of $468,000, the net proceeds to Lightspace were approximately $1,963,000. Each equity unit consists of: (1) eight shares of common stock; (2) eight unit warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. The sale of 600,000 units sold include an aggregate of: (1) 4,800,000 shares of common stock; (2) 4,800,000 unit warrants to purchase a total of 4,800,000 shares of common stock at an exercise price of $1.00 per warrant; (3) 1,200,000 unit warrants to purchase a total of 1,200,000 shares of common stock at an exercise price of $1.25 per warrant; and (4) 1,200,000 unit warrants to purchase a total of 1,200,000 shares of common stock at an exercise price of $1.63 per warrant. The warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire.

In connection with the sale of the public equity units, we issued to Griffin Securities, Inc., the underwriter, a unit purchase warrant exercisable for 102,000 units at an exercise price of $7.68 per unit. Each underwriter unit consists of: (1) eight shares of common stock; (2) eight unit warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. The units to be issued to Griffin Securities upon exercise of the unit purchase warrant are the same in all respects as the units sold in the public placement.

On April 30, 2007 we sold in a private placement 586,173 equity units, in the same form sold in our public offering, at the offering price of $6.40 per unit, resulting in aggregate proceeds to Lightspace of $3,751,507. After estimated expenses of the offering of $311,507, the net proceeds to Lightspace were approximately $3,440,000. The sale of 586,173 units resulted in the issuance of: (1) 4,689,384 shares of common stock; (2) 4,689,384 warrants to purchase a total of 4,689,384 shares of common stock at an exercise price of $1.00 per warrant; (3) 1,172,346 warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.25 per warrant; and (4) 1,172,346 warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.63 per warrant. The warrants are exercisable at the option of the holder at any time up until April 30, 2012, at which date the warrants expire. In the event of a division of our common stock, the warrants will be adjusted proportionately. The warrants have been classified permanently within stockholders’ equity, as upon exercise, the warrant holder can only receive the specified number of common shares. We entered into a Registration Rights Agreement with the purchasers of the equity units, whereby we have agreed to file a registration statement, within 45 days of the closing, to register for resale the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants, included in the equity units issued in the private placement to investors and the financial advisor.

In connection with the sale of the equity units, Lightspace paid Griffin Securities, Inc., the financial advisor for the private placement, a fee in the amount of $187,575 and issued to Griffin Securities a purchase warrant exercisable for 58,617 units, in the same form sold in the private placement, at an exercise price of $6.40 per unit.

We used a portion of the net proceeds from the private placement to complete the acquisition of the emagipix technology by the payment of the cash purchase price of $300,000. The balance of the net proceeds will be used for general working capital purposes, including payment of the expenses of registering the private placement units for resale.

We believe that the proceeds from the April 30, 2007 private placement, together with anticipated revenues from sales of our products, will be sufficient to meet our liquidity requirements for the next 12 months.

As a result of the private placement, issued and outstanding shares of Lightspace’s common stock at April 30, 2007 increased to 15,282,495 from 10,593,111 issued and outstanding shares at December 31, 2006 and March 31, 2007. Additionally, issued and outstanding common stock warrants at April 30, 2007 were 23,634,205, exercisable at prices that range from $0.80 to $7.50. At December 31, 2006 and March 31, 2007, we had issued and outstanding common stock warrants in the aggregate amount of 15,427,789, exercisable at prices that range from $0.80 to $7.50.

Technology Acquisition

On March 29, 2007, Lightspace Emagipix Corporation (“LEC”), a newly formed wholly-owned subsidiary of Lightspace Corporation, entered into an agreement with Illumination Design Works, Inc. to acquire the assets related to the in process development of its emagipix technology, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of an initial cash payment of $45,000 and a cash payment of $255,000 and the issuance of a $950,000 convertible term secured non-recourse note to Illumination Design Works, Inc. upon the closing of the technology purchase.

On April 30, 2007, LEC completed the acquisition of the emagipix technology. In connection with the acquisition, the developer of the emagipix technology, Mr. Hoch, (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace. Upon employment with Lightspace as Chief Scientist, the Company granted Mr. Hoch options to purchase 250,000 shares of common stock at an exercise price of $0.80 per share.

The $950,000 convertible term secured non-recourse note bears interest a 5% per annum, payable yearly, and is due and payable on April 30, 2011. The note is secured by a pledge of 67% the stock of LEC. The principal of the note is convertible at any time up and until April 30, 2011, at the option of the holder, into the common stock of Lightspace Corporation at a conversion price of $0.80 per share. Upon the occurrence of certain defined events of default by the noteholder, Lightspace has the right to convert the note to common stock at the lower of the conversion price of $0.80 or current market price of the common stock.

We estimate that the cost to complete the development of the emagipix technology will be between $1.5 million and $2.0 million. We further expect that the technology will be commercially available within three years. Lightspace accounted for the acquisition of the emagipix technology as the acquisition of in process research and development and recorded a charge to operations in the June 30, 2007 quarter approximating $1,302,000, which included legal fees incurred in connection with the acquisition.

Income Taxes

At December 31, 2005 and 2006 and March 31, 2007, Lightspace had operating loss carryforwards of approximately $6,684,000, $3,384,000 and $4,100,000, respectively, available to offset future taxable income for United States federal and state income tax purposes. At December 31, 2006 and March 31, 2007, approximately $1,846,000 of the operating loss carryforwards were restricted as to yearly usage, as discussed hereafter. The United States federal tax operating loss carryforwards expire commencing in 2021 through 2027. The state tax operating loss carryforwards expire commencing in 2007 through 2011. Additionally, at December 31, 2006 and March 31, 2007, the Company had research and development credit carryforwards of approximately $69,000 and $74,000, respectively, available to be used as a reduction of federal income taxes.

The deferred tax asset related to the operating loss carryforwards, tax credits and other items deductible against future taxable income was $3,068,415, $1,611,591 and $1,904,666 at December 31, 2005 and 2006 and March 31, 2007, respectively. We have provided a valuation allowance at those dates equal to the full amount of the deferred tax asset, and will continue to fully reserve the deferred tax asset until it can be ascertained that all or a portion of the asset will be realized.

Our ability to use the operating loss carryforwards and tax credit carryforwards to offset future taxable income is subject to restrictions enacted in the United States Internal Revenue Code of 1986. These restrictions severely limit the future use of the loss carryforwards if certain ownership changes described in the code occur. The common stock ownership changes occurring as a result of the securityholder debt and equity conversion on April 27, 2006 and the conversion of senior secured notes on May 3, 2006 have caused defined ownership changes that have resulted in reductions and in limitations in the use of the operating loss and tax credit carryforwards. The value of the operating loss carryforwards at the date of the ownership change, $6,313,000, was reduced to approximately $1,846,000. Additionally, in future years, such reduced operating loss carryforwards of $1,846,000 can be used only to offset approximately $90,000 of taxable income per year, if any. The tax credit carryforwards at the date of the ownership change were similarly reduced and restricted. Our unrestricted operating loss carryforwards at March 31, 2007 were approximately $2,254,000. The common stock ownership changes occurring as a result of our initial public offering on November 2, 2006 and the private placement of equity units on April 30, 2007 have caused restrictions and limitations in the use of the unrestricted operating loss carryforwards at March 31, 2007. Therefore, in future years, Lightspace may be required to pay income taxes even though significant operating loss and tax credit carryforwards exist.

Manufacturing Operations

We currently contract for the production and assembly of interactive tiles from an independent manufacturing company and have had discussions with other contract manufacturers as secondary sources for the production and assembly of our interactive tiles. The current contract manufacturer is ISO certified and, to date, we have not experienced either quality or production difficulties. The production run is scheduled for a minimum of 200 interactive tiles per week, with the ability to increase the weekly production to 400 to 500 interactive tiles, if required.

Deferred Revenue and Backlog

Deferred revenue is represented by: (1) advance deposits received from customers for the future purchase and installation of a Lightspace system; and (2) the balance of deferred maintenance revenue to be recognized as income over the remaining term of the maintenance contract. Customer deposits are the segment of backlog that, in addition to being supported by a signed contract, is also supported by a customer advance payment. Our product backlog at March 31, 2007 and December 31, 2006 was $163,200 (261 interactive tiles) and $208,134 (343 interactive tiles), respectively, and was comprised substantially of customer advance payments.

Off-Balance Sheet Arrangements

Lightspace has no off-balance sheet arrangements other than normal lease arrangements.

At December 31, 2006, we leased our office and manufacturing space and certain office equipment. Total rent expense for each of the years ended December 31, 2004, 2005 and 2006 and the quarters ended March 31, 2006 and 2007 was $276,468, $329,754, $364,875, $95,122 and $81,946, respectively.

Effective May 1, 2006, the Lightspace entered into a five-year lease for approximately 16,000 square feet to be used for office and manufacturing operations. The terms of this new lease provide for average annual base rental payments of approximately $293,500 per year, plus an allocated percentage of the increase in the building operating costs over defined base year operating costs.

The table below sets forth our known contractual obligations as of December 31, 2006.

Contractual Obligation	Payments Due by Period
	Total	1 Year	2-3 Years	4-5 Years	Thereafter
Facility lease	$1,408,123	$259,976	$657,867	$490,280	-
Other leases	15,008	15,008	-	-	-
Total	$1,423,131	$274,984	$657,867	$490,280	-

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. This statement addresses accounting for stock-based compensation arrangements, including shares issued to employees and directors under various stock-based compensation arrangements. This statement will require us to use the fair value method, rather than the intrinsic-value method, to determine compensation expense for all stock-based arrangements. Additionally, Lightspace will no longer be permitted to calculate stock-based compensation utilizing the minimum value method. This statement was effective for Lightspace in 2006 for all prospective grants of stock-based compensation awards and modification of prior stock awards. Adoption of this statement will increase compensation costs recognized in our statement of operations from historical levels for all prospective awards granted and modification of prior stock awards.

Critical Accounting Policies and Estimates

The financial statements of Lightspace are prepared in conformity with accounting principles generally accepted in the United States of America. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Lightspace is also required to make certain judgments that affect the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and the process under which those estimates are formulated. Lightspace develops its estimates based upon historical experience as well as assumptions that are considered to be reasonable under the circumstances. Actual results may differ from these estimates.

We believe that the following critical accounting policies impact the more significant judgments and estimates used in the preparation of the financial statements:

Revenue Recognition. Lightspace recognizes revenue from the sale of its entertainment systems when all of the following conditions have been met: (1) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (2) our products have been delivered and risk of loss has passed to the customer; (3) we have completed all of the necessary terms of the contract including but not limited to, installation of the product and training; (4) the amount of revenue to which we are entitled is fixed or determinable; and (5) we believe it is probable that it will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, Lightspace defers recognition of revenue. Revenue from maintenance contracts is recorded on a straight-line basis over the term of the contract. An allowance for uncollectible receivables is established by a charge to operations, when in our opinion it is probable that the amount due to Lightspace will not be collected.

Inventory Reserve - A reserve for obsolete and slow moving inventory is established by a charge to product cost when, in the opinion of the Company, engineering design changes, the introduction of new products or forecasted selling prices have reduced the net realizable value of such inventory below cost.

Warranty Reserve. Our products are warranted against defects for twelve months following the sale. Reserves for potential warranty claims are provided at the time of revenue recognition and are based on several factors including historical claims experience, current sales levels and Lightspace’s estimate of repair costs.

Stock-Based Compensation. Effective January 1, 2006, we adopted the provisions of Financial Accounting Standards No. 123(R), Share-Based Payment. This statement requires that the fair value of stock-based awards be measured at the grant date, recognized as compensation expense over the defined service period, and be adjusted for anticipated forfeitures. We estimate the fair value of each stock-based award on the date of grant using a stock option valuation model. The valuation model incorporates assumptions for stock price volatility, the expected exercise period, risk-free interest rate and dividend yield. Some of these assumptions are subjective and require the exercise of judgment. Additionally we must estimate the number of grants that may be forfeited. If actual experience differs significantly from our estimates, compensation expense that we record in future periods may differ materially from that recorded in the current period and that amount projected for future periods.

Internal Accounting Controls

During the course of the audit of our 2005 financial statements, Miller Wachman LLP, our auditors, brought to the attention of our management several weaknesses and reportable conditions that represented significant deficiencies in the design and operation of internal controls, which may have adversely affected Lightspace’s ability to initiate, record, process and report financial data. We have taken the following corrective steps that we believe adequately addressed these deficiencies.

The weaknesses and reportable conditions in our system of internal controls occurred during the approximate period from March 2005 through August and September 2005. During this period, due to the cash situation at Lightspace, we operated without any accounting or finance employees. Only entries affecting cash balances were posted to the financial records, and consequently, no meaningful interim financial statements were prepared. In August and September 2005, we hired accounting consultants to post the transactions for this period and to prepare quarterly and year-to-date financial statements. In October 2005, we signed a contract for a full time CFO and hired an office manager/accountant. Since September 2005, we have produced timely monthly financial statements, forecasts and budget comparisons.

BUSINESS

The following section should be read in connection with our summary historical financial information beginning on pages 14 and 20, the “Use of Proceeds” beginning on page 12 and our financial statements and related notes beginning on page F-1 of this Prospectus. This description of our business contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in “Risk Factors” beginning on page 4 and elsewhere in this Prospectus.

Corporate Overview

Lightspace was formed as a Delaware corporation on August 13, 2001. Our principal business is researching, designing, developing, marketing and selling immersive, interactive environments, called “Lightspace” systems, comprised of patent pending hardware and software technologies designed and developed by us that integrate light, sound and movement. Since our formation, our principal activities have consisted of product research, design and development, market research, business planning, marketing, sales, and distribution of our products.

Technology

The core component of the Lightspace product set is a pressure-sensitive, display panel technology that converts everyday surfaces such as floors, walls, bar tops, tabletops and ceilings into customizable, adaptable, interactive display, gaming, fitness or educational platforms. Through the integration of light, sound and movement, Lightspace technology enables an infinite number of patron-driven experiences for businesses that entertain and engage people.

During the first quarter of 2007, we completed and introduced a new generation of our interactive tile with added software enhancements. The new interactive tile and enhanced software, in addition to increased product reliability and reduced manufacturing cost, is significantly more illuminative and is now available in clear plastic in addition to the traditional off white.

Our product development strategy is focused on increasing product functionality and in reducing product cost. The current version of the product consists of interactive tiles which use a four-inch by four-inch pixel size. The tiles display millions of discrete colors using Red-Green-Blue light emitting diodes (RGB LEDs), are pressure sensitive and are interconnected via a network. In addition to the tiles, the product is deployed with a control station which controls the interactive tiles over the network connections and a vinyl covering to protect electronics in the tiles from exposure to liquids.

Part of our product development process has focused on reducing the cost of the current tile design over time. In the year ended December 31, 2006, we reduced the cost to manufacture each tile by approximately 17%. We anticipate that additional measures, including overseas manufacturing, new product designs and higher volume production may produce further cost reductions.

Lightspace Interactive System. The Lightspace Interactive Surface (“LIS”) consists of the interactive Lightspace tile system, the Lightspace control station and the Lightspace Management System (“LMS”) which includes software, games and effects packages. The LIS can display lights, effects, images, logos and video in response to the location and movement of participants within its perimeter. The LIS can integrate with existing products and technologies such as sound boards, lighting consoles, display devices (TV screens, projectors, etc.), video servers and industry standard protocols, such as Digital Multiplexing (“DMX”) and Musical Instrument Digital Interface (“MIDI”).

Lightspace Tiles. Lightspace tiles are software driven, LED illuminated and interactive. The tiles can be installed on floors, walls, ceilings and other surfaces such as bar tops and dance cubes. Tiles can be mounted in both surface and recessed configurations and may be interactive or static. Each interactive tile is an individually addressable node, driven by the Lightspace control station and management software via physical network connections.

The dimensions of each tile are 16-inches by 16-inches horizontally and two-and-a-half inches vertically. The horizontal surface of each tile consists of 16 individual four-inch by four-inch pixels displaying millions of discrete colors by using color matched RGB LEDs. Multiple tiles are mounted in an array to create the Lightspace interactive surface. The tiles are manufactured from high-strength polycarbonate, allowing each tile to withstand 3000 pounds of load. Power is distributed from tile to tile via a fault tolerant distribution array. One power supply can support up to one hundred (100) tiles with the ability to connect power supplies in parallel for installations of larger sizes.

Lightspace Control Station with Lightspace Management System (“LMS”). The Lightspace Control Station with LMS is an integrated hardware/software product that creates, stores and plays interactive and non-interactive “Lightsofts” (programmed light effects), “Lightshows” (programmed combinations of Lightsofts) and games on the LIS. The LMS is comprised of the Visual Display Interface (“VDI”), allowing the user to control and change Lightsofts at will by manipulating customization parameters, and the Lightsoft Creator and Lightshow Creator software that collectively facilitate the management, creation and control of Lightsofts and Lightshows. The system can run both manually and automatically, providing users with complete control and versatility. In addition to the visual features described above, the LMS has several diagnostic tools that verify functionality and calibrate the LIS.

Markets

Lightspace systems are designed to serve a wide variety of markets in many applications, such as: “smart surface” sports training, interactive dance floors, guided navigation through public spaces, “smart rooms,” video games built into walls and floors played through movement of the whole body (“exergaming” or “exertainment”), combining education with physical activity (“edutainment”), sports arena surfaces, military or other training simulations and Las Vegas-style gaming.

Our current customers are in the markets of family entertainment centers, child care and fitness centers, retail stores, special event agencies, nightclubs and high-end home consumers. Further markets under development or consideration in the near term include location-based entertainment, trade show exhibits and designs, architects and designers, museums and science centers.

Initial Markets Already Entered

Family Entertainment Centers. Family entertainment centers (“FECs”) are leisure facilities encompassing multiple anchor attractions, offering activities from bowling, video games and miniature golf to go-karts, batting cages and skating rinks. FECs may range in size from small indoor play facilities for young children to multiple-acre facilities offering indoor and outdoor activities for participants of all ages. In 2003, there were approximately 10,000 FECs worldwide, with 8,100 located in the United States. We specifically developed Lightspace Play, a suite of interactive games for the LIS, to address this market.

Rental Agencies. The rental industry can be subdivided into party and special event rentals and advertising, promotional and trade show services.

The party and special event rental sector services high-end bar/bat mitzvahs, birthday parties, children’s events, weddings, fund-raisers and other family or community events. In addition to revenue gained through purchases of Lightspace systems by small businesses operating in this sector, we anticipate that revenue may also be generated through system upgrades, maintenance contracts, and new software content packages.

The advertising, promotional and trade show services sector includes high-end public and corporate promotional event planners. The scale of both the businesses operating in this sector and the events themselves tend to be significantly larger when compared to the party and special events rental sector. Lightspace believes that our products can continue to be sold or leased to numerous event planners to be used at various high-end corporate and private events. Due to the nature of these events, extremely large floors and custom applications are often required, which offer the potential for high sales and rental prices.

Nightclubs. According to Dun & Bradstreet, there are 5,373 drinking establishments in the United States that are designated as nightclubs and discotheques, where the primary entertainment activity is dancing. Additionally, there are approximately 8,500 lounges and clubs where dancing takes place but is not the primary entertainment activity of the establishment. Using LED and pressure sensing technologies, Lightspace Dance was developed specifically to provide a unique interactive product for this market.

Marketing and Sales

Lightspace actively markets its interactive lighting and entertainment products to industries including family entertainment centers, child care and fitness centers, special events, interior and architectural design and nightclubs. Lightspace systems are sold in standard sizes ranging in price from $24,000 to $65,000 and custom designed installations many times larger or smaller, with a price point determined by the size and customization work required for each installation. A limited amount of marketing has been done to date due to very tight budget restrictions and has consisted primarily of trade shows and internet advertising. Sales are conducted through a combination of internal sales people, external sales representatives and limited dealership channels. We have established relationships with third party shipping and logistics firms to enable rapid, low-cost distribution of our product to customer sites.

Lightspace Interactive Surfaces are currently divided into three specific product lines:
(a) Lightspace Play is a gaming system that creates a unique interactive gaming platform that combines lighting and interactive technologies to produce a recreational experience for children and adults;

(b) Lightspace Dance enhances the club experience by offering interactive dance floors, dance cubes, bar tops or runways and walls that respond to club goers movements upon the surface; and

(c) Lightspace Design is an illuminated, interactive tile system displaying customizable light and video effects that can be mounted on practically any flat surface and used for a variety of purposes.

In the fourth quarter of 2006, Lightspace launched a redesigned corporate Web site highlighting the division of the product lines and meeting the obligations imposed on publicly traded companies. Additionally, each product line will have its own micro-site catering to its specific audience utilizing targeted messaging, branding, advertising and images. We anticipate that these micro-sites will be launched in the third quarter of 2007.

We anticipate that a significant amount of our 2007 marketing budget, excluding personnel costs, will be spent on tradeshows, with approximately 80% of our sales coming directly or indirectly from those tradeshows. Six primary tradeshows have been selected for 2007 that target key potential clientele within our current markets. In the fourth quarter of 2006, we purchased a new tradeshow booth and modified our design and fabrication. The remainder of the marketing budget will be distributed between internet advertising, marketing materials and collateral, photo shoots, video shoots, public relations and other marketing costs.

For the year ended December 31, 2006, sales of our products and recognition of other revenue were made to customers in the United States, $567,827, to customers in Asia, $141,851, and to customers in other international countries, $138,523. For the year ended December 31, 2005, sales of our products and recognition of other revenue were made to customers in the United States, $748,800, to customers in Asia, $114,675, to a Canadian customer, $121,750, and to customers in other international countries, $40,381. All 2004 product sales were made to customers in the United States.

For the quarter ended March 31, 2007, sales of Lightspace products were made to customers in the United States - $220,959; South America - $42,000; Europe - $26,000; Asia - $24,500; and Canada - $20,500. During this period, three Lightspace customers each comprised more than 10% of revenues. Sales to these customers aggregated $126,334 in the 2007 three-month period. For the quarter ended March 31, 2006, a single product sale was made to a customer in the United States.

The Company had thirteen different customers that each comprised more than 10% of product sales through the three years ended December 31, 2006 and the quarter ended March 31, 2007. In each of the years ended December 31, 2004 and 2005, the Company had four different customers that accounted for $346,318, or approximately 91%, and $668,782, or approximately 68%, respectively, of total product sales. In the year ended December 31, 2006, two customers accounted for $367,851, or approximately 47% of total product sales. In the quarter ended March 31, 2007, three customers accounted for $126,334, or approximately 40% of total product sales. In the quarter ended March 31, 2006, one customer accounted for $24,905, or 100% of total product sales. The Company believes that the high percentage of product sales in each of the aforementioned periods to a small number of customers is the result of the low number of sales and the large dollar values of certain sales and is expected at this point of the Company’s operating history.

Competition

We believe that Lightspace is the first company to develop and offer modularized, illuminated, display surfaces for floors, walls, tabletops and ceilings that are adaptable, pressure sensitive and responsive to human touch. Other companies offer LED display panel technology products or interactive environments using alternative approaches to ours. For example, Element Labs, Inc. currently sells a non-interactive display tile and Reactrix Systems, Inc. currently sells an interactive environment using a projection and camera-based system of limited size. However, we are not aware of any commercial products similar to Lightspace interactive tiles.

Research and Development

During the 2006 fiscal year we continued to invest in our research and development efforts. By applying our research and development across all our products and markets, our strategy is to develop cost-effective interactive tiles and rapidly bring them to market. Our next generation product development is leveraging new technological changes in our industry and in the markets in which we sell our products. Our next generation product line, available in the second quarter of 2007, has a variety of new state-of-the-art capabilities and enhancements in hardware, software, mechanical, and optical components.

Moreover, the development of new products has required, and will require, that we expand our engineering team by additional engineering staff and by hiring subcontractors and consultants to leverage their specific expertise. We anticipate spending $286,000 in fiscal 2007, in addition to staff salaries, in research and development in connection with our efforts to expand and improve our product offerings.

Technology Acquisition

On March 29, 2007, Lightspace Emagipix Corporation (“LEC”), a newly formed wholly-owned subsidiary of Lightspace Corporation, entered into an agreement with Illumination Design Works, Inc. to acquire the in process development technology emagipix, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of an initial cash payment of $45,000 upon signing the agreement and a cash payment of $255,000 and the issuance of a $950,000 convertible term secured non-recourse note to Illumination Design Works, Inc. upon the closing of the technology purchase.

On April 30, 2007, LEC completed the acquisition of the emagipix technology. In connection with the acquisition, the developer of the emagipix technology (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace.

The $950,000 convertible term secured non-recourse note bears interest a 5% per annum, payable yearly, and is due and payable on April 30, 2011. The note is secured by a pledge of 67% the stock of LEC. The principal of the note is convertible at any time up and until April 30, 2011, at the option of the holder, into the common stock of Lightspace Corporation at a conversion price of $0.80 per share. Upon the occurrence of certain defined events of default by the noteholder, Lightspace has the right to convert the note to common stock at the lower of the conversion price of $0.80 or current market price of the common stock.

We estimate that the cost to complete the development of the emagipix technology will be between $1.5 million and $2.0 million. We further expect that the technology will be commercially available within three years. Lightspace accounted for the acquisition of the emagipix technology as the acquisition of in process research and development and recorded a charge to operations in the June 30, 2007 quarter approximating $1,302,000, which included legal fees incurred in connection with the acquisition.

Manufacturing

Lightspace has made a strategic decision to outsource its manufacturing and depends upon a network of vendors, custom parts suppliers, and contract manufacturers to produce its products. We intend to monitor the cost-effectiveness of our vendor network and, when possible, streamline our supply chain to reduce cost, identify and establish relationships with second and third sources for critical materials and services, and ensure ready availability for increasing demand.

Product Warranty and Return Policy

Lightspace provides a limited warranty to all customers for a period of one year from the date of acceptance. Lightspace warrants that the unaltered products will substantially conform to the applicable specifications. During the warranty period, products may be returned for service under our established RMA process and procedures. Pursuant to our warranty, Lightspace’s sole and exclusive liability is, at Lightspace’s option, to repair, replace, or refund the fees paid for the defective products.

Intellectual Property

Lightspace has filed for a number of domestic and international patents covering core aspects of our technology, all of which are currently pending. We have received trademark protection in the United States for the mark “Lightspace,” and endeavor to develop goodwill in this mark as we market and sell our products. We also rely on copyright laws to protect computer programs relating to our Web sites and our proprietary technologies, although to date we have not registered for copyright protection. We have registered Internet domain names related to our business in order to protect our proprietary interests. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we actively monitor access to our proprietary technology.

Governmental Regulation and Certification

To the best of our knowledge, we believe that we are complying with United States regulations concerning lighting, video and sound systems.

Personnel

We currently employ 20 persons on a full-time basis. On March 31, 2006, our Chief Executive Officer (“CEO”) resigned and Gary Florindo, previously our Vice President of Sales and a member of our Board of Directors, was appointed CEO. On February 15, 2007 our Chief Financial Officer resigned. On April 30, 2007, we hired Louis Nunes as Vice President and Chief Financial Officer. We also recently lost senior engineering personnel. We are in the process of interviewing candidates for these positions. We believe that our employee relations are good. We intend to continue to conduct our business primarily using employees and, in some instances, consultants. We anticipate that we will expand our workforce during 2007, including the addition of up to nine employees in our operating and administration departments.

Facilities

Lightspace previously occupied approximately 12,000 square feet of space in Cambridge Massachusetts for office and research and development and assembly and testing of Lightspace systems prior to delivery. Our office lease expired on March 1, 2006. On May 1, 2006, we occupied approximately 16,000 square feet of space in Boston, Massachusetts that we expect will accommodate our present needs and future growth.

Litigation

During the normal course of business, we may at times be involved in disputes and/or litigation with respect to our products, operations or employees. We are not currently involved in any significant litigation.

MANAGEMENT

Directors and Officers

The following table shows the names and ages of our directors, executive officers and key employees and the positions they hold with Lightspace. Our bylaws provide that directors may be elected at our annual stockholders meeting, at a special stockholders meeting called for such purpose, or in the event of a vacancy by the majority vote of the remaining directors and hold office until the next annual stockholders meeting and until their successors are elected and qualified. Our bylaws provide that the board of directors shall consist of such number of members as the board may determine from time to time, but not less than one and not more than thirteen. Our board of directors currently consists of one individual, our Chief Executive Officer, Gary Florindo. Executive officers are selected by the board of directors and serve at its discretion.

Name	Age	Position with Lightspace
Gary Florindo	31	Chief Executive Officer and Sole Director

Louis Nunes	44	Chief Financial Officer

Chris Cantone	34	Senior Vice President of Sales & Marketing

Brian Batease	43	Vice President of Manufacturing & Operations

David Hoch	47	Chief Scientist

Gary Florindo was appointed our Chief Executive Officer on March 31, 2006. He previously served as our Vice President of Sales since May 2004 and on our board of directors since July 2005. Mr. Florindo has over ten years experience in sales and business development, primarily in computer software and hardware, networking, professional services and infrastructure management. Prior to joining Lightspace, Mr. Florindo was a Senior Account Executive with Fiberlink Communications, Inc. from 2002 to 2003, and with Cable & Wireless PLC from 2003 to 2004. From 2001 to 2002, Mr., Florindo was a national account manager for Digex, Inc., and was the Director of Web Hosting Sales with PSINet, Inc. from 1998-2001. Mr. Florindo attended Salve Regina University in Newport, Rhode Island, where he studied business administration and computer science.

Louis Nunes joined Lightspace as Chief Financial Officer on April 30, 2007. Mr. Nunes has over 15 years of experience in finance and accounting. Before joining Lightspace, Mr. Nunes was Controller at Third Screen Media from 2006 to 2007 prior to its acquisition in 2007. From 2005 to 2006, Mr. Nunes served as Controller at Verdasys, Inc. and from 2004 to 2005 worked at EMC Corporation in the Business Planning function. From 2003 to 2004, Mr. Nunes served as Controller at Integrated IT Solutions where he was instrumental in creating and instituting key internal controls and successfully oversaw all aspects of the finance and accounting functions. Mr. Nunes received his Master in Accountancy from Bentley College in 2002 and has a MBA in Finance from the Massachusetts Institute of Technology and a Bachelors degree in management from Boston College. Mr. Nunes is a Certified Public Accountant, a Certified Internal Auditor and holds the Chartered Financial Analyst designation.

Chris Cantone joined Lightspace as Senior Vice President of Sales and Marketing in July 2006. Mr. Cantone has more than 12 years lighting experience in sales, product development and management. From 1995 until joining Lightspace, Mr. Cantone was with Color Kinetics, a world leader in solid-state lighting. Most recently, Mr. Cantone was Senior Product Manager, where his responsibilities were to gauge market trends and develop and manage new products and programs. Prior to that, Mr. Cantone was Director of Sales for the Northeast, with responsibility for the company’s sales, partnerships and relationships with the design community and end users. Mr. Cantone holds a Bachelor of Science in Electrical Engineering from Wentworth Institute of Technology.

Brian Batease has served as our Vice President of Manufacturing and Operations since November 2006. Mr. Batease has over twenty years experience in manufacturing processes and operations. Prior to joining Lightspace, Mr. Batease was Chief Operations Officer with True To Form Lighting from 2004 to 2006, where he was responsible for inventory management and factory operations. From 2002 to 2004 Mr. Batease was Head of Manufacturing at City Theatrical, Inc. where he was responsible for inventory processes and management. From 1997 to 2002, Mr. Batease was Vice President of Manufacturing with Electronic Theatre Controls.

David Hoch re-commenced employment with Lightspace as Chief Scientist on May 1, 2007 in connection with Lightspace’s acquisition of the emagipix technology from Illumination Design Works, Inc., a company in which Mr. Hoch was the principal owner. At Lightspace, Mr. Hoch will be responsible for the development and commercialization of the acquired emagipix technology. Mr. Hoch, a respected entrepreneur, has over 20 years of experience in developing numerous technology products including telecommunications equipment, electronic games, testing equipment, consumer electronics and sports monitoring devices. His products have been featured in U.S. News and World Reports, Wired Magazine, Beyond Tomorrow, Popular Electronics and the Boston Globe. Mr. Hoch was an officer and co-founder of Lightspace from 2001 to 2005. A graduate of MIT with a B.S. in Electrical Engineering, Mr. Hoch holds a number of patents and trademarks.

Compensation of Directors

Directors who are employees of Lightspace do not receive and will not receive any separate compensation for serving in the additional capacity as directors. When we increase the membership of our Board of Directors with qualified non-management directors, we will establish an appropriate compensation plan for such directors.

Employment Agreements

We currently have no employment agreements with members of our management team. On April 21, 2006, we entered into a severance agreement with Andrew Kennedy Lang, a stockholder, a former director and our former Chief Executive Officer, pursuant to which he resigned as an officer, director and employee of Lightspace. Mr. Lang resigned rather than accept a decrease in salary requested by our board of directors. Under the agreement, we (i) paid him his accrued wages and vacation pay, (ii) reimbursed him for expense incurred on behalf of Lightspace aggregating $47,636, (iii) paid him $10,000 as severance and (iv) paid him $20,000 as advance payment for 100 hours of consulting work. We also paid $20,000 against an existing accounts payable balance to his affiliate, Immersive Productions, and agreed to use our best efforts to pay the $52,385 balance due to Immersive Productions by December 31, 2006.

Management Compensation

The following table sets forth all compensation for the calendar years 2004, 2005 and 2006 awarded to, earned by, or paid to our Chief Executive Officer and Vice President of Sales. No other executive officer of Lightspace was paid in excess of $100,000 in the years presented.

				Stock		Other
Name and Principal Position	Year	Salary		Compensation		Compensation	Total
Gary Florindo
Chief Executive Officer and Director	2006	$120,791	(1)	20,481	(1)	-	$141,272
Vice President Sales and Director	2005	103,788				-	103,788
Vice President Sales	2004	-	(2)				-

James C. Louney (3)
Chief Financial Officer	2006	83,079	(3)	15,360	(3)		98,439

Andrew Kennedy Lang
Former CEO and Director	2006	84,250	(4)			$30,000	114,250
	2005	94,164					94,164
	2004	69,737					69,737

(1) Effective March 31, 2006, our former Chief Executive Officer resigned all positions with Lightspace, and Mr. Florindo was elected sole director by a vote of our stockholders and appointed Chief Executive Officer. Upon his appointment as Chief Executive Officer, Mr. Florindo’s annual salary was established at $125,000 per year. Mr. Florindo, as a member of management, does not receive any compensation for serving as a director.

On July 4, 2006, we issued 423,724 options to purchase 423,724 shares of common stock at an exercise price of $0.80 per option to Mr. Florindo pursuant to our 2006 Stock Incentive Plan. The options vest over a three year period and expired in ten years. No options under this grant were vested at December 31, 2006. The fair value of this award at the date of grant was determined to be $122,880 under the Black-Scholes option pricing model (see Note 16 to our financial statements included herein for the assumptions used to calculate the fair value). For the year ended December 31, 2006, we recognized $20,480 of the fair value of this award as compensation expense in our statement of operations.

On September 30, 2006, we issued 14,370 options to purchase 14,370 shares of common stock at an exercise price of $0.83 per option to Mr. Florindo pursuant to our 2005 Stock Incentive Plan. The options vest over a three year period and expired in ten years. 12,795 options under this grant were vested at December 31, 2006.

(2) Mr. Florindo commenced his employment with us as Vice President Sales in May 2004 and received less than $100,000 in salary in calendar year 2004.

(3) From October 4, 2005 to May 7, 2006, Mr. Louney had been our Vice President and Chief Financial Officer through a contract with AccountAbility Outsourcing, Inc., a financial management firm. On May 8, 2006, Mr. Louney accepted a position with us as Vice President, Chief Financial Officer and Assistant Secretary. Upon employment with us in May of 2006, Mr. Louney’s annual salary was established at $125,000 per year. On February 15, 2007, Mr. Louney resigned as an officer and employee of Lightspace. Mr. Louney agreed to provide transitional and financial accounting assistance to us through an approximate thirty day consulting agreement.

On July 4, 2006, we issued 317,793 options to purchase 317,793 shares of common stock at an exercise price of $0.80 per option to Mr. Louney pursuant to our 2006 Stock Incentive Plan. The options vest over a three year period and expired in ten years. No options under this grant were vested at February 15, 2007. Upon his resignation Mr. Louney forfeited all options. The fair value of this award at the date of grant was determined to be $92,160 under the Black-Scholes option pricing model (see Note 16 to our financial statements included herein for the assumptions used to calculate the fair value). For the year ended December 31, 2006, we recognized $15,360 of the fair value of this award as compensation expense in our statement of operations.

(4) On April 21, 2006, we entered into a severance agreement with Andrew Kennedy Lang, a stockholder, a former director and our former Chief Executive Officer, pursuant to which he resigned as an officer, director and employee of Lightspace as of March 31, 2006. Under the agreement, we (i) paid him his accrued wages and vacation pay, (ii) reimbursed him for recorded expenses incurred on behalf of Lightspace aggregating $47,636, (iii) paid him $10,000 as severance and (iv) paid him $20,000 as advance payment for 100 hours of consulting work. We also paid $20,000 against an existing accounts payable balance of $72,385 due to his affiliate, Immersive Productions, and agreed to use our best efforts to pay the $52,385 balance due to Immersive Productions by December 31, 2006. The $52,385 balance due Immersive Productions remains outstanding at December 31, 2006, and is included in our accounts payable balance at that date.

We issued warrants to purchase 5,463 shares of Series A preferred stock at an exercise price of $7.50 per share to Mr. Lang in 2004 (in connection with a loan from Mr. Lang to Lightspace) and warrants to purchase 15,130 shares of common stock at an exercise price of $7.50 per share in 2005 (in connection with Mr. Lang’s issuing a personal guarantee for certain Lightspace indebtedness).

In calendar years 2005 and 2004, Mr. Lang received salary payments from us at reduced levels and on an intermittent basis. Mr. Lang’s salary continued at these reduced levels until September 2005, when his salary was increased to $250,000 per year.

No other executive officer of Lightspace was paid in excess of $100,000 in the fiscal years 2003, 2004 and 2005. Our executive officers receive the same fringe benefits (health, dental and disability insurance and vacation) as is provided to other employees of Lightspace.

Equity Compensation Plan

The equity compensation plans that have been approved by our stockholders as of December 31, 2006 were our 2005 Stock Incentive Plan and our 2006 Stock Incentive Plan. We have no equity compensation plan that has not been approved by our stockholders.

Equity Compensation Plans Information as of December 31, 2006

	Number of Common		Number of Common
	Shares to be Issued	Weighted Average	Shares Remaining
	Upon Exercise of	Exercise Price	Available for
Authorized Plan	Outstanding Options	Per share	Future Issuance
2005 Stock Incentive Plan	53,680	$0.83	-

2006 Stock Incentive Plan	1,766,810	$0.80	351,812
Total	1,820,490	$0.80	351,812

In September 2005, our stockholders and Board of Directors approved adoption of our 2005 Stock Plan. The plan provides that the Board of Directors may grant up to 72,080 incentive stock options and/or nonqualified stock options to directors, officers, key employees and consultants. The plan provides that the exercise price of each option must be at least equal to the fair market value of the common stock at the date such option is granted. For grants to individuals who own more than 10% of the outstanding common stock of Lightspace, the exercise price must be at least 110% of fair market value at the time of grant. Options granted under the plan expire within 10 years or less from the date of grant and vest over a period not to exceed four years. At December 31, 2006, we have reserved 53,680 shares of common stock for issuance under the plan upon exercise of outstanding options. Effective with the approval and adoption of the 2006 Stock Plan in June 2006, no additional options can be issued under the 2005 Stock Plan.

On June 9, 2006, our stockholders and Board of Directors approved adoption of our 2006 Stock Plan. The plan provides that the Board of Directors may grant up to 2,118,622 incentive stock options and/or nonqualified stock options to directors, officers, key employees and consultants. The plan provides that the exercise price of each option must be at least equal to the fair market value of the common stock at the date such option is granted. For grants to individuals who own more than 10% of the outstanding common stock of Lightspace, the exercise price must be at least 110% of fair market value at the time of grant. Options granted under the plan expire within ten years or less from the date of grant and vest over a period not to exceed three years. As of December 31, 2006, we have reserved 2,118,622 shares of common stock for issuance under the 2006 Stock Plan upon the exercise of outstanding options.

Options Granted in the 2006 Year

The following table sets forth information with respect to options that we granted to the executive officers named in the Executive Compensation Table during the year ended December 31, 2006.

		Percentage
	Shares	of Total	Exercise		Grant Date
	Underlying	Options	Price		Fair
Executive Officer	Options	Granted (1)	Per Share (2)	Expiration Date	Value (3)
Gary Florindo	423,724	23.1%	$0.80	July 3, 2016	$122,880

James C. Louney (4)	317,793	17.3%	$0.80	July 3, 2016	$92,160

(1) Percentages are calculated based upon a total of 1,836,810 options granted in the year ended December 31, 2006.

(2) All options were granted at fair market value at the time of grant. Grant date fair market value was determined by reference to the proposed public offering price of our units, $6.40, as indicated on our Registration Statement on Form S-1 as filed with the Securities and Exchange Commission at that date, without assigning any value to the unit warrants associated with a unit. Each unit consists of: (1) eight shares of common stock; (2) eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant.

(3) The fair value of stock options at the date of grant was determined under the Black-Scholes option pricing model, less the amount that the officer is required to pay upon exercise of the options. The assumptions utilized to calculate fair value for the stock options granted in 2006 are as follows: volatility - 57%; estimated option exercise period - 2 to 3 years; risk free interest rate - 5.14% to 5.17%; and expected total forfeitures of 6.9%.

(4) Upon his resignation on February 15, 2007, Mr. Louney forfeited all options.

Aggregate Option Exercises in 2006 and Value of Options at December 31, 2006

The following table sets forth information with respect to options that were (1) exercised during the year ended December 31, 2006 and (2) that remained unexercised at December 31, 2006 for the executive officers named in the Executive Compensation Table.

	Year 2006		At December 31, 2006
	Shares		Number of	Number of	Value of	Value of
	Acquired	Value	Options	Options	Options	Options
Name	On Exercise #	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gary Florindo	-	-	12,795	425,299	$2,175	$85,013

James C. Louney	-	-	-	317,793	-	$63,559

The value of options exercisable and unexercisable at December 31, 2006 includes only options In-the-Money. Since the date of our initial public offering, November 2, 2006, through December 31, 2006, only our units have traded on the OTC Bulletin Board. The closing sale price for our unit security as reported on the OTC Bulletin Board was $8.00. Each unit consists of: (1) eight shares of common stock; (2) eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. If no value is assigned to the unit warrants, the eight shares of common stock would be value at $8.00, or $1.00 per share. The value of executive officer options has been calculated on the basis as the difference between $1.00 and the exercise price of the option, multiplied by the number common shares underlying the option. Upon his resignation on February 15, 2007, Mr. Louney forfeited all options.

Director Liability and Indemnification

Under Delaware law and our by-laws, we are required to indemnify our officers, directors, employees and agents in certain situations. As permitted by Delaware statutes, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duties. These provisions do not eliminate a director’s liability for:

•	Any breach of the director’s duty of loyalty to the corporation or its stockholders

•	Acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law

•	Under Section 174 of Title 8 of the Delaware code

•	Any transaction from which the director derived an improper personal benefit

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling Lightspace, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

SELLING SECURITYHOLDERS

The following table sets forth the names of the Selling Securityholders who may sell their securities under this Prospectus from time to time. No Selling Securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for David Hoch, who was an officer and director from 2001 to June, 2005, and recently rejoined as Chief Scientist.

The following table also provides certain information with respect to the Selling Securityholders’ ownership of our securities as of May 31, 2007, the total number of securities they may sell under this Prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The Selling Securityholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the Selling Securityholders will sell all shares covered by this Prospectus.

Some of the Selling Securityholders may distribute their securities, from time to time, to their limited and/or general partners or managers, who may sell securities pursuant to this Prospectus. Each Selling Securityholder may also transfer securities owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the Selling Securityholder.

	Shares				Shares	Percentage
	Owned				Owned	Owned
	Benefically	Number of	Number of	Number of	Benefically	Benefically
	Before	Units	Shares	Unit Warrants	After	After
Name of Selling Securityholder	Offering	Offered	Offered (1)	Offered	Offering (2)	Offering (3)

AmTrust International Insurance, Ltd. (4)	2,878,800	143,940	1,151,520	1,727,280	0	0.00%
Robert Giannini (Griffin Warrants)	2,585,080	52,755	422,040	633,060	1,529,980	6.36%
South Ferry Building Company (5)	2,109,340	39,062	312,496	468,744	1,328,100	5.55%
Illumination Design Works, Inc. (6)	1,187,500	0	1,187,500	0	0	0.00%
BBM Holdings Inc. (7)	1,163,336	58,166	465,335	698,001	0	0.00%
LaPlace Group (8)	1,093,740	15,625	125,000	187,500	781,240	3.31%
Ellis International LP (9)	1,015,600	42,968	343,744	515,616	156,240	0.67%
Blue & Gold Enterprises, LLC (10)	976,368	48,818	390,547	585,821	0	0.00%
Asia Marketing Limited (11)	906,240	6,250	50,000	75,000	781,240	3.31%
Leap Tide Partners, L.P. (12)	728,840	36,442	291,536	437,304	0	0.00%
Ganot Corporation (13)	703,140	19,532	156,256	234,384	312,500	1.34%
Adrian Stecyk (Griffin Warrants)	627,260	5,862	46,896	70,344	510,020	2.18%
AME Capital Group (14)	546,880	7,813	62,504	93,756	390,620	1.67%
Cam-Elm Company, LLC (15)	546,880	7,813	62,504	93,756	390,620	1.67%
EL Equities LLC (16)	468,740	23,437	187,496	281,244	0	0.00%
Globis Capital Partners, LP (17)	468,740	23,437	187,496	281,244	0	0.00%
Paul Packer	312,480	7,812	62,496	93,744	156,240	0.67%
Leap Tide Offshore, Ltd. (18)	298,600	14,930	119,440	179,160	0	0.00%
Lowell Anderson	246,240	12,312	98,496	147,744	0	0.00%
Matthew Limpert	164,160	8,208	65,664	98,496	0	0.00%
Terry Deru	164,160	8,208	65,664	98,496	0	0.00%
Tiffany Limpert	164,160	8,208	65,664	98,496	0	0.00%
Globis Overseas Fund, Ltd. (19)	156,240	7,812	62,496	93,744	0	0.00%
Branden Vernon	82,080	4,104	32,832	49,248	0	0.00%
Steven W. Spira	80,000	4,000	32,000	48,000	0	0.00%
Moshe Shuchatowitz	62,500	3,125	25,000	37,500	0	0.00%
Electrum Capital Partners, LP (20)	32,000	1,600	12,800	19,200	0	0.00%
Joseph Bronner	31,500	1,575	12,600	18,900	0	0.00%
	19,800,604	613,814	6,098,022	7,365,782	6,336,800

(1) Except where otherwise indicated, 100% of such shares represent shares issuable upon exercise of the Unit Warrants.

(2) Assumes that all of the securities offered hereby are sold and that securities owned before the offering but not offered hereby are not sold.

(3) Percentage based upon 15,282,495 shares outstanding as of June 20, 2007.

(4) The natural person with voting and investment decision power for the Selling Securityholder is Jan Loeb.

(5) The natural person with voting and investment decision power for the Selling Securityholder is Morris Wolfson.

(6) 1,187,500 shares of common stock are issuable upon conversion of the $950,000 convertible term note at a conversion rate of $0.80 per share. The natural person with voting and investment decision power for the Selling Securityholder is David Hoch.

(7) The natural person with voting and investment decision power for the Selling Securityholder is Matthew Limpert.

(8) The natural person with voting and investment decision power for the Selling Securityholder is Reuven Dessler.

(9) The natural person with voting and investment decision power for the Selling Securityholder is Martin Chopp.

(10) The natural person with voting and investment decision power for the Selling Securityholder is Steve Antebi.

(11) The natural persons with voting and investment decision power for the Selling Securityholder are Zvi Levy and the other Company directors.

(12) The natural person with voting and investment decision power for the Selling Securityholder is Jan Loeb.

(13) The natural person with voting and investment decision power for the Selling Securityholder is Sisel Klurman.

(14) The natural person with voting and investment decision power for the Selling Securityholder is Avi Schron.

(15) The natural person with voting and investment decision power for the Selling Securityholder is Avi Schron.

(16) The natural person with voting and investment decision power for the Selling Securityholder is Eli Levitin.

(17) The natural person with voting and investment decision power for the Selling Securityholder is Paul Packer.

(18) The natural person with voting and investment decision power for the Selling Securityholder is Jan Loeb.

(19) The natural person with voting and investment decision power for the Selling Securityholder is Paul Packer.

(20) The natural person with voting and investment decision power for the Selling Securityholder is Tallie Taylor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following transactions were or will be entered into with our executive officers, directors and 5% or greater stockholders. These transactions may or will continue in effect and may result in conflicts of interest between us and these individuals. Although our executive officers and directors have fiduciary duties to us and our stockholders, we cannot assure that these conflicts of interest will always be resolved in our favor or in the favor of our stockholders.

April 30, 2007 Private Placement

On April 30, 2007 we sold in a private placement to certain investors (the “April 30, 2007 Private Investors”) 586,173 Units at the offering price of $6.40 per Unit, resulting in aggregate proceeds to Lightspace of $3,751,507. After estimated expenses of the offering of $311,507, the net proceeds to Lightspace were approximately $3,440,000. The sale of 586,173 Units resulted in the issuance of (1) 4,689,384 shares of common stock; (2) 4,689,384 Unit Warrants to purchase a total of 4,689,384 shares of common stock at an exercise price of $1.00 per Warrant; (3) 1,172,346 Unit Warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.25 per Warrant; and (4) 1,172,346 Unit Warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.63 per Warrant. The Unit Warrants are exercisable at the option of the holder at any time up until April 30, 2012, at which date the Unit Warrants expire. In the event of a division of our common stock, the Unit Warrants will be adjusted proportionately. Lightspace has entered into a Registration Rights Agreement with the purchasers of the Units, whereby we have agreed to file a registration statement to register for resale the shares of common stock, Unit Warrants and shares of common stock issuable upon exercise of the Unit Warrants, included in the Units issued in the private placement to the April 30, 2007 Private Investors and issuable upon exercise of the Griffin Warrant.

In connection with the sale of the equity units, Lightspace paid Griffin, the financial advisor for the private placement, a fee in the amount of $187,575 and issued to Griffin the Griffin Warrants, exercisable to purchase up to 58,617 Units, in the same form sold in the private placement, at an exercise price of $6.40 per Unit.

The April 30, 2007 Private Placement Investors included AIGH, Amtrust International Insurance Ltd., South Ferry Building Company, Herschel Berkowitz, Asia Marketing, LaPlace Group LLC and Ellis International, major stockholders of the Company, who purchased 125,000, 143,940, 39,062, 45,000, 6,250, 15,625 and 42,968 Units respectively.

Emagipix Technology Acquisition

On March 29, 2007, Lightspace Emagipix Corporation (“LEC”), a newly formed wholly-owned subsidiary of Lightspace Corporation, entered into an agreement with Illumination Design Works, Inc. to acquire the in process development technology emagipix, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of an initial cash payment of $45,000 upon signing the agreement and a cash payment of $255,000 and the issuance of a $950,000 convertible secured non-recourse note (the “Convertible Note”) to Illumination Design Works, Inc. upon the closing of the technology purchase. On April 30, 2007, LEC completed the acquisition of the emagipix technology. In connection with the acquisition, the developer of the emagipix technology (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace.

The Convertible Note bears interest a 5% per annum, payable yearly, and is due and payable on April 30, 2011. The Convertible Note is secured by a pledge of 67% the stock of LEC. The principal of the note is convertible at any time up and until April 30, 2011, at the option of the holder, into the common stock of Lightspace Corporation at a conversion price of $0.80 per share. Upon the occurrence of certain defined events of default by the noteholder, Lightspace has the right to convert the Convertible Note to common stock at the lower of the conversion price of $0.80 or the then current market price of the common stock.

Exchange Agreement

On February 9, 2006, we entered into the Exchange Agreement with (1) holders of $1,401,000 in principal amount of convertible notes and $1,538,234 in principal amount of demand notes, (2) holders of 133,732 shares of Series A convertible preferred stock and (3) existing warrantholders to provide for the terms of the debt conversion, preferred conversion and warrant exchange. On April 27, 2006, the conditions for the closing of the Agreement having been met, Lightspace effected the conversion and exchange. Under the terms of the Agreement, (1) the holders of convertible and demand notes received 1,544,865 shares of common stock and exchange warrants to purchase 1,480,849 shares of common stock at exercise prices ranging from $0.80 to $7.50 per share upon conversion of their existing notes and any warrants issued in conjunction therewith, and our former CEO received a contingent promissory note in the principal amount of $237,381; (2) the holders of Series A convertible preferred stock received 160,479 shares of common stock upon conversion of their Series A convertible preferred stock; and (3) the holders of other existing warrants received exchange warrants to purchase 41,063 shares of common stock at an exercise price of $7.50 per share. As a result of the closing of the Agreement, we recorded a one-time non cash net gain of $402,298.

Debt Conversion

Pursuant to the Exchange Agreement, the $1,401,000 in principal amount of convertible notes and accrued interest due thereon were converted into 676,333 shares of common stock and exchange warrants to purchase 108,534 shares of common stock, including exchange warrants to purchase 32,780 shares of common stock issued upon the conversion of the outstanding warrants to purchase Series A preferred stock. The original stipulated conversion ratios of the convertible notes, which ranged from $1.75 to $17.25, were renegotiated to range from $0.85 to $5.00. The original conversion ratios would have resulted in the issuance of 345,797 shares of common stock and the warrants originally issued in conjunction with certain of the convertible notes would have required Lightspace to issue an aggregate of 75,266 shares of common stock at exercise prices ranging from $12.50 to $25.63 per share. The exchange warrants issued to the holders of convertible notes have an exercise price of $7.50 per share and expire on April 30, 2011.

Also pursuant to the Exchange Agreement, $1,538,234 in principal amount demand notes and accrued interest due thereon were converted into 868,532 shares of common stock and exchange warrants to purchase 1,011,063 shares of common stock, except for $237,381 in principal amount of the demand notes which were exchanged for the “Lang Note” as described below. Pursuant to the Agreement, the demand notes were converted at negotiated rates ranging from $0.85 to $3.00. The exchange warrants issued to holders of the demand notes have exercise prices that range from $0.80 to $7.50 per share and expire on April 30, 2011.

As part of the debt conversion, Mr. Lang, our former Chief Executive Officer, and L Ventures, his affiliate, were issued (a) 641,063 shares of common stock, (b) warrants to purchase 819,741 shares of common stock at exercise prices ranging from $0.80 to $3.00 and (c) a contingent promissory note in the principal face amount of $237,381, more fully described under “Lang Note” below, upon the conversion of an aggregate of $887,636 in principal amount of convertible and demand notes, plus all accrued interest thereon, held by Mr. Lang and L Ventures. Mr. Tandon, a major stockholder, was issued (a) 500,949 shares of common stock and (b) warrants to purchase 356,748 shares of common stock at exercise prices ranging from $3.00 to $7.50 upon the conversion of $1,076,000 in principal face amount, plus all accrued interest thereon, of convertible notes.

Preferred Conversion

In December 2003 and the third and fourth quarters of 2004, Lightspace sold 100,000 and 33,732 shares, respectively, of its Series A preferred stock for $1,025,000 and $345,754, respectively, in private placements to unrelated investors (with the exception of Mr. Tandon, who purchased 124,390 shares of Series A preferred stock). Pursuant to the Exchange Agreement, all shares of the Series A preferred stock were converted into 160,479 shares of common stock. The original stipulated conversion ratio of the Series A preferred stock, one share of common stock for one share of Series A preferred stock (or 0.4 share of common stock for one share of Series A preferred stock after giving effect to the one for 2.5 reverse stock split), was renegotiated and modified to provide a conversion ratio of three shares of common stock for one share of Series A preferred stock. Mr. Tandon received 149,268 shares of common stock upon the conversion of 49,756 shares of Series A preferred stock.

Immersive Promotions

In the second quarter of 2005, we entered into a series of transactions with Immersive Promotions (“Immersive”), an affiliate of Mr. Lang, our former CEO, wherein we sold to Immersive 315 interactive tiles and other Lightspace systems components for $219,718. Immersive was established as a rental and events company with Mr. Lang as a significant investor. Lightspace had previously determined that due to limited capital, our business objectives, and the potential of conflict with our current rental and promotional customers, we would not directly engage in the retail business segment of events and promotions. The transactions with Immersive were completed by a cash payment from Immersive of $110,000 and the transfer to Immersive and cancellation of $109,718 in principal amount of demand notes due to Mr. Lang.

Immersive’s first possible promotional event was several months in the future. In the interim, we had several potential customers, but had exhausted the available inventory of interactive tiles. We agreed with Immersive to unwind the sale to Immersive and take back the unused 315 interactive tiles and other Lightspace systems components. We paid back to Immersive $147,333 in cash, leaving a balance due to Immersive of $72,385. As part of the April 21, 2006 severance agreement with Mr. Lang, described below, we paid Immersive $20,000, and agreed to use our best efforts to pay the $52,385 balance due by December 31, 2006. The $52,385 balance due to Immersive remains unpaid at June 15, 2007. We intend to repay the obligation to Immersive when we generate sufficient revenues to make such payment.

On April 21, 2006, we entered into a severance agreement with Mr. Lang, a stockholder, a former director and our former Chief Executive Officer, pursuant to which he resigned as an officer, director and employee of Lightspace. Under the agreement, we (i) paid him his accrued wages and vacation pay, (ii) reimbursed him for recorded expenses incurred on behalf of Lightspace aggregating $47,636, (iii) paid him $10,000 as severance and (iv) paid him $20,000 as advance payment for 100 hours of consulting work. We also paid $20,000 against the accounts payable balance incurred in the transaction with Immersive Productions described above.

Lang Note

In connection with the Exchange Agreement, $237,381 in principal amount of demand notes held by Mr. Lang, formerly our CEO and a director and currently a principal stockholder of Lightspace, were converted into a $237,381 contingent promissory note. The note bears interest at an annual rate of 8% and is payable by us only if we achieve two consecutive quarters of positive EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), aggregating at least $1,000,000, or we raise in a registered public offering of equity cash proceeds of at least $10 million prior to December 31, 2008. If those conditions are not met by December 31, 2008, or Mr. Lang is found to be in breach of the terms of his Severance Agreement prior to such date, the note will not be payable. In addition, Lightspace issued to Mr. Lang exchange warrants to purchase 361,252 shares of common stock at an exercise price of $0.80 per share. The warrants expire on April 20, 2011, unless the terms for payment of the note are not met, in which case the warrants will expire on March 31, 2009.

PRINCIPAL STOCKHOLDERS

The following table provides information about the beneficial ownership of our common stock as of May 31, 2007.

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	the named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

In accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after May 31, 2007 through the exercise of any option, warrant or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 15,282,495 shares of common stock outstanding as of May 31, 2007, plus any shares of common stock issuable upon exercise of presently exercisable common stock options or common stock warrants held by such person or entity. All shares included in the “Right to Acquire” column represent shares subject to outstanding stock options or warrants that are exercisable within 60 days after May 31, 2007. The address of each of our directors and executive officers is c/o Lightspace Corporation, 529 Main Street, Suite 330, Boston, Massachusetts 02129.

	Shares	Right to	Shares Owned		Ownership
Name and Address of Beneficial Owner	Owned	Acquire	Beneficially		Percentage
AIGH Investment Partners, LLC	2,609,275	3,913,913	6,523,188	(1)	33.98%
6006 Berkeley Avenue
Baltimore, MD 21209

Amtrust International Insurance Ltd	1,151,520	1,727,280	2,878,800	(2)	16.92%
10451 Mill Run Circle
Owings Mills, Maryland 21117

Robert Giannini	-	2,585,080	2,585,080	(3)	14.47%
c/o Griffin Securities, Inc.
17 State Street
New York, NY 10004

South Ferry Building Company	843,736	1,265,604	2,109,340	(4)	12.75%
One State Street Plaza, 29th Floor
New York, NY 10004

Andrew Kennedy Lang	1,102,405	840,348	1,942,753	(5)	12.05%
387 Concord Avenue
Cambridge, MA 02138

Shalom Torah Centers	750,000	1,125,000	1,875,000	(6)	11.43%
399 Park Avenue 12th Floor
New York, New York 10022

Fame Associates	687,496	1,031,244	1,718,740	(7)	10.54%
111 Broadway, 20th Floor
New York, NY 10006

Herschel Berkowitz	676,304	1,014,456	1,690,760	(8)	10.37%
441 Yeshiva Lane
Baltimore, MD 21208

Pankaj Tandon	920,883	443,665	1,364,548	(9)	8.68%
8 Summit Road
Weston, MA 02493

Prime Resources, Inc.	465,335	698,001	1,163,336	(10)	7.28%
1245 East Brickyard Road
Salt Lake City, UT 84106

Illumination Design Works, Inc	-	1,187,500	1,187,500	(11)	7.21%
59 Foster Road
Belmont, MA 02478

LaPlace Group LLC	437,496	656,244	1,093,740	(12)	6.86%
3666 Shannon Road
Cleveland Heights, OH 44118

Ellis International	406,240	609,360	1,015,600	(13)	6.39%
20 East Sunrise Highway, Suite 302
Valley Stream, NY 11581

Blue & Gold Enterprises, Inc.	390,547	585,821	976,368	(14)	6.15%
11601 Wilshire Boulevard, Suite 2040
Los Angeles, CA 90025

Asia Marketing	362,496	543,744	906,240	(15)	5.73%
PO Box 3236
Ramat-Gan, 52131 Israel

Gary Florindo, CEO and Director	16	162,849	162,865	(16)	1.05%

All directors and executive officers (Group)	16	162,849	162,865	(16)	1.05%

(1) Includes unit warrants to purchase 3,913,913 shares of common stock at exercise prices from $1.00 to $1.63 per share. We have been advised that the beneficial owner and manager of AIGH Investment Partners, LLC is Orin Hirschman.

(2) Includes unit warrants to purchase 1,727,280 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(3) Includes underwriter and financial advisor unit purchase warrants to purchase 2,585,080 shares of common stock at exercise prices from $0.80 to $1.63 per share.

(4) Includes unit warrants to purchase 1,265,604 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(5) Includes (a) 172,107 shares of common stock held by L Ventures, of which Andrew Kennedy Lang, our former chief executive officer, is an officer and holds an ownership interest in; (b) 688,238 exchange warrants to purchase 688,238 shares of common stock at exercise prices of $0.80 to $7.50 per warrant; (c) 12 unit warrants to purchase 12 shares of common stock at exercise prices of $1.00 to $1.63 per warrant; and (d) 152,098 exchange warrants to purchase 152,098 shares of common stock at exercise prices of $1.00 to $3.00 per warrant owned by L Ventures. Does not include 195,279 shares of common stock and exchange warrants to purchase 89,446 shares of common stock held by Andrew Lang, the father of Andrew Kennedy Lang, as to which Andrew Kennedy Lang exercises no voting control or disposition control and disclaims beneficial ownership.

(6) Includes unit warrants to purchase 1,125,000 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(7) Includes unit warrants to purchase 1,031,244 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(8) Includes unit warrants to purchase 1,014,456 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(9) Includes exchange warrants to purchase 443,665 shares of common stock at exercise prices of $3.00 to $7.50 per share.

(10) Includes unit warrants to purchase 698,001 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(11) Includes 1,187,500 shares of common stock issuable upon conversion of $950,000 convertible term note at a conversion rate of $0.80 per share.

(12) Includes unit warrants to purchase 656,244 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(13) Includes unit warrants to purchase 609,360 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(14) Includes unit warrants to purchase 585,821 shares of common stock at exercise prices from $1.00 to $1.63 per share. We have been advised that the beneficial owner of Blue and Gold Enterprises, Inc. is Steven Antebi.

(15) Includes unit warrants to purchase 543,744 shares of common stock at exercise prices from $1.00 to $1.63 per share.

(16) Includes (a) 13,583 options to purchase 13,583 shares of common stock at an exercise price of $0.83 per option; (b) 141,242 options to purchase 141,242 shares of common stock at an exercise price of $0.80 per option; (c) 8,000 options to purchase 8,000 shares of common stock from a co-founder of Lightspace at an exercise price of $0.025 per option; and (d) 24 unit warrants to purchase 24 shares of common stock at exercise prices from $1.00 to $1.63 per warrant.

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation provides that we are authorized to issue up to 75,000,000 shares of stock common stock, par value $0.0001 per share. As of June 20, 2007, we had 15,282,495 shares of common stock issued and outstanding and held of record by approximately 85 stockholders. The shares of our previously authorized Series A Preferred Stock were surrendered and cancelled pursuant to the Exchange and we have revised our certificate of incorporation to remove authorization for the issuance of preferred stock. We also had issued options to purchase 1,718,685 shares of common stock, warrants to purchase 23,634,205 shares of common stock and a $950,000 Note convertible into 1,187,500 shares of common stock. Our certificate of incorporation allows our board of directors to issue shares of common stock up to the total amount of authorized shares without obtaining the prior approval of stockholders.

The following description of our common stock and warrants summarizes the material provisions of each and is qualified in its entirety by the provisions of our certificate of incorporation, bylaws and warrant agreements, copies of which have been filed as exhibits to our registration statement on Form S-1, of which this Prospectus is a part, filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 57.

Common Stock

As holders of our outstanding common stock, in general your rights and privileges will be as follows:

•	the right to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors,

•	no cumulative voting rights, which means that holders of a majority of shares outstanding can elect all of our directors,

•
the right to receive ratably dividends when, if and as may be declared by our board of directors out of funds legally available for such purposes, subject to the senior rights of any holders of preferred stock then outstanding (if any),

•
the right to share ratably in the net assets legally available for distribution to common stockholders after the payment of our liabilities and preferred stock liquidation preferences on our liquidation, dissolution and winding-up,

•
in the event a compromise or arrangement is proposed between Lightspace and its creditors or stockholders, or a class of its creditors or stockholders, upon the application of a party in interest, a court may order that a meeting of the relevant group of creditors or stockholders be held, and the approval of three-fourths in value of the creditors or class of creditors or three-fourths of the shares held by the stockholders or class of stockholders, of the proposed compromise or arrangement, and any related reorganization of Lightspace, shall be binding on Lightspace, provided the compromise or arrangement is sanctioned by the presiding court, and

•	no preemptive or conversion rights or other subscription rights, and no redemption privileges.

All outstanding shares of common stock are fully paid and nonassessable.

Unit Warrants and Exchange Warrants

There were 15,282,495 issued and outstanding shares of the Company’s common stock at June 20, 2007. Additionally, there were issued and outstanding at June 20, 2007: (i) 22,112,293 Unit Warrants, including 468,936 $0.80 Unit Warrants, 816,000 $0.96 Unit Warrants, 13,884,905 $1.00 Unit Warrants, 3,471,226 $1.25 Unit Warrants and 3,471,226 $1.63 Unit Warrants, (ii) 1,521,912 Exchange Warrants exercisable to purchase an aggregate of up to 1,521,912 shares of common stock, exercisable at prices that range from $0.80 to $7.50 and (iii) the Convertible Note, convertible into 1,187,500 shares of common stock. Each $.0.80, $.96, $1.00, $1.25 and $1.63 Unit Warrant gives its holder the right to purchase one share of common stock, respectively. The Warrants are or will be exercisable through various dates up to the close of business on April 30, 2012. A maximum of 23,634,205 shares of common stock will be issuable upon the exercise of the Warrants. The Warrants are issued pursuant to the terms of a warrant agreement between the warrant agent, Continental Stock Transfer & Trust Company, and us. We have authorized and reserved for issuance the shares of common stock issuable on the exercise of the Warrants.

The Warrants may be exercised by surrendering the certificate representing the Warrants on or prior to the expiration date at the offices of the warrant agent with the warrant certificate completed and executed as indicated. The warrant exercise price must be paid in full at the time of exercise. Shares of common stock issued upon proper exercise will be fully paid and non-assessable. The exercise price may be paid by cash, check or exercise on a cashless basis. Exercises on a cashless basis enables the holder to exercise the Warrants without paying the cash exercise price of the Warrants. In a cashless exercise, the Warrant holder is able to acquire a number of shares of common stock equal to the inherent value of the Warrants to be exercised (the aggregate fair market value of the common stock that may be acquired upon the exercise of the Warrants minus the total exercise price of the Warrants) divided by the value of the common stock. The “value” of the common stock will be determined using the average of the closing bid and asked prices (or in the event the Company’s securities are listed on Nasdaq Stock Market or an exchange, the last reported sale price) of the common stock for the 30 trading days ending on the day prior to the notice of exercise of the Warrant.

There can be no assurance that the value of the common stock will exceed any of the Warrant exercise prices.

The exercise price of the Warrants and the number of shares of common stock that may be issued when the Warrants are exercised are subject to adjustment if specific events occur, including stock dividends, stock splits, combinations and reclassifications of our common stock.

The Unit Warrants issued in connection with the Company’s initial public offering are not exercisable unless we have a current Prospectus covering the shares of common stock to be issued upon exercise of such Unit Warrants and the shares have been registered, qualified or deemed to be exempt from registration under the securities laws of the state of residence of the exercising holder of the Unit Warrants. Although the law requires and we have agreed to keep a registration statement effective which covers the issuance of the common stock on exercise of the Unit Warrants, if we fail to do so for any reason, the Unit Warrants may not be exercisable and therefore of no value. If the Unit Warrants are not exercisable at their expiration date because a current registration statement for the shares to be issued upon exercise is not available, then the expiration date will be extended until 30 days following notice from us that the Unit Warrants are again exercisable. Nevertheless, there is a possibility that the Unit Warrants will never be exercisable when in-the-money or otherwise, and that holders of Unit Warrants will never receive shares of common stock.

The Warrants do not confer on the warrant holder any voting, dividend or other stockholder rights.

Griffin Warrants

In connection with the sale of the Units in April 30, 2007 Private Placement, Lightspace paid Griffin, the financial advisor for the private placement, a fee in the amount of $187,575 and issued to Griffin the Griffin Warrants, exercisable for 58,617 Units, in the same form sold in the private placement and described above, at an exercise price of $6.40 per Unit.

Underwriter’s Warrant

In connection with our initial public offering, we issued to Griffin Securities, Inc., our underwriter in the offering, warrant, expiring November 4, 2011, exercisable to purchase 102,000 Units at $7.68 per Unit.

Transfer Agent and Registrar

We appointed Continental Stock Transfer & Trust Company, New York, New York, as transfer agent and registrar of our Units, common stock and Warrants. The mailing address of Continental Stock Transfer & Trust Company is Two Broadway, New York, New York 10004.

Listing of Units, Common Stock and Warrants

Our securities currently trade on the OTC Bulletin Board. Our securities are not listed on any securities exchange or on the NASDAQ stock market, and we will not apply for such a listing. We do not intend to register our securities pursuant to Section 12 of the Exchange Act. As a result, the available information about us may be less than the amount of information usually associated with a public company, further restricting the market for our securities. We cannot guarantee that our common stock or Unit Warrants will continue to trade on the OTC Bulletin Board or any other exchange or quotation medium. Even if listed for trading, there may still be no market for our Units, common stock or Unit Warrants.

Stockholder Action

Under our bylaws, the affirmative vote of the holders of a majority of the shares of common stock represented at a meeting at which a quorum is present is sufficient to authorize, ratify or consent to any action required by the common stockholders, except as otherwise provided by the Delaware General Corporation Law. Under the Delaware General Corporation Law and our bylaws, our stockholders may also take actions by written consent without holding a meeting. The written consent must be signed by the holders of at least a majority of the voting power, except that if a different proportion of voting power is required for a specific action, then by holders holding that proportion. If this occurs, we are required to provide prompt notice of any corporate action taken without a meeting to our stockholders who did not consent in writing to the action.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or Unit Warrants or the availability of shares of common stock or Unit Warrants for sale will have on the market price of our Units, common stock or Unit Warrants prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock or Unit Warrants in the public market could adversely affect the market price of our securities and could impair our future ability to raise capital through the sale of equity securities. There are a significant number of shares of common stock and Unit Warrants eligible for future sale and this may hurt the market price of our securities.

Future Sale of Shares

We have an aggregate of 15,282,495 shares of common stock outstanding. 10,482,495 shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act.

We cannot predict the effect, if any, that the sale of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock and adversely affect our ability to raise capital at times and on terms favorable to us.

Lock-up Agreements with Griffin

Certain stockholders, including employees, directors and officers, who hold an aggregate of 5,793,111 shares of common stock have agreed to not sell or otherwise dispose of any shares of our common stock that they beneficially own for a period ending October 4, 2007 without the prior written consent of Griffin Securities, Inc. (“Griffin”).

Griffin may release all or a portion of the shares held by officers and directors subject to lock-up agreements. Griffin has advised us that any request to release all or any portion of the shares from the lock-up agreements will be considered on a case-by-case basis and depend on several factors including, but not limited to, our stock price, average trading volume, general market conditions, recent financial performance and perceived market reaction. However, Griffin’s decision is in its sole discretion and may not be based on any specific parameters. If any or all of those shares were released by Griffin, such shares would likely be eligible for sale in the public market. Increasing the number of shares available for sale in the public market could cause the price of our stock to decline.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice of such sale.

Sales under Rule 144 also are limited by manner-of-sale provisions, notice requirements and requirements relating to the availability of current public information about us.

Rule 144(k)

In general, under Rule 144(k) as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except one of our affiliates), is entitled to sell these shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

Rule 701

In general, rule 701 permits resale of shares in reliance on Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer, director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

•	affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144,

•	non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144, and

•	shares must be held at least 90 days after the date of this Prospectus before they can be resold.

PLAN OF DISTRIBUTION

The Selling Securityholders, including any donee, pledgee, transferee or other successor-in-interest, selling Company securities or interests thereon received after the date of this Prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their interests thereon on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at other negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date under the Securities Act of the registration statement of which this Prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this Prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of Common Stock or interests therein, we have been advised by the Selling Securityholders that they may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver the Common Stock covered by this Prospectus to close out their short positions, or loan or pledge the Common Stock to broker-dealers who in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

We have advised the Selling Securityholders that, during such time as they may be engaged in a distribution of any of the shares that are the subject of this Prospectus, they are required to comply with Regulation M, as promulgated under the Exchange Act. In general, Regulation M precludes any Selling Securityholder, any affiliated purchaser and any broker-dealer or other person who participates in such distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Our officers and directors, along with our affiliates, will not engage in any hedging, short sales, or any other type of transaction covered by Regulation M.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. Stabilizing transactions may cause the price of the Securities to be higher than it would otherwise be in the absence of those transactions. We have advised the Selling Securityholders that stabilizing transactions permitted by Regulation M allow bids to Securities so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling Securityholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

If a Selling Securityholder wishes to enter into a short sale of securities “against the box” and cover the short sale with registered securities after the date of this Prospectus, the short sale may not be consummated before the registration statement of which this Prospectus is a part becomes effective, because the securities underlying the short sale are deemed by the SEC to be sold at the time such short sale is made. We and each Selling Securityholder have confirmed to the SEC that they are aware of the SEC’s Telephone Interpretation A. 65 (July 1997) with respect to short sales.

Expenses of this offering, estimated to be $83,425 other than any discounts, commissions or similar fees charged in connection with the sale of any share of Common Stock offered hereby, will be borne by us.

The Selling Securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriter, broker-dealer or agent that participates in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

We have agreed with the April 2007 Placement Selling Securityholders and Illumination Design Works, Inc. to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act, but in no event later than April 30, 2009.

Each Selling Securityholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each Selling Securityholder that it may not use securities registered on the registration statement to cover short sales of that Selling Securityholder’s Common Stock made prior to the date on which the registration statement is declared effective by the SEC.

None of our securities included in this Offering may be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sales of any of our Units, common stock or Unit Warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. This Prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our Units, common stock or Unit Warrants included in this Offering in any jurisdiction where that would not be permitted or legal.

Our securities may be considered “penny stock” under a Commission rule that imposes additional sales practice requirements on underwriters and broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5 million). For transactions covered by the rule, the underwriter or broker-dealer must make a special suitability determination about the purchaser (which concerns financial and business sophistication previous investment experience and financial condition) and have received the purchaser’s written agreement to the transaction prior to the sale. Such underwriters or broker-dealers must also, prior to such sale, provide the customer with a risk disclosure document which identifies risks associated with investing in “penny stocks” and which describes the market therefor as well as a brief description of the broker-dealer’s obligations under certain “Penny Stock Rules” and rights and remedies available to customers under federal and state securities laws. The broker-dealer must obtain a signed and dated acknowledgment from its customer demonstrating that the customer has actually received the required risk disclosure document before the first transaction in penny stock. Consequently, such rules will affect the ability of the underwriter and any broker-dealers to sell our securities and will affect the ability of purchasers in this Offering to sell their securities in the secondary market, if any.

EXPERTS

Miller Wachman, LLP, Boston, Massachusetts, an independent registered public accounting firm, have audited our financial statements as of December 31, 2004, 2005 and 2006, and for the years then ended, as set forth in their report. We have included our financial statements in this Prospectus in reliance upon the report of Miller Wachman, LLP, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have a filed a registration statement on Form S-1, of which this Prospectus constitutes a part, with the United States Securities and Exchange Commission in Washington, DC, under the Securities Act, as amended, with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included in the registration statement and in the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the Commission’s public reference rooms at:

•	Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549,

•	75 Park Place, New York, New York 10007, or

•	Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission at http://www.sec.gov.

We have been subject to the reporting requirements of the Exchange Act, as amended, since October 4, 2006. We will file reports and other information with the Commission and these reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the public reference section of the Commission in Washington, DC. We will distribute to our stockholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

Any requests for copies of information, reports or other filings with the Commission should be directed to Lightspace Corporation at 529 Main Street, Suite 330, Boston, Massachusetts 02129, telephone (617) 868-1700. We maintain a website at www.lightspacecorp.com. Information contained on our website is not incorporated by reference into this Prospectus and you should not consider information contained on our website to be part of this Prospectus.

Transfer Agent

Our Transfer agent and registrar is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

LIGHTSPACE CORPORATION

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Lightspace Corporation

We have audited the accompanying statements of financial position of Lightspace Corporation as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lightspace Corporation as of December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company has had deficiencies in stockholders’ equity and recurring losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Miller Wachman LLP

Boston, Massachusetts
March 23, 2007

LIGHTSPACE CORPORATION
STATEMENTS OF FINANCIAL POSITION

	December 31,		March 31,
	2005	2006	2007
			(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$123,951	$879,987	$104,532
Accounts receivable	35,190	52,678	88,918
Inventory	171,807	354,234	356,706
Other current assets	42,676	4,250	9,421
Total current assets	373,624	1,291,149	559,577

Property and Equipment - Net	39,184	82,298	85,036

Other assets	93,072	196,822	185,019

Total Assets	$505,880	$1,570,269	$829,632

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Notes payable	$4,639,234	$237,381	$237,381
Accounts payable	658,975	695,852	613,535
Accrued interest	538,969	12,955	17,638
Accrued expenses	141,574	200,709	238,687
Deferred revenue	37,620	126,363	117,626
Total current liabilities	6,016,372	1,273,260	1,224,867

Stockholders' Equity (Deficit)
Preferred stock, $0.0001 par value; authorized 1,000,000 shares at December 31, 2005; 133,732 shares issued and outstanding
at December 31, 2005	13	-	-
(Preference in liquidation, $1,370,753 at December 31, 2005)
Common stock, $0.0001 par value; authorized 75,000,000 shares;
977,182, 10,593,111 and 10,593,111 shares issued and outstanding
at December 31, 2005 and 2006 and March 31, 2007, respectively	98	1,059	1,059
Additional paid-in capital	2,092,612	10,607,585	10,647,831
Retained earning (deficit)	(7,603,215)	(10,311,635)	(11,044,125)
Total stockholders' equity (deficit)	(5,510,492)	297,009	(395,235)

Total Liabilities and Stockholders' Equity (Deficit)	$505,880	$1,570,269	$829,632

See accountants' report and notes to financial statements

LIGHTSPACE CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)

Revenues
Product sales	$332,117	$989,396	$780,843	$24,905	$316,534
Other	48,404	36,210	67,358	10,659	17,425
Total revenues	380,521	1,025,606	848,201	35,564	333,959

Product Cost	663,441	824,808	870,082	87,221	271,265
Gross Margin	(282,920)	200,798	(21,881)	(51,657)	62,694

Operating Expenses
Research and development	1,543,653	895,942	1,001,539	226,340	250,048
Selling and marketing	1,005,569	648,315	1,033,715	212,633	300,943
Administrative	1,043,649	1,019,189	772,134	272,193	232,343
Total operating expenses	3,592,871	2,563,446	2,807,388	711,166	783,334

Operating Loss	(3,875,791)	(2,362,648)	(2,829,269)	(762,823)	(720,640)

Other Income (Expense)
Net gain on debt and equity
conversion	-	-	402,298	-	-
Interest expense - net	(228,586)	(551,859)	(281,449)	(150,969)	(11,850)
Total other income (expense)	(228,586)	(551,859)	120,849	(150,969)	(11,850)

Loss Before Provision For
Income Taxes	(4,104,377)	(2,914,507)	(2,708,420)	(913,792)	(732,490)
Provision For Income Taxes	-	-	-	-	-
Net Loss	$(4,104,377)	$(2,914,507)	$(2,708,420)	$(913,792)	$(732,490)

Basic and Diluted Net Loss per Share	$(4.25)	$(3.00)	$(0.51)	$(0.94)	$(0.07)

Weighted Average Common Shares
Outstanding	965,182	971,182	5,333,381	977,182	10,593,111

See accountants' report and notes to financial statements

LIGHTSPACE CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(Balances as of March 31, 2007 are unaudited)

	Series A Convertible
	Preferred Stock		Common Stock		Additional	Retained	Stockholders'
	Shares		Shares		Paid-In	Earnings	Equity
	Issued	Amount	Issued	Amount	Capital	(Deficit)	(Deficit)
Balance, January 1, 2004	100,000	$10	965,182	$97	$1,442,156	$(584,331)	$857,932

Issuance of preferred stock	33,732	3			345,751		345,754

Issuance of preferred warrants					30,731		30,731

Issuance of common warrants					40,926		40,926

Net loss						(4,104,377)	(4,104,377)
Balance, December 31, 2004	133,732	13	965,182	97	1,859,564	(4,688,708)	(2,829,034)

Conversion of notes payable			12,000	1	89,999		90,000

Issuance of common warrants					143,049		143,049

Net loss						(2,914,507)	(2,914,507)
Balance, December 31, 2005	133,732	13	977,182	98	2,092,612	(7,603,215)	(5,510,492)

Conversion of notes payable			1,544,865	154	2,724,622		2,724,776

Conversion of senior notes			3,110,585	311	2,488,160		2,488,471

Conversion of preferred stock	(133,732)	(13)	160,479	16	85,586		85,589

Issuance of common warrants					264,345		264,345

Expenses of private placement					(499,595)		(499,595)

Public sale of equity securities			4,800,000	480	3,839,520		3,840,000

Expenses of public offering					(468,157)		(468,157)

Stock option compensation					80,492		80,492

Net loss						(2,708,420)	(2,708,420)
Balance, December 31, 2006	-	-	10,593,111	1,059	10,607,585	(10,311,635)	297,009

Stock option compensation					40,246		40,246

Net loss						(732,490)	(732,490)
Balance, March 31, 2007	-	$-	10,593,111	$1,059	$10,647,831	$(11,044,125)	$(395,235)

See accountants' report and notes to financial statements

LIGHTSPACE CORPORATION
STATEMENTS OF CASH FLOWS

				Quarter Ended
	Year Ended December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)

Cash Flows from Operating Activities:
Net loss	$(4,104,377)	$(2,914,507)	$(2,708,420)	$(913,792)	$(732,490)
Adjustments to reconcile net loss to cash used
in operating activities:
Depreciation and amortization	23,978	28,438	43,114	7,500	10,200
Amortization of fair value of stock warrants	71,657	143,049	27,540	-	11,803
Stock option compensation cost			80,492	-	40,246
Debt and preferred stock conversion
adjustments:
Fair value of common stock issued	-	-	350,018	-	-
Fair value of common stock warrants issued	-	-	264,345	-	-
Non-cash gain on debt conversion	-	-	(890,765)	-	-
Other changes in assets and liabilities:
Accounts receivable	(35,408)	218	(17,488)	25,800	(36,240)
Inventory	(185,945)	95,734	(182,427)	(123,437)	(2,472)
Other assets	(33,054)	(81,072)	(92,863)	(41,934)	(5,171)
Accounts payable and accrued expenses	349,391	878,417	307,727	165,214	(39,656)
Deferred revenue	390,007	(429,949)	88,743	37,110	(8,737)
Net cash used in operating activities	(3,523,751)	(2,279,672)	(2,729,984)	(843,539)	(762,517)

Cash Flows From Investing Activities:
Purchases of property and equipment	(35,600)	(8,910)	(86,228)	-	(12,938)
Net cash used in investing activities	(35,600)	(8,910)	(86,228)	-	(12,938)

Cash Flows From Financing Activities:
Proceeds from notes payable	2,127,247	2,364,987	2,067,000	720,000	-
Repaymant of senior secured notes	-	-	(1,367,000)	-	-
Proceeds from sale of equity securities	-	-	3,840,000	-	-
Proceeds from sale of preferred stock	345,754	-	-	-	-
Expenses of private/public sales of securities	-	-	(967,752)	-	-
Net cash provided from financing activities	2,473,001	2,364,987	3,572,248	720,000	-

Net Increase (Decrease) in Cash/Cash Equivalents	(1,086,350)	76,405	756,036	(123,539)	(775,455)
Cash and Cash Equivalents - beginning of period	1,133,896	47,546	123,951	123,951	879,987
Cash and Cash Equivalents - end of period	$47,546	$123,951	$879,987	$412	$104,532

Supplemental Disclosures of Cash Flows
Interest paid	$45,515	$49,907	$41,987	-	-
Notes payable converted to common stock	-	$90,000	$5,839,582	-	-
Issuance of stock warrants with financings	$71,657	$143,049	$125,896	-	-

See accountants' report notes to financial statements

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

1. NATURE OF THE BUSINESS AND OPERATIONS

Lightspace Corporation (the “Company”), incorporated in August 2001 as a Delaware corporation, provides interactive lighting entertainment products to numerous industries including retail stores, family entertainment centers, theme parks, fashion shows, nightclubs, special events, stage lighting & sound, health clubs and architectural lighting and design.

The Company is subject to certain risks common to technology-based companies in similar stages of development. Principal risks to the Company include uncertainty of growth in market acceptance for the Company’s products; dependence on advances in interactive digital environments; history of losses since inception; ability to remain competitive in response to new technologies; costs to defend, as well as risks of losing, patent and intellectual property rights; reliance on limited number of suppliers; reliance on outsourced manufacture of the Company’s products for quality control and product availability; ability to increase production capacity to meet demand for the Company’s products; concentration of the Company’s operations in a limited number of facilities; uncertainty of demand for the Company’s products in certain markets; ability to manage growth effectively; dependence on key members of the Company’s management; limited experience in conducting operations internationally; and ability to obtain adequate capital to fund future operations.

The Company has incurred net operating losses and negative operating cash flows since inception. As of December 31, 2006 and March 31, 2007, the Company had an accumulated retained earnings deficit of $10,311,635 and $11,044,125, respectively. The Company has funded its operations through March 31, 2007 from the issuance of private placements of common stock and preferred stock, borrowings from stockholders and others, sales of Lightspace products, and a $3,840,000 initial public offering of its equity securities on November 2, 2006. As discussed in Note 26, on April 30, 2007, the Company closed a private placement of its equity securities resulting in aggregate proceeds to the Company of $3,751,507. The Company’s long-term success is dependent on obtaining sufficient capital to fund its operations and development of its products, bringing such products to the worldwide market, and generating sufficient sales volume to be profitable.

2 BASIS OF PRESENTATION

The accompanying financial statements at March 31, 2007 include Lightspace Emagipix Corporation, a wholly-owned subsidiary organized as of March 29, 2007. The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has incurred a net loss from operations of $732,490 for the three months ended March 31, 2007. Additionally, at March 31, 2007, the Company has accumulated net losses from operations of $11,044,125 and an accumulated stockholders’ deficit of $395,235. These factors, amongst others, indicate that there is substantial doubt that the Company will continue as a going concern. The financial statements do not include any adjustments related to the recovery of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The statement of financial position as of March 31, 2007, the statements of operations and cash flows for the three months ended March 31, 2006 and 2007, and the statement of changes in stockholders’ equity (deficit) for the three months ended March 31, 2007 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the instructions for Form S-1. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the Company’s audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position, results of its operations, cash flows, and changes in stockholders’ equity (deficit) for the three months ended March 31, 2006 and 2007. The results of operations for the interim periods are not necessarily indicative of the results that can be expected for any other interim period or any fiscal year.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
The Company recognizes revenue from the sale of its entertainment systems when all of the following conditions have been met: (1) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (2) the Company’s products have been delivered and risk of loss has passed to the customer; (3) the Company has completed all of the necessary terms of the contract including but not limited to, installation of the product and training; (4) the amount of revenue to which the Company is entitled is fixed or determinable; and (5) the Company believes it is probable that it will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, the Company defers recognition of revenue. Revenue from maintenance contracts is recorded on a straight-line basis over the term of the contract. An allowance for uncollectible receivables is established by a charge to operations, when in the opinion of the Company, it is probable that the amount due to the Company will not be collected.

Inventory
Inventories are stated at the lower of cost (first-in, first-out method) or market value.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect at the date of the financial statements the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates.

Property and Equipment
Property and equipment are recorded at cost. For financial reporting, depreciation is provided utilizing the straight-line method over the estimated three-year life for equipment and furniture and fixtures. Leasehold improvements are depreciated over the term of the lease. The Company utilizes accelerated methods of depreciation for tax reporting.

Warranty Reserve
The Company’s products are warranted against manufacturing defects for twelve months following the sale. Reserves for potential warranty claims are provided at the time of revenue recognition and are based on several factors including historical claims experience, current sales levels and the Company’s estimate of repair costs.

Advertising Expenditures
Advertising costs are expensed as incurred and are included in sales and marketing operating expenses.

Research and Development
Research and development costs are expensed as incurred.

Patent Expenditures
The legal expenses and filing fees associated with the prosecution of patent applications are expensed as incurred.

Income Taxes
Deferred tax assets and liabilities relate to temporary differences between the financial reporting bases and the tax bases of assets and liabilities, the carryforward tax losses and available tax credits. Such assets and liabilities are measured using enacted tax rates and laws expected to be in effect at the time of their reversal or utilization. Valuation allowances are established, when necessary, to reduce the net deferred tax asset to an amount more likely than not to be realized. For interim reporting periods, the Company uses the estimated annual effective tax rate.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Share
Basic and diluted net loss per common share are calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are excluded from the calculation for all periods presented as their inclusion would be anti-dilutive. Dilutive securities consist of common stock options, common stock warrants, preferred stock warrants, preferred stock and convertible debt.

Stock-Based Compensation
Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, addresses accounting for stock-based compensation arrangements, including stock options and shares issued to directors, officers and key employees under various stock-based compensation arrangements. This statement requires that the Company use the fair value method, rather than the intrinsic-value method, to determine compensation expense for all stock-based arrangements. Under the fair value method, stock-based compensation expense is determined at the measurement date, which is generally the date of grant, as the aggregate amount by which the estimated future value of the equity security at the expected date of acquisition as computed under a stock valuation model exceeds the exercise price to be paid. The resulting compensation expense, if any, is recognized for financial reporting over the term of vesting or performance. This statement was first effective for the Company on January 1, 2006 for all prospective stock option and share grants of stock-based compensation awards and modifications to all prior grants, and will have the effect of increasing the Company’s compensation costs recognized in operations from historical levels for all stock-based compensation awards and modifications of prior awards granted.

For all periods prior to January 1, 2006, the Company accounted for stock-based compensation arrangements with directors, officers and key employees utilizing the intrinsic-value method. Under this method, stock-based compensation expense was determined at the measurement date, which again is generally the date of grant, as the aggregate amount by which the current market value of the equity security exceeds the exercise price to be paid. The resulting compensation expense, if any, is recognized for financial reporting over the term of vesting or performance. The Company has historically granted stock-based compensation awards to directors, officers and key employees at an exercise price equal to the current market value of the Company’s equity security at the date of grant. Accordingly, no compensation expense has been recognized or will be recognized in the financial statements for stock-based compensation arrangements with directors, officers and key employees for grants prior to January 1, 2006.

Stock-based compensation arrangements with nonemployees or associated with borrowing arrangements are accounted for utilizing the fair value method or, if a more reliable measurement, the value of the services or consideration received. The resulting compensation expense, if any, is recognized for financial reporting over the term of performance or borrowing arrangement.

Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values due to the short term nature of the instruments.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company’s cash and cash equivalents are generally on deposit at one financial institution and, at times, exceed the federal insured limits. The Company believes that the financial institution is of high credit quality and that the Company is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Comprehensive Loss
Comprehensive loss is the same as net loss for all periods presented.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

4. OTHER CURRENT ASSETS

At December 31, 2005, other current assets included $32,676 of legal expenses associated with the Company’s 2006 contemplated sale of equity securities. In 2006, the Company successfully completed both private and public sales of its equity securities, and accordingly, the deferred legal expenses were charged to paid-in-capital.

5. INVENTORY

At December 31, 2005 and 2006 and March 31, 2007, inventory consisted of raw materials of $158,497, $274,570 and $266,706, and finished products of $13,310, $79,664 and $90,000, respectively. Included in raw materials at December 31, 2005 and 2006 and March 31, 2007 are $71,000, $202,810 and $223,654, respectively, of advance payments to suppliers for the purchase of component parts.

6. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,		March 31,
	2005	2006	2007
			(unaudited)
Furniture and fixtures	$7,548	$48,775	$48,775
Equipment	101,427	146,428	159,366
Leasehold improvements	9,300	-	-
Total property and equipment, at cost	118,275	195,203	208,141
Less accumulated depreciation and amortization	79,091	112,905	123,105
Property and equipment, net	$39,184	$82,298	$85,036

7. ACCOUNTS PAYABLE

Included in the accounts payable balances at December 31, 2005 and 2006 and March 31, 2007 are $120,021, $52,385 and $52,385, respectively, due to the former CEO of the Company, or an affiliate of such former officer, for transactions in the normal course of business. On April 21, 2006, the Company entered into a separation agreement, effective March 31, 2006, with such officer, whereby the Company agreed to pay $67,636 of the account payable balance immediately. The residual balance, $52,385, remained unpaid at December 31, 2006 and March 31, 2007. Additionally, the December 31, 2006 and March 31, 2007, the accounts payable balances include $312,000 due to the underwriter of the Company’s November 2006 public offering of equity securities for a private placement fee earned in connection with the May 3, 2006 conversion into equity securities of $2,400,000 in principal amount and accrued interest due thereon of senior secured notes as discussed in Note 10. The $312,000 private placement fee was paid in May of 2007 from the proceeds of the April 30, 2007 private placement of equity securities.

8.  ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,		March 31,
	2005	2006	2006
			(unaudited)
Earned vacation compensation	$48,574	$43,326	$43,100
Audit and tax services	38,000	37,000	37,000
Reserve for warranty	35,000	20,000	23,000
Operating lease payment differential	-	90,383	118,433
Other	20,000	10,000	17,154
Total accrued expenses	$141,574	$200,709	$238,687

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

9. SECURITYHOLDER DEBT AND EQUITY CONVERSION AND EXCHANGE

On February 9, 2006, the Company entered into a Securityholder Debt and Equity Conversion and Exchange Agreement (the “Exchange Agreement”) with holders of (1) $1,401,000 in principal amount of convertible notes and $1,538,234 in principal amount of demand notes, (2) holders of 133,732 shares of Series A convertible preferred stock and (3) existing warrantholders to provide for the terms of the debt conversion, preferred conversion and warrant exchange. The Exchange Agreement was effective upon the receipt by the Company of an aggregate investment of at least two million dollars in gross proceeds of senior secured notes. On April 27, 2006, the conditions for the closing of the Exchange Agreement having been met, the Company effected the conversion and exchange. Under the terms of the Exchange Agreement: (1) the holders of convertible and demand notes received 1,544,865 shares of common stock and exchange warrants to purchase 1,480,849 shares of common stock at exercise prices ranging from $0.80 to $7.50 per share upon conversion of their notes and any warrants issued in conjunction therewith, and the Company’s former CEO received a contingent promissory note in the principal amount of $237,381; (2) the holders of Series A convertible preferred stock received 160,479 shares of common stock upon conversion of their Series A convertible preferred stock; and (3) the holders of other existing warrants received exchange warrants to purchase 41,063 shares of common stock at an exercise price of $7.50 per warrant. As a result of the closing of the Exchange Agreement, the Company recorded a one-time net gain of $402,298. The net gain was comprised of the following:

(a) To effect the conversion of the convertible notes to common stock, the Company modified the original conversion ratios, resulting in the issuance of an additional 330,536 shares of common stock. Upon conversion, the fair value of these additional shares, $264,429 (330,536 shares at $0.80 per share), was charged to operations as debt conversion expense and as an increase to additional paid-in-capital. Under the fair value computational method utilizing a 4.89% risk-free interest rate assumption, 59% volatility factor and an expected life of three years, a value of $1,404 was assigned to the 108,534 exchange warrants to purchase 108,534 shares of common stock at an exercise price of $7.50 per warrant issued in connection with this part of the exchange. The assigned fair value of the exchange warrants was accounted for in the same manner as the additional shares of common stock issued in the conversion;

(b) To effect the conversion of the demand notes, the Company negotiated conversion rates of $0.85 to $3.00 with the noteholders, resulting in the issuance of 868,532 shares of common stock. Upon conversion, the Company recorded a one-time gain of $890,765, representing the difference between the principal and accrued interest due on the notes, $1,585,591, and the fair value of the shares issued to effect the conversion, $694,826 (868,532 shares at $0.80 per share). Under the fair value computational method utilizing a 4.89% risk-free interest rate assumption, 59% volatility factor and an expected life of three years, a value of $137,045 was assigned to the 1,011,063 exchange warrants to purchase 1,011,063 shares of common stock at exercise prices that range from $1.00 to $7.50 per warrant issued in connection with this part of the conversion. The assigned fair value of the exchange warrants was charged to operations as debt conversion expense and as an increase to additional paid-in-capital;

(c) To effect the conversion of the Series A preferred stock, the Company modified the conversion ratio from .4 shares of common stock to 1.2 shares of common stock for each share of Series A preferred stock held. This modification resulted in the issuance of an additional 106,986 shares of common stock. Upon conversion, the fair value of these additional shares, $85,589 (106,986 shares at $0.80 per share), was charged to operations as debt conversion expense and as an increase to additional paid-in-capital; and

(d) In connection with the issuance of the $237,381 contingent promissory note to the former CEO, the Company issued to such former officer, 361,252 five-year exchange warrants to purchase 361,252 shares of common stock at an exercise price of $0.80 per warrant. The fair value of the warrants at April 27, 2006 was determined to be $125,896 under the fair value computational method utilizing a 4.89% risk free interest rate assumption, 59% volatility factor and an expected life of three years. The $125,896 has been classified as deferred financing costs, chargeable to operations as additional interest expense over three years, and as an increase to additional paid-in-capital.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

10. CONVERSION OF SENIOR BRIDGE NOTES

Effective May 3, 2006, the Company and senior secured noteholders agreed to convert $2,400,000 of senior secured bridge note principal and $88,471 of accrued interest thereon, at a conversion price of $6.40 per unit, into 388,821 units plus fractional shares and warrants. Each unit consisted of (1) eight shares of common stock, (2) eight unit warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two unit warrants to purchase a total of two shares of common stock at an exercise of $1.25 per warrant: and (4) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. The Company issued to the senior secured noteholders 3,110,585 shares of common stock, 3,110,585 warrants to purchase a total of 3,110,585 shares of common stock at an exercise price of $1.00 per warrant, 777,646 warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.25 per warrant, and 777,646 warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.63 per warrant. The exchange warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire.

In connection with the conversion of the senior secured bridge notes, the Company incurred a $312,000 fee due to Griffin Securities, Inc., the placement agent for this transaction. Griffin Securities also acted as the underwriter for the Company’s public sale of equity securities, discussed below, and as the financial advisor for the Company’s private sale of equity securities on April 30, 2007.

11. FILING WITH THE SECURITIES AND EXCHANGE COMMISSION

In 2006, the Company filed a Registration Statement on Form S-1, and amendments thereto, with the Securities and Exchange Commission to register for sale a minimum of 450,000 equity units, on a best efforts all or none basis, and an additional 150,000 equity units on a best efforts basis, for a maximum of 600,000 equity units at a price per unit of $6.40. Each unit consists of: (1) eight shares of common stock; (2) eight unit warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two unit warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant.

The Registration Statement was declared effective by the Securities and Exchange Commission on October 4, 2006. On November 2, 2006, the Company closed the public offering period for the sale of its equity units. The Company sold 600,000 units at an offering price of $6.40 per unit, resulting in aggregate proceeds of $3,840,000. After repayment of principal and interest due on senior notes in the amount of $1,409,000 and expenses of the offering of $468,000, the net proceeds to the Company were approximately $1,963,000. The sale of 600,000 units sold include an aggregate of: (1) 4,800,000 shares of common stock; (2) 4,800,000 warrants to purchase a total of 4,800,000 shares of common stock at an exercise price of $1.00 per warrant; (3) 1,200,000 warrants to purchase a total of 1,200,000 shares of common stock at an exercise price of $1.25 per warrant; and (4) 1,200,000 warrants to purchase a total of 1,200,000 shares of common stock at an exercise price of $1.63 per warrant. The unit warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire.

In connection with the sale of the equity units, Lightspace issued to Griffin Securities, Inc., the underwriter, a unit purchase warrant exercisable for 102,000 equity units at an exercise price of $7.68 per unit. Each underwriter unit consists of: (1) eight shares of common stock; (2) eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. The units to be issued to Griffin Securities upon exercise of the unit purchase warrant are the same in all respects as the units sold in the public offering.

As a result of the closing of the Securityholder Debt and Equity Conversion and Exchange Agreement on April 27, 2006, the conversion of senior bridge notes to equity units on May 3, 2006, and the public sale of equity units, issued and outstanding shares of the Company’s common stock at December 31, 2006 and March 31, 2007 had increased to 10,593,111 from 977,182 at December 31, 2005. Additionally, issued and outstanding common stock warrants at December 31, 2006 and March 31, 2007 were 15,427,789, exercisable at prices that range from $0.80 to $7.50. See Note 26 with respect to the Company’s April 30, 2007 private placement of equity units.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

12.  NOTES PAYABLE

Notes payable consists of the following:

	Range of	December 31,		March 31,	April 30,
	Interest Rates	2005	2006	2007	2007
				(unaudited)
Stockholders' convertible notes	10.0%	$966,000	$-	$-	$-
Other convertible notes	12.0%	435,000	-	-	-
Stockholders' demand notes	4.0%-10.0%	693,392	-	-	-
Other demand notes	10.0%	844,842	-	-	-
Secured and guaranteed note	8.0%	250,000	-	-	-
Senior secured notes	8.0%	1,450,000	-	-	-
Contingent promissory note	8.0%	-	237,381	237,381	237,381
Convertible term note	5.0%	-	-	-	950,000
Total notes outstanding		$4,639,234	$237,381	$237,381	$1,187,381

On April 30, 2007, the Company completed the acquisition of the emagipix technology, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of a cash payment of $300,000 and the issuance of a $950,000 convertible term secured non-recourse note. See Note 26 for a discussion of the terms of the acquisition and note.

On February 9, 2006, the Company entered into the Exchange Agreement with (1) the holders of $1,401,000 in principal amount of convertible notes and $1,538,234 in principal amount of demand notes, (2) the holders of 133,732 shares of Series A preferred stock and (3) existing warrantholders to provide for the terms of the debt conversion, preferred conversion and warrant exchange. On April 27, 2006, the conditions for the closing of the Exchange Agreement having been met, the Company effected the conversion and exchange. Effective May 3, 2006, the senior secured noteholders agreed to convert $2,488,471 of senior secured bridge note principal and interest into equity securities of the Company. See Notes 9 and 10 for a discussion and explanation of the conversion and exchange adjustments.

Stockholders’ convertible notes
On April 10, 2004, in contemplation of an offering of equity securities, the Company issued unsecured demand convertible notes in the amount of $100,000 and $500,000 to the former CEO and to a stockholder of the Company, respectively. The notes were initially due the earlier of: (1) November 10, 2004; (2) consummation of an equity funding in the gross proceeds of at least three million dollars; or (3) consummation of a reorganization or merger as defined. The notes bore interest at 10% per annum and were convertible, including accrued interest thereon, after November 10, 2004 at the option of the holder into the common stock of the Company at $7.50 per share. No value was assigned to the debt conversion feature as it was anticipated that the notes would be repaid or converted to common stock in 2004. The Company also issued to the noteholders 40,975 three-year warrants to purchase 40,975 shares of Series A preferred stock at an exercise price of $10.25 per warrant. As discussed in Note 9 hereto, the notes and warrants were converted pursuant to the Exchange Agreement.

On June 8 and 23, 2005, in contemplation of a private placement of debt or equity securities, the Company issued unsecured term convertible bridge notes in the amount of $330,000 and $36,000 to a stockholder of the Company. The notes bore interest at 10% per annum. The $330,000 note was due on or at any time after June 8, 2006 and the $36,000 note was due on or at any time after July 7, 2005. The notes and accrued interest thereon were convertible, at the option of the holder, into the next debt or equity issuance of the Company prior to April 8, 2006 at the same terms and conditions of that issuance. The $330,000 note contained a late payment provision in that if the note was not repaid according to its terms, the Company was obliged to issue to the noteholder 17,600 five-year warrants to acquire 17,600 shares of common stock at an exercise price of $7.50 per warrant. No value was assigned to the debt conversion feature as it was anticipated that an offering of securities would be completed within six months and that the bridge notes would be converted. The Company also issued to the noteholder 42,000 five-year warrants to purchase 42,000 shares of the common stock of the Company at an exercise price of $12.50 per warrant. As discussed in Note 9 hereto, the notes and warrants were converted pursuant to the Exchange Agreement.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

12. NOTES PAYABLE (continued)

Other convertible notes
In November and December of 2004 and in January 2005, in contemplation of an offering of equity securities, the Company issued unsecured term convertible bridge notes in the aggregate amount of $435,000 to ten investors. The notes bore interest at 12% and had an original maturity date the earlier of May 30, 2005 or the date that the Company that consummated a public or private debt or equity offering or restructuring transaction with gross proceeds of at least $2,500,000. By mutual agreement between the Company and the noteholders, the maturity date of the notes was extended to the Company’s next sale of equity securities. The notes and accrued interest thereon were convertible, at the option of the holder, into the common stock of the Company at a base price of $17.25 per share, subject to adjustments for anti-dilution provisions. The noteholders had unlimited piggyback registration rights; however, upon signing the Exchange Agreement (see Note 9), the anti-dilution provisions and registration rights were cancelled. No value was assigned to the debt conversion feature as it was anticipated that an offering of securities would be completed by May 30, 2005 and that the bridge notes would be converted. The Company also issued to the noteholders and to a financial service firm 16,876 five-year warrants to purchase 16,876 shares of the common stock of the Company at an exercise price of $15.00 per warrant. In the event of a stock split of the Company’s common stock, the warrants were to be adjusted proportionately. As discussed in Note 9 hereto, the notes and warrants were converted pursuant to the Exchange Agreement.

Stockholders’ demand notes and other demand notes
The weighted average interest rate of stockholders’ notes at December 31, 2005 was 8.95%.

At various dates in 2005, the former CEO of the Company, with the consent of the Company, assigned $568,945 in principal amount of secured and unsecured demand notes due to such officer by the Company to others in satisfaction of obligations owed by the officer. The terms of the Company’s obligations remained unchanged. At December 31, 2005 the principal balances transferred have been classified as other demand notes outstanding. Included in stockholders’ convertible notes and stockholders’ demand notes at December 31, 2005 is $584,636 due to this former officer of the Company. As discussed in Note 9 hereto, the stockholders’ notes and other demand notes were converted pursuant to the Exchange Agreement.

On June 15, 2005, a stockholder converted $90,000 of unsecured demand notes, at an agreed upon conversion rate of $7.50 per share, into 12,000 shares of the Company’s common stock.

Secured and guaranteed note
On June 17, 2005, the Company issued a secured and guaranteed note in the amount of $250,000 to an unaffiliated investor. The note bore interest at 8% and had an original maturity date of September 17, 2005. The payment of the principal and interest due on the note was guaranteed by the pledge of the Company’s founders’ common stock. The note and accrued interest thereon were convertible, at the option of the holder, into the common stock of the Company at terms to be determined in the Company’s next sale of equity securities. On November 15, 2005, this note and the accrued interest thereon were transferred under and included in the security agreement that covers the senior secured notes.

Senior secured notes
On September 6, 2005, the Company commenced borrowing on a short-term basis from a group of new investors. The senior secured notes (bridge notes) issued under the security agreement bore interest at 8% and had an original maturity date of October 15, 2005. The bridge notes were collateralized by substantially all of the Company’s assets. The security agreement was subsequently amended to: (1) extend the maturity date to September 29, 2006; (2) transfer the $250,000 secured and guaranteed note under the terms of this agreement; and (3) provide for additional borrowing. Funds drawn down under the security agreement were subject to the Company’s ability to achieve defined objectives and other conditions. The bridge notes provided that the amounts borrowed thereunder, including accrued interest, would be converted at the same terms and conditions included in the Company’s next significant sale of equity securities. Concurrent with the signing of the security agreement, all existing Company secured noteholders agreed to subordinate their security position to the senior secured notes issued under the security agreement.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

12.  NOTES PAYABLE (continued)

The $250,000 secured and guaranteed note, including interest thereon, and $2,150,000 in principal amount of senior secured notes, including interest thereon, were converted into the Company’s common stock and common stock unit warrants on May 3, 2006, as described in Note 10.

Contingent promissory note
In connection with the securityholder debt and equity conversion on April 27, 2006, $237,381 in principal amount of existing notes held by the former CEO were converted into a $237,381 contingent promissory note. This note bears interest at an annual rate of 8% and is payable only if the Company achieves two consecutive quarters of positive EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), aggregating at least $1,000,000, or the Company raises in a registered public offering of equity securities cash proceeds of at least $10 million prior to December 31, 2008. If those conditions are not met by December 31, 2008, or the former CEO is found to be in breach of the terms of the severance agreement prior to such date, the note will not be payable and will be voided. In addition, Lightspace issued to the former CEO 361,252 exchange warrants to purchase 361,252 shares of common stock at an exercise price of $0.80 per share. The warrants expire in five years, unless the terms for the payment of the contingent promissory note are not met, in such case, the warrants expire on March 31, 2009.

13. PREFERRED STOCK

At December 31, 2005, the Company had authorized 1,000,000 shares of $0.0001 par value of preferred stock, of which 133,732 shares were issued and outstanding and designated as Series A convertible preferred stock. Under the terms of the February 9, 2006 Securityholder Debt and Equity Conversion and Exchange Agreement, on April 27, 2006 the 133,732 shares of issued and outstanding Series A convertible preferred stock were converted into 160,479 shares of the Company’s common stock (see Note 9). The 133,732 shares of Series A convertible preferred stock have been cancelled and the authority to issue further classes of preferred stock has been rescinded.

In December of 2003, the Company issued to one individual 100,000 shares of Series A convertible preferred stock at a price of $10.25 per share for aggregate proceeds of $1,025,000. During the third and fourth quarters of 2004, the Company issued an additional 33,732 shares of Series A convertible preferred stock to four individuals at a price of $10.25 per share for aggregate proceeds of $345,754.

A share of Series A preferred stock had been convertible into four-tenths of a share of the Company’s common stock at any time at the option of the holder and did not accrue dividends unless dividends are declared on common stock. Series A convertible preferred stock had four-tenths vote per share and voted with common stock on an “as if” converted basis on all matters requiring the vote of stockholders. In the event of any voluntary or involuntary liquidation, dissolution or other winding-up of the Company, the holders of Series A convertible preferred stock were entitled to receive, before any payment or distribution was made to common stockholders, an amount equal to $10.25 per share, or $1,370,753 in the aggregate.

14. COMMON STOCK

On April 18, 2006 the stockholders’ of the Company approved resolutions to increase the authorized shares of the Company’s common stock to 30,000,000, and to effect a one for 2.5 reverse stock split of the Company’s common stock effective with the closing of the Exchange Agreement, which occurred on April 27, 2006. The accompanying financial statements and notes thereto have been restated to reflect this one for 2.5 reverse stock split. On April 30, 2007 the stockholders’ of the Company approved resolutions to increase the authorized shares of the Company’s $0.0001 par value common stock to 75,000,000 authorized shares from 30,000,000 authorized shares to provide for the issuance of the equity units in the private placement that closed as of April 30, 2007 and for other corporate purposes. The accompanying financial statements have been updated to reflect this increase in authorized shares.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

14.  COMMON STOCK (continued)

At December 31, 2005 and 2006 and March 31, 2007, the Company had issued and outstanding 977,182, 10,593,111 and 10,593,111 shares of common stock, respectively. As a result of the April 30, 2007 private placement of equity securities (see Note 26), issued and outstanding shares of the Company’s common stock at April 30, 2007 increased to 15,282,495 from 10,593,111 at March 31, 2007. Additionally, issued and outstanding common stock warrants at April 30, 2007 were 23,634,205, exercisable at prices that range from $0.80 to $7.50. At March 31, 2007, the Company had issued and outstanding common stock warrants in the aggregate amount of 15,427,789, exercisable at prices that range from $0.80 to $7.50.

The Company closed the initial public offering of its securities on November 2, 2006. The Company sold 600,000 equity units, the maximum allowed, at an offering price of $6.40 per unit, resulting in aggregate proceeds to the Company of $3,840,000. The sale of 600,000 units, including a unit warrant issued to the underwriter as compensation, resulted in the issuance of: (1) 4,800,000 shares of common stock; (2) 816,000 unit warrants to purchase a total of 816,000 shares of common stock at an exercise price of $0.96 per warrant; (3) 5,616,000 unit warrants to purchase a total of 5,616,000 shares of common stock at an exercise price of $1.00 per warrant; (4) 1,404,000 unit warrants to purchase a total of 1,404,000 shares of common stock at an exercise price of $1.25 per warrant; and (5) 1,404,000 unit warrants to purchase a total of 1,404,000 shares of common stock at an exercise price of $1.63 per warrant.

As discussed in Note 10, on May 3, 2006 the Company and senior secured noteholders agreed to convert $2,400,000 of senior secured note principal and $88,471 of accrued interest, at a conversion price of $6.40 per unit, into 388,821 units plus fractional shares and warrants. The 388,821 units plus fractional shares and warrants issued by the Company to the senior secured note holders comprised the following equity securities: (1) 3,110,585 shares of common stock; (2) 3,110,585 unit warrants to purchase a total of 3,110,585 shares of common stock at an exercise price of $1.00 per warrant; (3) 777,646 unit warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.25 per warrant; and (4) and 777,646 unit warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.63 per warrant.

As discussed in Note 9, on April 27, 2006 the Company closed the Securityholder Debt and Equity Conversion and Exchange Agreement. Under the terms of the conversion and exchange agreement: (1) the holders of convertible and demand notes received 1,544,865 shares of common stock and exchange warrants to purchase 1,480,849 shares of common stock at exercise prices ranging from $0.80 to $7.50 per share upon conversion of their notes and any warrants issued in conjunction therewith, and the Company’s former CEO received a contingent promissory note in the principal amount of $237,381; (2) the holders of Series A convertible preferred stock received 160,479 shares of common stock upon conversion of their Series A convertible preferred stock; and (3) the holders of other existing warrants received warrants to purchase 41,063 shares of common stock at an exercise price of $7.50 per warrant.

On June 15, 2005, the Company issued 12,000 shares of common stock for the conversion of $90,000 of unsecured demand notes at an agreed upon conversion rate of $7.50 per share.

At December 31, 2006 and March 31, 2007, the Company had reserved 17,600,091 and 17,597,941 shares of common stock, respectively, for: (1) the exercise of issued and outstanding common stock warrants (15,427,789 shares); and (2) authorized common stock options (2,172,302 shares at December 31, 2006 and 2,170,152 shares at March 31, 2007).

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

15. LOSS PER COMMON SHARE

Basic and diluted net loss per common share are calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are excluded from the calculation for all periods presented as their inclusion would be anti-dilutive. Dilutive securities consist of common stock options, common stock warrants, preferred stock warrants, preferred stock and convertible debt.

The following potentially dilutive securities were excluded from the calculation of diluted loss per share because their inclusion would be anti-dilutive:

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(Unaudited)
Common stock options	-	72,080	1,820,490	72,080	1,218,685
Common stock warrants	16,876	99,938	15,427,789	99,938	15,427,789
Preferred stock warrants	16,390	16,390	-	16,390	-
Convertible perferred stock	53,492	53,492	-	53,492	-
Convertible debt	115,000	341,200	-	341,200	-
Total	201,758	583,100	17,248,279	583,100	16,646,474

16.  STOCK OPTION BASED COMPENSATION

Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, addresses accounting for stock-based compensation arrangements, including stock options and shares issued to directors, officers and key employees under various stock-based compensation arrangements. This statement requires that the Company use the fair value method, rather than the intrinsic-value method, to determine compensation expense for all stock-based arrangements. Under the fair value method, stock-based compensation expense is determined at the measurement date, which is generally the date of grant, as the aggregate amount by which the estimated future value of the equity security at the expected date of acquisition as computed under a stock valuation model exceeds the exercise price to be paid. The resulting compensation expense, if any, is recognized for financial reporting over the term of vesting or performance. This statement was first effective for the Company on January 1, 2006 for all prospective stock option and share grants of stock-based compensation awards and modifications to all prior grants.

In June 2006, the Company’s stockholders and Board of Directors approved adoption of the 2006 Stock Incentive Plan (the “2006 Stock Plan”), pursuant to which up to 2,118,622 incentive stock options and/or nonqualified stock options may be granted to directors, officers, key employees and consultants. In 2006 year, under the 2006 Stock Plan, the Company granted to officers and key employees 1,836,810 options to purchase 1,836,810 shares of common stock at an exercise price of $0.80 per option. The options vest ratably over a three year period and expire in ten years. Under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, the Company determined the total stock-based compensation expense for these option grants was $483,000, utilizing the following assumptions: volatility - 57%; estimated option exercise period - 2 to 3 years; risk free interest rate - 5.14% to 5.17%; and expected total forfeitures related to these option grants of 6.9%.

The provision for stock-based compensation for common stock options granted under the 2006 Stock Plan for the year ended December 31, 2006 was $80,492. The Company did not record a tax benefit related to the provision for stock-based compensation due to the Company’s net operating loss carryforwards; accordingly, the net loss for the year ended December 31, 2006 was increased by $80,492, and basic and diluted net loss per share were each increased by $0.02 per share for the year ended December 31, 2006. As of December 31, 2006, total unrecognized stock-based compensation expense related to the 2006 common stock option grants expected to be charged to operations over the next two and one-half years is estimated to approximate $403,000.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

16. STOCK OPTION BASED COMPENSATION (continued)

In the quarter ended March 31, 2007, under the 2006 Stock Plan, the Company granted to a key employee 25,000 options to purchase 25,000 shares of common stock at an exercise price of $0.80 per option. The options vest ratably over a three year period and expire in ten years. Under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, the Company determined the total stock-based compensation expense for this option grant was $8,000, utilizing the following assumptions: volatility - 53%; estimated option exercise period - 3 years; risk free interest rate - 4.54%; and expected total forfeitures related to this option grant of 0%.

The provision for stock-based compensation for common stock options granted under the 2006 Stock Plan for the quarter ended March 31, 2007 was $40,246. The Company did not record a tax benefit related to the provision for stock-based compensation due to the Company’s net operating loss carryforwards; accordingly, the net loss for the quarter ended March 31, 2007 was increased by $40,246. This provision for stock-based compensation did not change reported basic and diluted net loss per share for the quarter ended March 31, 2007. As of March 31, 2007, total unrecognized stock-based compensation expense related to the 2006 and 2007 common stock option grants expected to be charged to operations over the next two and one-quarter years is estimated to approximate $350,000.

For all periods prior to January 1, 2006, the Company accounted for stock-based compensation arrangements with directors, officers and key employees utilizing the intrinsic-value method. Under this method, stock-based compensation expense was determined at the measurement date, which again is generally the date of grant, as the aggregate amount by which the current market value of the equity security exceeds the exercise price to be paid. The resulting compensation expense, if any, was recognized for financial reporting over the term of vesting or performance. The Company has historically granted stock-based compensation awards to directors, officers and key employees at an exercise price equal to the current market value of the Company’s equity security at the date of grant. Accordingly, no compensation expense has been recognized or will be recognized in the financial statements for stock-based compensation arrangements with directors and employees for grants prior to January 1, 2006.

The following table summarizes the pro forma stock-based compensation expense and the related effect on reported results of operations for stock option grants to directors, officers and key employees for periods prior to January 1, 2006 that would have been recorded by the Company for the years ended December 31, 2004, 2005 and 2006 and the quarters ended March 31, 2006 and 2007 under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, if the Company had adopted early application thereof.

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(Unaudited)
Net loss as reported	$(4,104,377)	$(2,914,507)	$(2,708,420)	$(913,792)	$(732,490)
Pro forma stock option compensation	-	(8,903)	(7,523)	(1,881)	(704)
Pro forma net loss	$(4,104,377)	$(2,923,410)	$(2,715,943)	$(915,673)	$(733,194)

Basic and diluted net loss per share:
As reported	$(4.25)	$(3.00)	$(0.51)	$(0.94)	$(0.07)
Pro forma	$(4.25)	$(3.01)	$(0.51)	$(0.94)	$(0.07)

The fair value of stock options at the date of grant was determined under the Black-Scholes option pricing model. The assumptions utilized for the stock options granted prior to January 1, 2006 are as follows: volatility - 59%; estimated option exercise period - 2 to 3 years; risk free interest rate - 3.96%; and expected total forfeitures of 13.2%.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

17. STOCK INCENTIVE PLANS

In September 2005, the Company’s stockholders and Board of Directors approved the 2005 Stock Incentive Plan (the “2005 Stock Plan”). The 2005 Stock Plan provides that the Board of Directors may grant up to 72,080 incentive stock options and/or nonqualified stock options to directors, officers, key employees and consultants. The 2005 Stock Plan provides that the exercise price of each option must be at least equal to the fair market value of the Company’s common stock at the date such option is granted. For grants to an individual who own more than 10% of the outstanding common stock of the Company, the exercise price must be 110% of fair market value at the time of grant. Granted options expire in ten years or less from the date of grant and vest over a period not to exceed four years. At December 31, 2006 and March 31, 2007, the Company had reserved 53,680 and 51,530 shares of common stock, respectively, for options granted under the 2005 Stock Plan. Concurrent with the approval and adoption of the 2006 Stock Incentive Plan in June of 2006, no additional options can be granted under the 2005 Stock Plan.

In June 2006, the Company’s stockholders and Board of Directors approved adoption of the 2006 Stock Incentive Plan (the “2006 Stock Plan”), pursuant to which up to 2,118,622 incentive stock options and/or nonqualified stock options may be granted to directors, officers, key employees and consultants. The 2006 Stock Plan provides that the exercise price of each option must be at least equal to the fair market value of the Company’s common stock at the date such option is granted. For grants to an individual who own more than 10% of the outstanding common stock of the Company, the exercise price must be 110% of fair market value at the time of grant. Granted options expire in ten years or less from the date of grant and vest over a three year period. As of December 31, 2006 and March 31, 2007, the Company had reserved 2,118,622 shares of common stock for options granted and available for grant under the 2006 Stock Plan.

For periods prior to November 2006, the Board of Directors established the exercise price at the date of grant of a stock option after considering an extensive range of factors. Such factors include, among others, the Company’s financial performance to date, the Company’s future prospects and opportunities and recent offering prices and sales of the Company’s common stock. Subsequent to October 2006, the Board of Directors has established the exercise price at the date of grant of a stock option by reference to the Company’s common stock trading value that day on the OTC Bulletin Board.

In September 2005, the Company granted under the 2005 Stock Plan options to purchase 72,080 shares of common stock to a director, officers and key employees at an exercise price of $.83 per option, the fair market value of the Company’s common stock at that date. The 2005 option grants vest at stipulated dates over a period not to exceed four years and expire in ten years. From July 2006 through December 2006, the Company granted under the 2006 Stock Plan options to purchase 1,836,810 shares of common stock to officers and key employees at an exercise price of $.80 per option, the fair market value of the Company’s common stock at the dates of grant. For the quarter ended March 31, 2007, the Company granted under the 2006 Stock Plan options to purchase 25,000 shares of common stock to a key employee at an exercise price of $.80 per option, the fair market value of the Company’s common stock at the dates of grant. The 2006 and 2007 option grants vest over a three year period and expire in ten years.

Combined information with respect to common stock options granted under the 2005 Stock Plan and the 2006 Stock Plan is as follows (Stock option information as of March 31, 2007 and for the quarter then ended is unaudited):

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

17. STOCK INCENTIVE PLANS (Continued)

			Weighted
	Number of		Average
	Options	Exercise Price	Exercise Price
Outstanding options at January 1, 2005	-	$-	$-
Granted	72,080	0.83	0.83
Outstanding options at December 31, 2005	72,080	0.83	0.83
Granted	1,836,810	0.80	0.80
Cancelled	(88,400)	(0.80 to 0.83)	(0.81)
Outstanding options at December 31, 2006	1,820,490	0.80 to 0.83	0.80
Granted	25,000	0.80	0.80
Cancelled	(626,805)	(0.80 to 0.83)	(0.80)
Outstanding options at March 31, 2007	1,218,685	$0.80 to 0.83	$0.80

Contractual life (years) outstanding options March 31, 2007	9.25

Exerciseable options at December 31, 2005	24,685	$0.83	$0.83
Exerciseable options at December 31, 2006	85,654	$0.80 to 0.83	$0.81
Exerciseable options at March 31, 2007	32,015	$0.83	$0.83

Options available for grant at December 31, 2005	-
Options available for grant at December 31, 2006	351,812
Options available for grant at March 31, 2007	951,467

Weighted average fair value of 2006 options granted			$0.30
Weighted average fair value of 2007 options granted			$0.32

Information with respect to outstanding stock options under the 2005 Stock Plan and 2006 Stock Plan at December 31, 2006 is as follows:

	Options Outstanding			Options Exerciseable
	Number of	Average Remaining Contract	Weighted Average	Number of	Weighted Average
Exercise Price	Options	Life (years)	Exercise Price	Options	Exercise Price
$0.80	1,766,810	9 1/2	$0.80	52,964	$0.80
0.83	53,680	8 3/4	0.83	32,690	0.83
$0.80 to 0.83	1,820,490	9 1/4	$0.80	85,654	$0.81

Information with respect to outstanding stock options under the 2005 Stock Plan and 2006 Stock Plan at March 31, 2007 is as follows:

	Options Outstanding			Options Exerciseable
	Number of	Average Remaining Contract	Weighted Average	Number of	Weighted Average
Exercise Price	Options	Life (years)	Exercise Price	Options	Exercise Price
$0.80	1,167,155	9 1/4	$0.80	-	$-
0.83	51,530	8 1/2	0.83	32,015	0.83
$0.80 to 0.83	1,218,685	9 1/4	$0.80	32,015	$0.83

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

18. STOCK WARRANTS

Issued and outstanding common stock warrants of the Company are as follows:

		Exercise	December 31,		March 31,	April 30,
Type of Warrant	Date Issued	Price	2005	2006	2007	2007
					(unaudited)
Series A preferred stock	April 10, 2004	$10.25	40,975	-	-	-

Common stock warrant	December 1, 2004	$15.00	16,876	-	-	-
Common stock warrant	June 8 and 23, 2005	$12.50	42,000	-	-	-
Common stock warrant	July 15, 2005	$7.50	23,462	-	-	-
Common stock warrant	September 1, 2005	$7.50	17,600	-	-	-
$.80 exchange warrant	April 27, 2006	$0.80	-	361,252	361,252	361,252
$1.00 exchange warrant	April 27, 2006	$1.00	-	276,370	276,370	276,370
$3.00 exchange warrant	April 27, 2006	$3.00	-	649,892	649,892	649,892
$7.50 exchange warrant	April 27, 2006	$7.50	-	234,398	234,398	234,398
$0.80 unit warrant	April 30, 2007	$0.80	-	-	-	468,936
$0.96 unit warrant	November 2, 2006	$0.96	-	816,000	816,000	816,000
$1.00 unit warrant	2006 and April 2007	$1.00	-	8,726,585	8,726,585	13,884,905
$1.25 unit warrant	2006 and April 2007	$1.25	-	2,181,646	2,181,646	3,471,226
$1.63 unit warrant	2006 and April 2007	$1.63	-	2,181,646	2,181,646	3,471,226
Common stock warrants			99,938	15,427,789	15,427,789	23,634,205
Total warrants			140,913	15,427,789	15,427,789	23,634,205

On April 30, 2007 the Company closed the offering period for the private sale of equity units (see Note 26). The Company sold 586,173 units at the offering price of $6.40 per unit, resulting in aggregate proceeds to the Company of $3,751,507. The sale of 586,173 units and the issuance to the financial advisor of a unit purchase warrant exercisable for 58,617 units identical to the units sold in the private placement resulted in the issuance of: (1) 4,689,384 shares of common stock; (2) 468,936 unit warrants to purchase a total of 468,936 shares of common stock at an exercise price of $0.80 per warrant (3) 5,158,320 unit warrants to purchase a total of 5,158,320 shares of common stock at an exercise price of $1.00 per warrant; (4) 1,289,580 unit warrants to purchase a total of 1,289,580 shares of common stock at an exercise price of $1.25 per warrant; and (5) 1,289,580 unit warrants to purchase a total of 1,289,580 shares of common stock at an exercise price of $1.63 per warrant. The unit warrants are exercisable at the option of the holder at any time up until April 30, 2012, at which date the warrants expire. In the event of a division of the Company’s common stock, the warrants will be adjusted proportionately. The warrants have been classified permanently within stockholders’ equity, as upon exercise, the warrant holder can only receive the specified number of common shares. The Company has entered into a Registration Rights Agreement with the purchasers of the units, whereby the Company has agreed to file a registration statement, within 45 days of the closing, to register for resale the shares of common stock, warrants and shares of common stock issuable upon exercise of the unit warrants, included in the units issued in the private placement to investors and the financial advisor.

On April 10, 2004 the Company issued unsecured demand convertible notes in the amount of $100,000 and $500,000 to an officer/stockholder and stockholder of the Company, respectively. The Company also issued to the note holders 40,975 three-year warrants to purchase a total of 40,975 shares of Series A convertible preferred stock at an exercise price of $10.25 per warrant. The fair value of the warrants at the date of grant was determined to be $30,731 under the minimum value computation method utilizing a 2.57% risk-free interest rate assumption and an expected life of three years. The $30,731 was charged to operations as a financing cost and as an increase to paid-in capital.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

18.  STOCK WARRANTS (continued)

In November and December of 2004 and in January 2005 the Company issued unsecured term convertible bridge notes in the aggregate amount of $435,000 to ten investors. The Company also issued to the note holders and to a financial service firm 16,876 five-year warrants to purchase a total of 16,876 shares of the common stock of the Company at an exercise price of $15.00 per warrant. The fair value of the warrants at the date of grant was determined to be $40,926 under the minimum value computation method utilizing a 3.60% risk free interest rate assumption and an expected life of five years. The $40,926 was charged to operations as financing cost and as an increase to paid-in capital.

On June 8 and 23, 2005, the Company issued unsecured term convertible bridge notes in the amount of $330,000 and $36,000, respectively, to a stockholder of the Company. The Company also issued to the note holder 42,000 five-year warrants to purchase a total of 42,000 shares of the common stock of the Company at an exercise price of $12.50 per warrant. The fair value of the warrants at the date of grant was determined to be $88,200 under the minimum value computation method utilizing a 3.77% risk-free interest rate assumption and an expected life of five years. The $88,200 was charged to operations as a financing cost and as an increase to paid-in capital.

On July 15, 2005, the Company issued 23,462 five-year warrants to purchase a total of 23,462 shares of the common stock of the Company to two officers/directors of the Company in connection with their personal guarantees of Company debts. The common stock warrants had an exercise price of $7.50 per warrant. The fair value of the warrants at the date of grant was determined to be $31,089 under the minimum value computation method utilizing a 3.98% risk-free interest rate assumption and an expected life of five years. The $31,089 was charged to operations as an administrative expense and as an increase to paid-in capital.

On September 1, 2005, the Company issued 17,600 five-year warrants to purchase a total of 17,600 shares of the common stock of the Company to a noteholder/stockholder of the Company in connection with the extension of payment terms of a demand note. The common stock warrants had an exercise price of $7.50 per warrant. The fair value of the warrants at the date of grant was determined to be $23,760 under the minimum value computation method utilizing a 4.01% risk-free interest rate assumption and an expected life of five years. The $23,760 was charged to operations as a financing cost and as an increase to paid-in capital.

On April 27, 2006, the Company closed the February 9, 2006 Securityholder Debt and Equity Conversion and Exchange Agreement. See Note 9 for a comprehensive discussion and explanation of the conversion and exchange. The Company issued 1,160,660 five-year exchange warrants to purchase a total of 1,160,660 shares of common stock at exercise prices ranging from $1.00 to $7.50 per warrant. Included in the 1,160,660 exchange warrants are 149,597 exchange warrants issued upon cancellation of the 140,913 Series A preferred stock warrants and common stock warrants issued and outstanding at December 31, 2005. The exchange warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire. In the event of a division of the Company’s common stock, the warrants will be adjusted proportionately. The value of the 1,160,660 exchange warrants at April 27, 2006 was determined to be $138,449 under the fair value computational method utilizing a 4.89% risk free interest rate assumption, 59% volatility factor and an expected life of three years. The $138,449 has been charged to operations as debt conversion expense and as an increase to additional paid-in-capital.

Additionally, in connection with the securityholder conversion and exchange, $237,381 in principal amount of existing notes held by the former CEO were converted into a $237,381 contingent promissory note. The Company issued to the former CEO 361,252 exchange warrants to purchase a total of 361,252 shares of common stock at an exercise price of $0.80 per warrant. The warrants expire on April 30, 2011, unless the terms for payment of the contingent promissory note are not met, in which case the warrants will expire on March 31, 2009. The value of the warrants at April 27, 2006 was determined to be $125,896 under the fair value computational method utilizing a 4.89% risk free interest rate assumption, 59% volatility factor and an expected life of three years. The $125,896 has been classified as deferred financing costs, chargeable to operations as additional interest expense over three years, and as an increase to additional paid-in-capital. The exchange warrants have been classified permanently within stockholders’ equity, as upon exercise, the warrant holder can only receive the specified number of shares of common stock.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

18. STOCK WARRANTS (continued)

On May 3, 2006, the Company and noteholders holding $2,400,000 in principal amount of senior secured notes agreed to convert $2,488,471 of senior secured note principal and accrued interest, at a conversion price of $6.40 per unit, into 388,821 units plus fractional shares and warrants. The units that the Company issued to the senior secured note holders are comprised of: (1) 3,110,585 shares of common stock; (2) 3,110,585 unit warrants to purchase a total of 3,110,585 shares of common stock at an exercise price of $1.00 per warrant; (3) 777,646 unit warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.25 per warrant; and (4) 777,646 unit warrants to purchase a total of 777,646 shares of common stock at an exercise price of $1.63 per warrant. The unit warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire. In the event of a division of the Company’s common stock, the warrants will be adjusted proportionately. No value has been assigned to the unit warrants issued in connection with the conversion. The unit warrants have been classified permanently within stockholders’ equity, as upon exercise, the warrant holder can only receive the specified number of shares of common stock.

On November 2, 2006 the Company closed the initial public offering period for the sale of its securities. The Company sold 600,000 units, the maximum allowed, at an offering price of $6.40 per unit, resulting in aggregate proceeds to the Company of $3,840,000. The sale of 600,000 units, including warrants issued to the underwriter as compensation, resulted in the issuance of: (1) 4,800,000 shares of common stock; (2) 816,000 unit warrants to purchase a total of 816,000 shares of common stock at an exercise price of $0.96 per warrant (pursuant to the unit warrants issued to the underwriter); (3) 5,616,000 unit warrants to purchase a total of 5,616,000 shares of common stock at an exercise price of $1.00 per warrant; (4) 1,404,000 unit warrants to purchase a total of 1,404,000 shares of common stock at an exercise price of $1.25 per warrant; and (5) 1,404,000 unit warrants to purchase a total of 1,404,000 shares of common stock at an exercise price of $1.63 per warrant. The unit warrants are exercisable at the option of the holder at any time up until April 30, 2011, at which date the warrants expire. In the event of a division of the Company’s common stock, the warrants will be adjusted proportionately. No value has been assigned to the unit warrants issued in connection with the sale of units. The unit warrants have been classified permanently within stockholders’ equity, as upon exercise, the warrant holder can only receive the specified number of shares of common stock.

At April 30, 2007, March 31, 2007 and December 31, 2006, the weighted average exercise price of the common stock warrants outstanding was $1.24, $1.30 and $1.30, respectively. At April 30, 2007, the common stock warrants have an average remaining life of approximately four and one-half years.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

19.  INCOME TAXES

The Company has recorded no provisions or benefits for income taxes for any period presented due to the net operating losses incurred and the uncertainty as to the recovery of such net operating losses and other deferred tax assets as a reduction of possible future taxable income, if any. Deferred tax assets (liabilities) consist of the following:

	December 31,		March 31,
	2005	2006	2007
			(unaudited)
Operating loss carryforwards	$2,673,650	$1,353,648	$1,628,291
Research and development tax credits	123,471	68,733	73,733
Inventory reserves	2,016	59,140	58,106
Deferred revenue	15,047	50,545	47,050
Accrued expenses	257,018	47,312	50,296
Stock option compensation	-	32,197	48,295
Depreciation methods	(2,787)	16	(1,105)
Total deferred tax asset	3,068,415	1,611,591	1,904,666
Valuation allowance	(3,068,415)	(1,611,591)	(1,904,666)
Net deferred tax asset	$-	$-	$-

At December 31, 2005 and 2006 and March 31, 2007, the Company had operating loss carryforwards of approximately $6,684,000, $3,384,000 and $4,100,000, respectively, available to offset future taxable income for United States federal and state income tax purposes. At December 31, 2006 and March 31, 2007, approximately $1,846,000 of the operating loss carryforwards were restricted as to yearly usage, as discussed hereafter. The United States federal tax operating loss carryforwards expire commencing in 2021 through 2027. The state tax operating loss carryforwards expire commencing in 2007 through 2011. Additionally, at December 31, 2006 and March 31, 2007, the Company had research and development credit carryforwards of approximately $69,000 and $74,000, respectively, available to be used as a reduction of federal income taxes.

The deferred tax asset related to the operating loss carryforwards, tax credits and other items deductible against future taxable income was $3,068,415, $1,611,591 and $1,904,666 at December 31, 2005 and 2006 and March 31, 2007, respectively. The Company has provided a valuation allowance at those dates equal to the full amount of the deferred tax asset, and will continue to fully reserve the deferred tax asset until it can be ascertained that all or a portion of the asset will be realized.

The Company’s ability to use the operating loss carryforwards and tax credit carryforwards to offset future taxable income is subject to restrictions enacted in the United States Internal Revenue Code of 1986. These restrictions severely limit the future use of the loss carryforwards if certain ownership changes described in the code occur. The common stock ownership changes occurring as a result of the securityholder debt and equity conversion on April 27, 2006 and the conversion of senior secured notes on May 3, 2006 have caused defined ownership changes that have resulted in reductions and in limitations in the use of the operating loss and tax credit carryforwards. The value of the operating loss carryforwards at the date of the ownership change, $6,313,000, was reduced to approximately $1,846,000. Additionally, in future years, such reduced operating loss carryforwards of $1,846,000 can be used only to offset approximately $90,000 of taxable income per year, if any. The tax credit carryforwards at the date of the ownership change were similarly reduced and restricted. The Company unrestricted operating loss carryforwards at March 31, 2007 were approximately $2,254,000. The common stock ownership changes occurring as a result of the Company’s initial public offering on November 2, 2006 and the private placement of equity securities on April 30, 2007 have caused restrictions and limitations in the use of the Company’s unrestricted operating loss carryforwards at March 31, 2007. Therefore, in future years, the Company may be required to pay income taxes even though significant operating loss and tax credit carryforwards exist.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

19. INCOME TAXES (continued)

The following table reconciles the provision for taxes with the expected income tax obligation (recovery) by applying the United States federal statutory rate to the net loss.

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Net loss	$(4,104,377)	$(2,914,507)	$(2,708,420)	$(913,792)	$(732,490)

Expected tax benefit at statutory rate	(1,395,488)	(990,932)	(920,863)	(310,689)	(249,047)
State tax, net of federal benefit	(246,263)	(174,870)	(162,505)	(54,828)	(43,949)
Tax credits	(80,143)	(36,471)	(32,657)	(9,387)	(5,000)
Non-deductible expenses or basis difference	31,851	60,402	698,358	800	4,921
Decrease in tax loss carryforwards, 50% ownership change	-	-	1,787,096	-	-
Decrease in credits carryforwards, 50% ownership change	-	-	87,395	-	-
Increase (decrease) in valuation allowance	1,690,043	1,141,871	(1,456,824)	374,104	293,075
Provision for income taxes	$-	$-	$-	$-	$-

20.  CONCENTRATION OF CREDIT RISK

The Company had thirteen different customers that each comprised more than 10% of product sales through the three years ended December 31, 2006 and the quarter ended March 31, 2007. In each of the years ended December 31, 2004 and 2005, the Company had four different customers that accounted for $346,318, or approximately 91%, and $668,782, or approximately 68%, respectively, of total product sales. In the year ended December 31, 2006, two customers accounted for $367,851, or approximately 47% of total product sales. In the quarter ended March 31, 2007, three customers accounted for $126,334, or approximately 40% of total product sales. In the quarter ended March 31, 2006, one customer accounted for $24,905, or 100% of total product sales. The Company believes that the high percentage of product sales in each of the aforementioned periods to a small number of customers is the result of the low number of sales and the large dollar values of certain sales and is expected at this point of the Company’s operating history.

The Company is a co-employer of its employees with a professional employer organization and is dependant upon that organization to process all transactions related to payroll, payroll taxes and fringe benefits.

21. COMMITMENTS

Effective May 1, 2006, the Company entered into a five-year lease for approximately 16,000 square feet to be used for office and manufacturing operations. The terms of this new lease provide for average annual base rental payments of approximately $293,500 per year, plus an allocated percentage of the increase in the building operating costs over a defined base year operating costs.

At December 31, 2006 and March 31, 2007, the Company leased its facilities and certain equipment under non-cancelable operating leases expiring through May 2011. At December 31, 2006 future minimum annual non-cancelable operating lease commitments were as follows: 2007, $275,000; 2008, $320,000; 2009, $338,000; 2010, $346,000; and 2011, $144,000. Total rent expense for each of the years ended December 31, 2004, 2005 and 2006 and the quarters ended March 31, 2006 and 2007 was $276,468, $329,754, $364,875, $95,122 and $81,946, respectively.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

22.  RELATED PARTY TRANSACTIONS

On April 21, 2006, the Company entered into a severance agreement with the former Chief Executive Officer, pursuant to which he resigned as an officer, director and employee of Lightspace effective March 31, 2006. Under the agreement, the former CEO was paid accrued wages and vacation pay, reimbursed for recorded expenses incurred on behalf of Lightspace aggregating $47,636, paid $10,000 as severance, and paid a non-refundable $20,000 as advance payment for 100 hours of consulting work. The Company recorded all liabilities to the former CEO as of March 31, 2006. Additionally, the Company agreed to pay $20,000 against an existing accounts payable balance of $72,385 due to Immersive Promotions, an affiliate of the former CEO. At December 31, 2006 and March 31 2007, the balance due to Immersive Promotions, $52,385, remained unpaid. It is the intention of the Company to pay the remaining balance due to Immersive Promotions from cash generated from operations.

In the June 2005 quarter, the Company entered into a series of transactions with Immersive Promotions, wherein Lightspace sold to Immersive Promotions 315 interactive tiles and other systems components for $219,718. Immersive Promotions had been established as a rental and events company with the former CEO as a significant investor. Lightspace had previously determined that due to limited capital, business objectives, and the potential of conflict with current rental and promotional customers, Lightspace would not directly engage in the retail business segment of events and promotions. The transactions with Immersive Promotions were completed by a cash payment from Immersive Promotions for $110,000 and the transfer to Immersive Promotion and cancellation of $109,718 in principal amount of demand notes due to the former CEO.

Immersive Promotions’ first possible promotional event was several months in the future. In the interim the Company had several potential customers, but had exhausted the available inventory of interactive tiles. Immersive Promotions agreed with the Company to cancel and to unwind the sale and to return the unused 315 interactive tiles and other systems components. The Company paid back to Immersive Promotions $147,333, leaving the above balance due to Immersive Promotions of $72,835.

23.  SEGMENT INFORMATION

The Company conducts its operations and manages its business in one segment, the manufacture of hardware and development of software for interactive lighting entertainment. Revenues, denominated in U.S. dollars, by geographical region are as follows:

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
United States	$380,521	$748,800	$567,827	$35,564	$220,959
Asia	-	114,675	141,851	-	24,500
Europe	-	-	89,423	-	26,000
Canada	-	121,750	49,100	-	20,500
South America	-	21,253	-	-	42,000
Australia	-	19,128	-	-	-
Total	$380,521	$1,025,606	$848,201	$35,564	$333,959

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

24. OTHER FINANCIAL ANALYSIS AND INFORMATION

Advertising Expenditures
Advertising costs are expensed as incurred and are included in sales and marketing operating expenses. Advertising costs in the year ended December 31, 2006 were $35,264. In years prior to 2006 and for the quarters ended March 31, 2006 and 2007, advertising costs were not significant.

Allowance for Uncollectible Accounts Receivable
An allowance for uncollectible accounts receivable is established by a charge to sales and marketing operating expenses, when in the opinion of the Company, it is probable that the amount due to the Company will not be collected. Summarized activity with respect to the allowance for uncollectible accounts receivable is as follows:

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Balance at beginning of period	-	-	$-	-	$10,000
Provision for losses	-	-	10,000	-	-
Receivables charged against reserve	-	-	-	-	-
Balance at end of period	-	-	$10,000	-	$10,000

Inventory Reserve
A reserve for obsolete and slow moving inventory is established by a charge to product cost, when in the opinion of the Company, engineering design changes, the introduction of new products or forecasted selling prices have reduced the net realizable value of such inventory below cost. Summarized activity with respect to the inventory reserve is as follows:

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Balance at beginning of period	-	$-	$38,295	$38,295	$142,651
Provision for losses	-	38,295	196,371	-	5,000
Inventory charged against reserve	-	-	(92,015)	(13,000)	(7,585)
Balance at end of period	-	$38,295	$142,651	$25,295	$140,066

Warranty Reserve
The Company’s products are warranted against manufacturing defects for twelve months following the sale. Reserves for potential warranty claims are provided at the time of revenue recognition by a charge to product cost, and are based on several factors including historical claims experience, current sales levels and the Company’s estimate of repair costs. Summarized activity with respect to the warranty reserve is as follows:

	Year Ended December 31,			Quarter Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Balance at beginning of period	$-	$10,000	$35,000	$35,000	$20,000
Provision for warranty repairs	10,000	25,000	(4,890)	2,930	5,519
Warranty labor and materials	-	-	(10,110)	(2,930)	(2,519)
Balance at end of period	$10,000	$35,000	$20,000	$35,000	$23,000

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

25.  QUARTERLY INFORMATION (unaudited)

The following selected unaudited quarterly information has been derived from the Company’s financial statements as of the date specified and should be read in conjunction with the Company’s full-year financial statements.

	2006 Quarter Ended
	March	June	September	December

Revenue	$35,564	$192,938	$198,335	$421,364

Gross margin	(51,657)	(69,245)	(30,312)	129,333

Operating expenses	711,166	730,755	603,388	762,079

Gain on conversions (see comment below)	-	402,298	-	-

Interest expense - net	150,969	74,859	40,562	15,059

Net loss (see comment below)	(913,792)	(472,561)	(674,262)	(647,805)

Basic and diluted net loss per share	$(0.94)	$(0.11)	$(0.12)	$(0.06)

	2005 Quarter Ended
	March	June	September	December

Revenue	$632,402	$150,963	$183,070	$59,171

Gross margin	230,746	(62,558)	56,158	(23,548)

Operating expenses	667,423	539,175	553,658	803,190

Interest expense - net	107,817	204,212	118,716	121,114

Net loss	(544,494)	(805,945)	(616,216)	(947,852)

Basic and diluted net loss per share	$(0.56)	$(0.84)	$(0.63)	$(0.97)

	2004 Quarter Ended
	March	June	September	December

Revenue	$111,830	$26,608	$208,908	$33,175

Gross margin	(65,423)	(137,116)	80,898	(161,279)

Operating expenses	565,510	1,306,839	879,803	840,719

Interest expense - net	(528)	50,831	40,981	137,302

Net loss	(630,405)	(1,494,786)	(839,886)	(1,139,300)

Basic and diluted net loss per share	$(0.65)	$(1.55)	$(0.88)	$(1.18)

The quarter ended June 30, 2006 was impacted by a one-time net gain of $402,298 in connection with the closing of the Securityholder Debt and Equity Conversion and Exchange Agreement on April 27, 2006. As a result of this transaction, and the conversion of $2,488,471 of senior secured note principal and accrued interest into common stock and warrants on May 3, 2006, all as described in Notes 9 and 10, issued and outstanding shares of common stock at June 30, 2006 increased to 5,793,111 from 977,182 at March 31, 2006. The increased number of shares of common stock outstanding had the affect of reducing the net loss per share. Similarly, the December 2006 quarter’s net loss per share was reduced by the issuance of 4,800,000 shares of common stock on November 2, 2006 in connection with the closing of the Company’s initial public offering of equity securities.

Per share results for the aggregate of the four quarters may differ from full-year results, as separate computations of the weighted average number of shares outstanding are made for each quarter and for the full year.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

26. SUBSEQUENT EVENTS (unaudited)

On March 29, 2007, Lightspace Emagipix Corporation (“LEC”), a newly formed wholly-owned subsidiary of Lightspace Corporation, entered into an agreement with Illumination Design Works, Inc. to acquire the in process development technology emagipix, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of an initial cash payment of $45,000 and a cash payment of $255,000 and the issuance of a $950,000 convertible term secured non-recourse note to Illumination Design Works, Inc. upon the closing of the technology purchase.

On April 30, 2007, LEC completed the acquisition of the emagipix technology. In connection with the acquisition, the developer of the emagipix technology, Mr. Hoch, (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace. Upon employment with Lightspace as Chief Scientist, the Company granted Mr. Hoch options to purchase 250,000 shares of common stock at an exercise price of $0.80 per share.

The $950,000 convertible term secured non-recourse note bears interest at 5% per annum, payable yearly, and is due and payable on April 30, 2011. The note is secured by a pledge of 67% the stock of LEC. The principal of the note is convertible at any time up and until April 30, 2011, at the option of the holder, into the common stock of Lightspace Corporation at a conversion price of $0.80 per share, the fair market value of the Company’s common stock at April 30, 2007. Upon the occurrence of certain defined events of default by the noteholder, Lightspace has the right to convert the note to common stock at the lower of the conversion price of $0.80 or current market price of the common stock.

The Company estimates that the cost to complete the development of the emagipix technology will be between $1.5 million and $2.0 million. The Company further expects that the technology will be commercially available within three years. Lightspace accounted for the acquisition of the emagipix technology as the acquisition of in process research and development and recorded a charge to operations in the June 30, 2007 quarter approximating $1,302,000, which included legal fees incurred in connection with the acquisition.

On April 30, 2007 the Company closed a private placement of its equity units. The Company sold 586,173 units at the offering price of $6.40 per unit, resulting in aggregate proceeds to the Company of $3,751,507. After estimated expenses of the offering of $311,507, the net proceeds to the Company were approximately $3,440,000. Each equity unit consists of: (1) eight shares of common stock; (2) eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant; (3) two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant; and (4) two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. The sale of 586,173 units resulted in the issuance of: (1) 4,689,384 shares of common stock; (2) 4,689,384 warrants to purchase a total of 4,689,384 shares of common stock at an exercise price of $1.00 per warrant; (3) 1,172,346 warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.25 per warrant; and (4) 1,172,346 warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.63 per warrant. The warrants are exercisable at the option of the holder at any time up until April 30, 2012, at which date the warrants expire. In the event of a division of the Company’s common stock, the warrants will be adjusted proportionately. The warrants have been classified permanently within stockholders’ equity, as upon exercise, the warrant holder can only receive the specified number of common shares. The Company has entered into a Registration Rights Agreement with the purchasers of the units, whereby Lightspace has agreed to file a registration statement, within 45 days of the closing, to register for resale the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants, included in the units issued in the private placement to investors and the financial advisor.

In connection with the sale of the equity units, Lightspace paid Griffin Securities, Inc., the financial advisor for the private placement, a fee in the amount of $187,575 and issued to Griffin Securities a purchase warrant exercisable for 58,617 units, in the same form sold in the private placement, at an exercise price of $6.40 per unit.

The Company used a portion of the net proceeds from the private placement to complete the acquisition of the emagipix technology by the payment of the cash purchase price of $300,000. The balance of the net proceeds will be used for general working capital purposes.

LIGHTSPACE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information as to periods ending March 31, 2006 and 2007 is unaudited)

26. SUBSEQUENT EVENTS (unaudited)

As a result of the private placement, issued and outstanding shares of the Company’s common stock at April 30, 2007 increased to 15,282,495 from 10,593,111 at March 31, 2007. Additionally, issued and outstanding common stock warrants at April 30, 2007 were 23,634,205, exercisable at prices that range from $0.80 to $7.50. At March 31, 2007, the Company had issued and outstanding common stock warrants in the aggregate amount of 15,427,789, exercisable at prices that range from $0.80 to $7.50.

613,814 Units,
each Unit consisting of (i) eight shares of common stock, (ii) eight $1.00 Unit Warrants,
(iii) two $1.25 Unit Warrants and (iv) two $1.63 Unit Warrants
Lightspace Corporation

PROSPECTUS

Until ______, 2007 (90 days after the commencement of this Offering), all dealers that buy, sell or trade our securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC registration fee		$470
Legal fees and expenses		$40,000	*
Accounting fees and expenses		$20,000	*
State securities laws filing fees and expenses	$		*
Transfer agent's fees	$		*
Printing and engraving		$20,000	*
Miscellaneous		$2,955	*
Total		$83,425	*

* Estimated

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our bylaws provide for the indemnification of our directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney’s fees actually or reasonably incurred by him. Our certificate of incorporation eliminates the personal liability of directors to Lightspace or any stockholders for damages for a breach of fiduciary duty, except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law. We have not purchased insurance against costs which may be incurred by us pursuant to these indemnification provisions, nor do we insure our officers or directors against liabilities incurred by them in the discharge of their functions as such officers and directors of Lightspace.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing indemnification provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Convertible and Equity Securities

During the past three years, Lightspace has sold shares of its capital stock in the following transactions, each of which was exempt from the registration requirements of the Securities Act pursuant to the exemptions listed below. All share amounts and exercise prices relating to Lightspace capital stock have been adjusted to give effect to the one for 2.5 reverse stock split.

In July of 2003, we issued to Pankaj Tandon 40,000 shares of our common stock at a price of $9.03 per share for aggregate proceeds of $361,000. No selling commission or other compensation was paid in connection with the sale of common stock.

In December of 2003, we issued to Mr. Tandon, 100,000 shares of our Series A Preferred Stock at a price of $10.25 per share for aggregate proceeds of $1,025,000. Each share of Series A Preferred Stock was convertible into four-tenths of a share of common stock. No selling commission or other compensation was paid in connection with the sale of preferred stock.

In April of 2004 in connection with the issuance of a $100,000 unsecured convertible demand note to our former CEO, A. Kennedy Lang and a $500,000 unsecured convertible demand note to Mr. Tandon, we issued 40,975 three-year warrants to purchase 40,975 shares of our Series A Convertible Preferred Stock at an exercise price of $10.25 per warrant. No selling commission or other compensation was paid in connection with the issuance of notes and warrants.

From August 2004 to October 2004, we issued to Mr. Tandon and to three additional unaffiliated individuals, 33,732 shares of our Series A Convertible Preferred Stock at a price of $10.25 per share for aggregate proceeds of $345,754. Each share of Series A Preferred Stock was convertible into four-tenths of a share of common stock. No selling commission or other compensation was paid in connection with the sale of preferred stock.

In December of 2004 in connection with the issuance of $435,000 in unsecured term convertible bridge notes to eleven prospective investors, including Casimir Capital, Source One, Oaks Enterprises and eight unaffiliated individuals, we issued 16,876 five-year warrants to purchase 16,876 shares of our common stock at an exercise price of $15.00 per warrant. No selling commission or other compensation was paid in connection with the issuance of notes and warrants.

In June of 2005 in connection with the issuance of $366,000 in unsecured term convertible bridge notes to Mr. Tandon, we issued 42,000 five-year warrants to purchase 42,000 shares of our common stock at an exercise price of $12.50 per warrant. No selling commission or other compensation was paid in connection with the issuance of notes and warrants.

In June of 2005, we issued to Mr. Tandon 12,000 shares of our common stock upon the conversion of a $90,000 of demand note at an agreed and negotiated conversion rate of $7.50. No selling commission or other compensation was paid in connection with the sale of preferred stock.

In July of 2005, in connection with their personal guarantees of our debt, we issued to Mr. Lang and David Hoch, a cofounder and former officer, 23,463 five-year warrants to purchase 23,463 shares of our common stock at an exercise price of $7.50 per warrant. No selling commission or other compensation was paid in connection with the issuance of warrants.

In September of 2005, in connection with the extension of payment terms of a demand note, we issued to Mr. Tandon 17,600 five-year warrants to purchase 17,600 shares of our common stock at an exercise price of $7.50 per warrant. No selling commission or other compensation was paid in connection with the issuance of warrants.

Pursuant to the Exchange Agreement, as of April 27, 2006, we converted our outstanding obligations under the notes described below, other than the Bridge Notes and the Senior Notes, into shares of common stock, Exchange Warrants and the Lang Note. $1,401,000 in principal face amount of convertible Existing Notes were converted into 676,333 shares of common stock and Exchange Warrants to purchase 75,754 shares of common stock at an exercise price of $7.50 per share. $1,538,234 in principal face amount of demand Existing Notes were converted into 868,532 shares of common stock, Exchange Warrants to purchase 1,011,063 shares of common stock at exercise prices that range from $0.80 to $7.50 per share and the Lang Note, in the principal face amount of $237,381. In addition, outstanding warrants to purchase shares of Series A Preferred Stock were converted into Exchange Warrants to purchase 32,780 shares of common stock at an exercise price of $7.50 per share. No selling commission or other compensation was paid in connection with the Exchange.

Pursuant to a Bridge Note Conversion Offer and Notice, dated April 27, 2006, as of May 3, 2006, we converted the outstanding Bridge Notes into 3,110,585 shares of common stock and Unit Warrants to purchase 4,665,877 shares of common stock at exercise prices that range from $1.00 to $1.63 per share. No selling commission or other compensation was paid in connection with the Bridge Note Conversion.

On April 30, 2007 we sold in a private placement to the April 30, 2007 Private Investors 586,173 Units at the offering price of $6.40 per Unit, resulting in aggregate proceeds to Lightspace of $3,751,507. After estimated expenses of the offering of $311,507, the net proceeds to Lightspace were approximately $3,440,000. The sale of 586,173 Units resulted in the issuance of (1) 4,689,384 shares of common stock; (2) 4,689,384 $1.00 Unit Warrants to purchase a total of 4,689,384 shares of common stock at an exercise price of $1.00 per share; (3) 1,172,346 $1.25 Unit Warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.25 per share; and (4) 1,172,346 $1.63 Unit Warrants to purchase a total of 1,172,346 shares of common stock at an exercise price of $1.63 per share. The Unit Warrants are exercisable at the option of the holder at any time up until April 30, 2012, at which date the Unit Warrants expire. In the event of a division of our common stock, the Unit Warrants will be adjusted proportionately. Lightspace has entered into a Registration Rights Agreement with the purchasers of the Units, whereby we have agreed to file a registration statement to register for resale the shares of common stock, Unit Warrants and shares of common stock issuable upon exercise of the Unit Warrants, included in the Units issued in the private placement to investors and the financial advisor.

In connection with the sale of the equity units, Lightspace paid Griffin, the financial advisors for the private placement, a fee in the amount of $187,575 and issued to Griffin’s designees the Griffin Warrants, exercisable to purchase up to an aggregate of 58,617 Units, in the same form sold in the private placement, at an exercise price of $6.40 per Unit.

Debt Securities

From January 1, 2003 to March 31, 2003, we issued a $50,000 secured demand note to Mr. Lang. The note bore interest at 4% per annum. No selling commission or other compensation was paid in connection with the issuance of the note.

From April 1, 2003 to June 30, 2003, we issued $145,000 in principal amount of secured demand notes to Mr. Lang. The notes bore interest at 4% per annum. No selling commission or other compensation was paid in connection with the issuance of the notes.

From September 1, 2003 to December 31, 2003, we issued a $40,000 secured demand note to Mr. Lang. The note bore interest at 4% per annum. No selling commission or other compensation was paid in connection with the issuance of the note.

From April 1, 2004 to June 30, 2004, we issued $300,000 in principal amount of unsecured demand notes to Mr. Lang and $300,000 in principal amount of unsecured demand notes to Mr. Tandon. The notes bore interest at 10% per annum. No selling commission or other compensation was paid in connection with the issuance of the notes.

From July 1, 2004 to September 30, 2004, we issued $562,310 in principal amount of secured demand notes to Mr. Lang, $28,000 in principal amount of a secured demand note to Mr. Hoch, and $50,000 in principal amount of a secured demand note to an unaffiliated individual. The notes bore interest at 10% per annum. No selling commission or other compensation was paid in connection with the issuance of the notes.

From October 1, 2004 to December 31, 2004, we issued $130,000 in principal amount of secured demand notes to Mr. Lang. The notes bore interest at 10% per annum. No selling commission or other compensation was paid in connection with the issuance of the notes.

From January 1, 2005 to March 31, 2005, we issued $28,000 in principal amount of secured demand notes to Mr. Lang and $303,000 in principal amount of secured demand notes to L Ventures, an affiliate of Mr. Lang, and $3,000 in principal amount of a secured demand note to an officer and stockholder. The notes bore interest at 10% per annum. No selling commission or other compensation was paid in connection with the issuance of the notes.

From April 1, 2005 to June 30, 2005, we issued a $60,158 unsecured demand note to Mr. Lang, a $50,000 secured demand note to an unaffiliated individual and a $250,000 secured and guaranteed demand note to Prime Resource Inc. (“Prime”). The $250,000 secured and guaranteed note was convertible, at the option of the holder, into our common stock at terms to be determined in the next sale of equity securities. The note issued to Prime bore interest at 8% per annum and the other notes bore interest at 10% per annum. No selling commission or other compensation was paid in connection with the issuance of the notes.

From July 1, 2005 to December 31, 2005, we issued $1,450,000 in principal amount of Bridge Notes to Prime AIGH Investment Partners, LLC (“AIGH”), Blue & Gold Enterprises, Inc. and five unaffiliated individuals. Concurrent with the signing of the related senior note security agreement, all existing secured note holders agreed to subordinate their security position to the Bridge Notes. The Bridge Notes were convertible, at the option of the holders, into our common stock at terms to be determined in the next sale of equity securities. The notes bore interest at 8% per annum.

From January 1, 2006 to March 31, 2006, we issued $700,000 in principal amount of Bridge Notes to AIGH, Herschel Berkowitz and an unaffiliated individual and $20,000 in principal amount of Senior Notes to AIGH. The Bridge Notes bore, and the Senior Notes bear, interest at 8% per annum. No selling commission or other compensation was paid in connection with the issuance of the Senior Notes.

We incurred an aggregate of $312,000 in private placement fees, payable to Griffin Securities, Inc., in connection with the issuance of the Bridge Notes.

From April 1, 2006 to September 28, 2006, we issued an aggregate of $1,167,000 in principal amount of Senior Notes to AIGH, $100,000 in principal amount of Senior Notes to Herschel Berkowitz, another principal stockholder, $50,000 in principal amount of Senior Notes to an unaffiliated person and $25,000 in principal amount of Senior Notes to each of Joshua Hirsch, also a stockholder, and James Kardon, a partner at Hahn & Hessen LLP, our counsel. The notes bear interest at 8% per annum. No selling commission or other compensation was paid in connection with the issuance of the Senior Notes.

Pursuant to the Exchange Agreement, as of April 27, 2006, we issued the Lang Note to Mr. Lang. The Lang Note bears interest at a rate of 8% per annum and is payable by us only if we achieve two consecutive quarters of positive EBITDA aggregating $1,000,000, Lightspace is sold, or we raise in a registered public offering of equity cash proceeds of at least $10 million, in each case prior to December 31, 2008.

On March 29, 2007, Lightspace Emagipix Corporation (“LEC”), a newly formed wholly-owned subsidiary of Lightspace Corporation, entered into an agreement with Illumination Design Works, Inc. to acquire the in process development technology emagipix, an interactive lighting technology that utilizes electroluminescent sheets. The purchase price for the emagipix technology consisted of an initial cash payment of $45,000 upon signing the agreement and a cash payment of $255,000 and the issuance of a $950,000 convertible secured non-recourse note (the “Convertible Note”) to Illumination Design Works, Inc. upon the closing of the technology purchase. On April 30, 2007, LEC completed the acquisition of the emagipix technology. In connection with the acquisition, the developer of the emagipix technology (a former officer and co-founder of Lightspace Corporation and the principal owner of Illumination Design Works, Inc.), re-commenced employment with Lightspace.

The Convertible Note bears interest a 5% per annum, payable yearly, and is due and payable on April 30, 2011. The Convertible Note is secured by a pledge of 67% the stock of LEC. The principal of the note is convertible at any time up and until April 30, 2011, at the option of the holder, into the common stock of Lightspace Corporation at a conversion price of $0.80 per share. Upon the occurrence of certain defined events of default by the noteholder, Lightspace has the right to convert the Convertible Note to common stock at the lower of the conversion price of $0.80 or the then current market price of the common stock.

In each of the above transactions, other than the Exchange and the Bridge Note Conversion, the registrant relied on Rule 506 of Regulation D or Section 4(2) of the Securities Act for exemption from the registration requirements of the Securities Act. Each purchaser of our securities was furnished a private placement memorandum and each had the opportunity to verify the information supplied. Additionally, we obtained a signed representation from each of the purchasers in connection with the offering of our securities of his, her or its intent to acquire such securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. Furthermore, each purchaser who was an accredited investor provided a signed representation as to his status as an accredited investor as defined in Rule 501 and Section 4(6) of the Securities Act. In addition, each of the certificates or other evidence representing the securities sold carries a legend restricting transfer of the securities represented thereby.

The registrant relied on Section 3(a)(9) of the Securities Act for exemption of the Exchange and the Bridge Note Conversion from the registration requirements of the Securities Act.

Shares to Service Provider

In July of 2003, we granted a total of 532 shares of common stock at a per share price of $9.03 to a service provider in the United States in connection with certain accounting services provided to Lightspace. This transaction was exempt from registration under Section 4(2) of the Securities Act, as amended. The recipient was a service provider with whom we had a pre-existing business relationship.

Grants of Options

Periodically, we have issued options to purchase shares of common stock to bona fide employees, officers, directors and consultants who have provided services to Lightspace in transactions exempt under the Securities Act. All of such issuances were made pursuant to a plan adopted by us.

In September of 2005 we granted options for 72,080 shares of our common stock to nine employees, one officer/director and one officer. All such options are exercisable for a period of ten years commencing from date of issuance. All options are exercisable at the price of $0.83 per share. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

In July 2006, we granted options pursuant to our 2006 Stock Incentive Plan for 1,736,810 shares of common stock to officers and key employees. All such options are exerciseable for a period of ten years and vest over a three-year period. All options are exerciseable at a price of $0.80 per share.

From January 1, 2007 to May 31, 2007 we granted options pursuant to our 2006 Stock Incentive Plan for 525,000 shares of common stock to officers and a key employee. All such options are exerciseable for periods up to ten years and vest over a three-year period. All options are exerciseable at a price of $0.80 per share.

Item 16. Exhibits.

Exhibit Number	Description
5.1	Opinion of Hahn & Hessen LLP, as to the legality of the securities being registered*
23.1	Consent of Hahn & Hessen LLP (included in Exhibit 5.1)*
23.2	Consent of Miller Wachman, LLP*

* Filed herewith.

Item 17. Undertakings.

Rule 415 Offering.    The registrant will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication in the offering made by the undersigned registrant to the purchaser.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date that it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or a Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Equity Offerings of Non-reporting Registrant.    The registrant will provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Request for Acceleration of Effective Date.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Reliance on Rule 430A.    The registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boston, Commonwealth of Massachusetts, on July 5, 2007.

LIGHTSPACE CORPORATION
By:	/s/ GARY FLORINDO Gary Florindo Chief Executive Officer, President and Sole Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary Florindo Gary Florindo Chief Executive Officer, President and Sole Director (Principal Executive Officer) July 5, 2007
/s/ Louis Nunes Louis Nunes Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) July 5, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Hahn & Hessen LLP, as to the legality of the securities being registered*
23.1	Consent of Hahn & Hessen LLP (included in Exhibit 5.1)*
23.2	Consent of Miller Wachman, LLP*

* Filed herewith

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